UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

(Amendment No.   )

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SEMPRA ENERGY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SEMPRA™

2023

Notice of Annual Shareholders Meeting and Proxy Statement

May 12, 2023

March 29, 2023 Dear fellow shareholders:

I am pleased to invite you to our 2023 Annual Shareholders Meeting, which is scheduled for Friday, May 12, 2023, at 9 a.m., Pacific Time. This year’s meeting will be held virtually, and the accompanying proxy information describes how to participate and the matters to be voted on at the meeting.

In 2022, Sempra demonstrated strong growth across our three platforms – Sempra California, Sempra Texas and Sempra Infrastructure. Today, with added scale and an improved business mix, Sempra is well positioned to serve the growing needs of consumers in key markets in North America and around the world, while staying at the forefront of innovation and integrating cleaner forms of energy through our energy networks.

In part, our success turns on efforts to build a high-performance culture centered around our shared values – do the right thing, champion people and shape the future. Our vision, mission and shared values serve to strengthen the alignment of our talented and diverse workforce around our strategy and support our continued growth. Throughout the Sempra family of companies, our talented workforce continues to spearhead safety, innovation and sustainable business practices.

Our board embodies a wide range of skills and experiences that has enabled it to provide keen oversight throughout challenging macroeconomic and geopolitical conditions. In May 2022, the board appointed Cynthia J. (CJ) Warner to the role of Lead Independent Director, and Sempra has already benefited from CJ’s extensive experience in clean energy, including in operations, strategy and business development. Her leadership experience is an asset to our board and complements the diverse skills and experiences of her fellow directors and our strong commitment to good and prudent governance.

For more information about our business, our 2022 Annual Report to Shareholders is available online at www.sempra.com/2023-annual-meeting and www.proxyvote.com.

Your vote is important. Please review the accompanying materials and promptly vote your shares. As in past years, you can vote in advance of the meeting, via the Internet, by telephone, or by marking, signing, dating, and returning the accompanying proxy card or voting instruction form.

On behalf of your board of directors and management team, we appreciate your vote and thank you for your continued investment in Sempra.

Sincerely,

Jeffrey W. Martin
Chairman and Chief Executive Officer

March 29, 2023 Dear fellow shareholders:

As the new Lead Independent Director for Sempra and sitting Chair of the board’s Corporate Governance Committee, I am excited to continue working closely with my fellow board members, our CEO Jeffrey Martin, and our proven senior management team to advance Sempra’s mission to be North America’s premier energy infrastructure company. It is a privilege to have the opportunity to share my deep experience in clean energy and engineering to further this mission and to encourage continued innovation and excellence across the Sempra family of companies.

Sempra’s sustainable business strategy starts with responsible governance and effective oversight by its Board of Directors. The board is highly engaged in strategy discussions and shares management’s continued focus on creating long-term shareholder value through alignment of our capital allocation and sustainability efforts.

Our thoughtful board refreshment process, which is anchored in bringing together a group of directors with the experiences and skills to help deliver shareholder value, has helped us compose a board that is well-qualified to effectively oversee our sustainable business strategy. In addition to our refreshment efforts, the board works hard to remain educated on governance trends and develop additional skills as Sempra’s business evolves and market dynamics shift. Continuing education is provided for all directors throughout the year and, in 2022, included third-party led training on environmental, social and governance matters. Directors also continue to build critical skills outside the boardroom that deepen their expertise in key areas that are important to our business.

We believe that diversity is an important driver of strong performance. We are proud that our refreshment efforts have enhanced the diversity of our board across key characteristics including tenure, gender and racial and ethnic diversity. Of our director nominees, 56% are women or people of color. The Board also is engaged in active, ongoing dialogue with management about building a diverse, inclusive workforce that advances Sempra’s high-performance culture.

Finally, I would note our belief that a successful company must be responsive to the changing needs of its stakeholders. Listening is key to this process. Last year, the board worked with Jeff and Sempra’s senior management team to expand our shareholder engagement program, which builds on our commitment to transparent and effective two-way communication. In our 2022 engagement cycle, I had the pleasure of speaking directly with shareholders and bringing my observations and our shareholders’ comments to the board. The entire board thanks you for your time and for allowing us to gather critical input that helps shape and strengthen Sempra’s policies and initiatives.

On behalf of our entire board, we are sincerely grateful to all of our shareholders for having the opportunity to represent you and serve Sempra by continuing to build sustainable value.

Sincerely,

Cynthia J. (CJ) Warner
Lead Independent Director

Notice of Annual Shareholders Meeting	488 8th Avenue, San Diego, California 92101 (877) 736-7727

DATE AND TIME Friday, May 12, 2023 9 a.m. Pacific Time	LOCATION Virtual-only meeting at www.virtualshareholdermeeting.com/SRE2023	RECORD DATE March 17, 2023

Business Items		Board Recommendations
1.	Election of the nine director nominees named in the accompanying proxy statement	FOR each director nominee named in the accompanying proxy statement
2.	Ratification of appointment of independent registered public accounting firm	FOR ratification of appointment of independent registered public accounting firm
3.	Advisory approval of our executive compensation	FOR advisory approval of our executive compensation
4.	Advisory approval of how often shareholders will vote on an advisory basis on our executive compensation	Advisory approval of our executive compensation every 1 YEAR
5.	Amendment to our articles of incorporation to increase the number of authorized shares of our common stock	FOR amendment to our articles of incorporation to increase the number of authorized shares of our common stock
6.	Amendment to our articles of incorporation to change the company’s legal name	FOR amendment to our articles of incorporation to change the company’s legal name
7.	Amendments to our articles of incorporation to make certain technical and administrative changes	FOR amendments to our articles of incorporation to make certain technical and administrative changes
8.	Shareholder proposal requiring an independent board chairman	AGAINST shareholder proposal requiring an independent board chairman
Consideration of other matters that may properly come before the meeting and any adjournments or postponements thereof, if any

The 2023 annual meeting of shareholders (Annual Shareholders Meeting) of Sempra Energy, doing business and referred to as Sempra, will be conducted online via live audiovisual webcast. In line with our strategic focus on helping enable the energy transition and in support of the health and safety of our shareholders, employees and directors in light of the continued impact of the COVID-19 pandemic, we are holding the Annual Shareholders Meeting online in a virtual-only format that reduces the transportation costs and environmental impact of the Annual Shareholders Meeting and provides all shareholders the opportunity to attend and participate in the meeting from any location. The meeting will begin promptly at 9 a.m. Pacific time and we encourage you to access the meeting site and enter your 16-digit control number prior to the start time. Online check-in will begin at 8:30 a.m. Pacific Time, and you should allow ample time for the check-in procedures the day of the meeting.

You are eligible to participate in the Annual Shareholders Meeting, including to submit questions at the meeting and vote your shares at the meeting prior to the closing of the polls, if you were a shareholder as of the record date for the meeting and you log into the meeting site using the 16-digit control number shown on your notice about the Internet availability of our proxy materials, proxy card or voting instruction form. If you are a beneficial owner of shares held through a bank, broker or other nominee and your voting instruction form does not indicate that you may vote your shares through www.proxyvote.com, please follow the specific instructions provided by your bank, broker or other nominee to obtain a 16-digit control number that may be used to log into the meeting site. Owners of shares in any of the Employee Savings Plans, as defined in the accompanying proxy statement, may submit questions at the meeting but will not be able to vote these shares at the meeting.

Your vote is important. Whether or not you plan to attend the Annual Shareholders Meeting, we encourage you to read the accompanying proxy statement and vote your shares in advance of the meeting. To do so, you may vote via the Internet, by telephone or, if you received a paper copy of our proxy materials, by mail. Internet and telephone voting for holders of record will be available until 11:59 p.m. Eastern Time on May 11, 2023.
For specific instructions on how to attend, participate in and vote at the Annual Shareholders Meeting, see “About the Annual Shareholders Meeting and Voting” in the accompanying proxy statement and the instructions on your notice about the Internet availability of our proxy materials, proxy card or voting instruction form. Our proxy materials, including this Notice of Annual Shareholders Meeting and the accompanying proxy statement and form of proxy card or voting instruction form, are being provided to shareholders beginning on or about March 29, 2023.

April R. Robinson

Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholders
Meeting to be Held on May 12, 2023.

This Notice of Annual Shareholders Meeting, the Accompanying Proxy Statement, the Proxy Card and the
Annual Report to Shareholders are available on the Internet at www.proxyvote.com.

1

Proxy Statement Summary

This proxy statement is being provided in connection with the 2023 annual meeting of shareholders of Sempra Energy, doing business and referred to as Sempra (Annual Shareholders Meeting). This summary highlights selected information to assist you in your review of this proxy statement. It does not contain all the information you should consider, and you should read the entire proxy statement carefully before voting. More information regarding the performance of Sempra is available in the company’s Annual Report to Shareholders for the year ended December 31, 2022, which accompanies this proxy statement and is available on the Internet on the company’s website at www.sempra.com/2023-annual-meeting and on the SEC’s website at www.sec.gov. For additional information about the Annual Shareholders Meeting and voting, see “About the Annual Shareholders Meeting and Voting” below. This proxy statement and the accompanying form of proxy card or voting instruction form are first being made available to shareholders on or about March 29, 2023. All website references in our proxy materials are inactive textual references, and the information on, or that can be accessed through, such websites does not constitute a part of these materials.

Annual Shareholders Meeting Details

DATE/TIME: Friday, May 12, 2023 — 9 a.m. Pacific Time	LOCATION: www.virtualshareholdermeeting.com/SRE2023

Shareholder Voting Matters

Proposals		Board Recommendations
1.	Election of the nine director nominees named in this proxy statement	FOR each director nominee named in this proxy statement
2.	Ratification of appointment of independent registered public accounting firm	FOR ratification of appointment of independent registered public accounting firm
3.	Advisory approval of our executive compensation	FOR advisory approval of our executive compensation
4.	Advisory approval of how often shareholders will vote on an advisory basis on our executive compensation	Advisory approval of our executive compensation every 1 YEAR
5.	Amendment to our articles of incorporation to increase the number of authorized shares of our common stock	FOR amendment to our articles of incorporation to increase the number of authorized shares of our common stock
6.	Amendment to our articles of incorporation to change the company’s legal name	FOR amendment to our articles of incorporation to change the company’s legal name
7.	Amendments to our articles of incorporation to make certain technical and administrative changes	FOR amendments to our articles of incorporation to make certain technical and administrative changes
8.	Shareholder proposal requiring an independent board chairman	AGAINST shareholder proposal requiring an independent board chairman

2	2023 Proxy Statement

Proxy Statement Summary

Director Nominees

				Standing Board Committee
		Director		Memberships(A)
Name and Occupation	Age	Since	Independent	AC	CTD	CGC	SST	EC
Andrés Conesa, Ph.D. Chief Executive Officer, Grupo Aeroméxico, S.A.B. de C.V	53	2017
Pablo A. Ferrero Independent energy consultant	60	2013
Jeffrey W. Martin Chairman of the Board, Chief Executive Officer and President, Sempra	61	2018
Bethany J. Mayer Executive Advisor, Siris Capital Group LLC	61	2019(B)
Michael N. Mears Retired Chairman, President and Chief Executive Officer, Magellan Midstream Partners L.P.	60	2018
Jack T. Taylor Retired Chief Operating Officer – Americas and Executive Vice Chair of U.S. Operations, KPMG LLP (U.S.)	71	2013
Cynthia L. Walker Chief Executive Officer, TES Americas, and Chief Strategy Officer, TES Group	46	2018
Cynthia J. Warner Retired President and Chief Executive Officer, Renewable Energy Group, Inc.	64	2019
James C. Yardley Retired Executive Vice President, El Paso Corp.	71	2013
Board committees with 100% independent director membership
Committee Member	Committee Chair	Audit Committee Financial Expert	Lead Independent Director
(A)	Director nominee membership in the following standing board committees and other designations as of the mailing date of this proxy statement:
AC = Audit Committee	CTD = Compensation and Talent Development Committee	CGC = Corporate Governance Committee	SST = Safety, Sustainability and Technology Committee	EC = Executive Committee
(B)	Ms. Mayer previously served as a director from February 2017 through November 2018.

2023 Proxy Statement	3

Proxy Statement Summary

Director Nominee Composition

Our board has made it a priority to develop and support a high-performance culture for our board, our management and the rest of our workforce. At the board level, the board seeks directors with diversity of skills and experience and of gender and ethnicity, among other things. To assist our board in maintaining its focus on board diversity, we conduct an annual assessment of each director’s skills, qualifications and experience as well as an annual board evaluation that are each fundamental to the board’s process for assembling a group of directors with a diverse and appropriate mix of experience, competencies and backgrounds. The board uses the results of the assessment and evaluation to critically analyze its effectiveness and skill set, which helps position the board to oversee Sempra’s current and future strategies and operations.

We have a strong track record of board refreshment. We have added four new directors since the beginning of 2018, which includes Jeffrey W. Martin but does not include Bethany J. Mayer due to her prior board service. Under the standards established by the New York Stock Exchange (NYSE), Mr. Martin is not an independent director due to his ongoing service as our Chairman, Chief Executive Officer and President.

Strong Governance Practices

Supported by feedback from our shareholders, we believe our practices and policies described below reflect strong corporate governance practices.

•	Lead Independent Director with clearly defined and robust responsibilities
•	Annual election of all directors
•	Proxy access right for shareholder nominations of director candidates
•	Majority-vote and resignation policy for directors in uncontested elections
•	Shareholders representing in the aggregate 10% or more of our outstanding shares may call a special meeting of shareholders
•	Comprehensive, ongoing succession planning for key executives by the board
•	Strong history of board refreshment designed to maintain balanced and diverse board composition and tenure
•	Directors should not be nominated to stand for election after attaining age 75
•	Board-level oversight of sustainability, including enhanced focus of Safety, Sustainability and Technology Committee on environmental, social and governance (ESG) matters
•	Board-level oversight of human capital management, including diversity and inclusion initiatives
•	Annual board, director and standing committee evaluations (except for Executive Committee)
•	Eight of our nine director nominees are independent directors under NYSE independence standards
•	NYSE-required board committees are composed of 100% independent directors
•	Director overboarding policy revised in 2020 to align with the preferences and policies of many of our shareholders
•	Executive sessions of non-management directors at all regular board meetings
•	Prohibition on hedging or pledging company stock
•	Robust share ownership guidelines for directors and officers
•	100% attendance of directors at board and committee meetings in 2022
•	Active shareholder engagement, including with our Lead Independent Director and the Chair of our Corporate Governance Committee
•	Code of conduct applicable to directors and principal and executive officers, as well as a separate code of conduct applicable to all employees

4	2023 Proxy Statement

Proxy Statement Summary

Business and Performance

Company Overview

Sempra’s businesses invest in, develop and operate energy infrastructure and provide electric and gas services to customers, all in North America. Our mission is to be North America’s premier energy infrastructure company, and we are primarily focused on transmission and distribution investments, among other areas, that we believe are capable of producing stable cash flows and earnings visibility, with the goal of delivering safe, reliable and increasingly clean forms of energy to customers and increasing shareholder value.

Sempra California and Sempra Texas	Sempra Infrastructure
•We own regulated electric and gas utilities in California and hold significant interests in regulated electric utilities in Texas.
•We expect our utility businesses to continue to require investments in critical transmission and distribution infrastructure, support the build-out of a cleaner energy system and remain focused on delivering cleaner, safer and more reliable energy.

•Our energy infrastructure business is primarily focused on supporting the clean energy transition by investing in clean power and energy networks in the U.S. and Mexico, together with infrastructure to support liquefied natural gas (LNG) exports to foreign markets. We believe diverse sources of energy will continue to be important domestically and internationally.
•Our revenues for these businesses generally are tied to long-term contracts with counterparties we believe are creditworthy.

In addition to focusing on key markets in North America, we are making critical investments in the portion of the energy value chain where we target attractive risk-adjusted returns:

Everything we do is guided by our vision, mission and values.

2023 Proxy Statement	5

Proxy Statement Summary

Performance

Financial Performance Highlights

In 2022, our GAAP earnings per common share (EPS) was $6.62 and our adjusted EPS was $9.21.(1)(2) Our 2022 achievements build on our strong long-term financial performance. Our GAAP EPS was $3.48 in 2012, $1.01 in 2017 and $6.62 in 2022. Since 2012, we have delivered consistently strong adjusted EPS growth, increasing adjusted EPS from $4.32 in 2012 to $5.51 in 2017 and to $9.21 in 2022.(2)

This performance has contributed to our robust long-term growth and shareholder value creation. Our total shareholder return has outpaced the return of the S&P 500 Utilities Index during the past one, five, 10 and 20 years. In addition, our market capitalization almost tripled over the past 10 years from $17 billion at the end of 2012 to $49 billion at the end of 2022.

The company has a long track record of returning value to shareholders:

•

Strong Dividend Growth: The compound annual growth rate (CAGR) of our common stock dividend exceeded the median CAGR for companies in the S&P 500 Utilities Index over the past three, five and 10 years.

•	13 Consecutive Years of Dividend Increases: From 2010 to 2022, we increased our annual dividend from $1.56 to $4.58 per common share. The Board of Directors raised the dividend for the thirteenth consecutive year in 2023, increasing the dividend to $4.76 per common share on an annualized basis.
•	Share Repurchases: The company’s strong dividend is coupled with $1.25 billion of share repurchases since July 2020, including $750 million of share repurchases that have been completed since November 2021.
Long-Term Growth(3)

Total Shareholder Return(5)

Figures 1 and 2
(1)	GAAP means generally accepted accounting principles in the United States of America.
(2)

Adjusted EPS is a non-GAAP financial measure. Adjusted EPS for the years ended December 31, 2012 and 2017 have been updated from their original presentation to exclude additional items to conform to the presentation for the year ended December 31, 2022. For a reconciliation of GAAP EPS to adjusted EPS, see Appendix A to this proxy statement.

(3)	As of or for the years ended December 31, 2012, 2017 and 2022, as the context requires.
(4)	Dollars in billions.
(5)	For periods ended December 31, 2022.

6	2023 Proxy Statement

Proxy Statement Summary

Strategic Performance Highlights

Key strategic and operational accomplishments are highlighted below:

Sempra

Sempra executed on its disciplined strategy with a focus on investing in energy infrastructure, resulting in strong financial performance	Sempra more than doubled its utility rate base from 2017 through 2022 by investing in the #1 and #2 economies in the United States(1)	Sempra was ranked #1 ESG Utility Leader by Investor’s Business Daily

Sempra California

SDG&E completed Cleveland National Forest Fire Hardening + Safety Project	SDG&E received California Public Utilities Commission (CPUC) approval for 200 MW of utility-owned energy storage	SDG&E deployed the region’s first vehicle-to-grid project using local electric school buses capable of sending power to the grid

SoCalGas achieved voluntary 5% RNG blending target(2)	SoCalGas received CPUC approval for a memorandum account to track spending for preliminary development of Angeles Link, a strategic dedicated hydrogen pipeline(3)	SoCalGas achieved approximately 37% methane reductions below 2015 levels through 2021, nearly at the state’s goal of 40% by 2030

Sempra Texas

Oncor released sustainability financing framework and issued $400 million of green bonds in May 2022	Oncor executed its $3 billion 2022 capital plan	Oncor announced a vehicle-to-grid collaboration with Toyota Motor North America, the first utility collaboration for Toyota around battery electric vehicles

Sempra Infrastructure

Sempra sold a 10% noncontrolling interest in Sempra Infrastructure Partners (SI Partners) to an affiliate of Abu Dhabi Investment Authority (ADIA) for $1.7 billion in cash(4)	Sempra Infrastructure advanced development of Hackberry Carbon Sequestration project advancing net-zero greenhouse gas emissions strategy(3)	Sempra Infrastructure began commercial operations of its refined products storage terminal in Puebla, Mexico

(1)

Rate base for San Diego Gas & Electric Company (SDG&E) and Southern California Gas Company (SoCalGas) represents 13-month weighted-average, excluding construction work in progress (CWIP). Rate base reflects 100% of Oncor Electric Delivery Company LLC’s (Oncor) and Sharyland Utilities, L.L.C.’s actual year-end rate base as of December 31, 2017 and 2022. Economy rankings based on gross domestic product (GDP) according to the U.S. Bureau of Economic Analysis (BEA).

(2)	In 2022, SoCalGas delivered 5% renewable natural gas (RNG) to its “core service” as defined in SoCalGas’ Tariff Rule No. 23.
(3)	The ability to complete major construction and development projects is subject to a number of risks and uncertainties and there can be no assurance of completion.
(4)	Amount of proceeds includes post-closing adjustments and is net of transaction costs.

2023 Proxy Statement	7

Proxy Statement Summary

Executive Compensation

2022 Compensation Overview

Our executive compensation program is designed to attract, motivate and retain key executive talent and promote strong, sustainable long-term performance. We place an emphasis on variable performance-based pay, with each component designed to promote value creation and alignment of our management team’s compensation with our long-term strategic objectives.

Chief Executive Officer Target Total Direct Compensation

Performance-Based Annual Bonus	Long-Term Equity-Based Incentives(1)
80% ABP Earnings (as defined below) • Provides an accurate, comprehensive, and understandable picture of annual financial performance

Performance-Based Restricted Stock Units (weighted at two-thirds, collectively)

• One-third based on 3-year relative total shareholder return (TSR), allocated evenly between

• Relative TSR vs. S&P 500 Utilities Index(2)

• Relative TSR vs. S&P 500 Index

•   One-third based on 3-year EPS CAGR with payout scale set based on forward consensus estimates of EPS CAGR of S&P 500 Utilities Index peers(2)

12% Safety Measures (as defined below) • Promotes safe and responsible operations and the safety of customers and employees
8% ESG Measures (as defined below) • Promotes sustainable operations and strong governance
Stock Options (weighted at one-third) • Focus on growth and shareholder alignment
(1)	As used in this proxy statement, the term “long-term equity-based incentives” refers to the annual long-term incentive plan (LTIP) awards granted on January 3, 2022.
(2)

For purposes of long-term equity-based incentives and labor market reviews, all references to the S&P 500 Utilities Index or our S&P 500 Utilities Index peers refer to the companies constituting the S&P 500 Utilities Index, excluding water companies.

Note: The Chief Executive Officer’s pay mix at target is based on 2022 annual base salary, 2022 target performance-based annual bonus and the target grant date value of 2022 long-term equity-based incentives.

2022 Compensation Decisions and Outcomes

Base Salary. Mr. Martin received a 2022 annual salary planning increase of 3.7% and increases for the other named executive officers ranged from 0% to 6.4%. Ms. Sedgwick, who did not receive a base salary increase in 2022, received a 17.9% promotional increase effective December 20, 2021 in connection with her promotion to Chief Administrative Officer.

Performance-Based Annual Bonus. Our 2022 target earnings for annual bonus plan purposes (ABP Earnings) were $2,657 million, an increase of $289 million, or 12%, over our 2021 target ABP Earnings of $2,368 million, and $99 million higher than our 2021 actual ABP Earnings of $2,558 million. The $159 million range between the 2022 ABP Earnings target and maximum goals also continues the trend of broadening this range, which was $142 million in 2021 and $81 million in 2020. Our 2022 ABP Earnings were $2,947 million, an increase of more than 15% above 2021 ABP Earnings. In determining ABP Earnings for 2022, the Compensation and Talent Development Committee made certain predefined adjustments to GAAP earnings. See “Reconciliation of GAAP Earnings to ABP Earnings” on page 62 and Appendix D to this proxy statement for additional information. Based on performance on ABP Earnings, and on the pre-defined employee and public safety measures (Safety Measures) and environmental, social and governance measures (ESG Measures), 2022 annual bonuses were achieved at 191.79% of target.

Long-Term Equity-Based Incentives. Long-term equity-based incentives are the largest single component of the total 2022 target compensation package for each named executive officer. In accordance with our pay-for-performance philosophy, 100% of our Chief Executive Officer’s 2022 annual LTIP award was performance-based, with one-third of the award’s grant date value tied to relative TSR performance, one-third tied to EPS growth and one-third in nonqualified stock options, which the Compensation and Talent Development Committee views as performance-based because their value depends on our stock price increasing over time. The overall payout for the 2020-2022 LTIP awards based on relative TSR and EPS growth was 140% of target.

8	2023 Proxy Statement

Proxy Statement Summary

Voting Information

Eligibility: Shareholders of our common stock at the close of business on the record date, March 17, 2023, are entitled to notice of the Annual Shareholders Meeting and to vote their shares as described below on each of the proposals to be voted on at the meeting. Each share of common stock is entitled to one vote on each of the director nominees named in this proxy statement and one vote on each of the other proposals to be voted on at the meeting.

Voting by Shareholders of Record: Shareholders of record may vote in the following ways:

Using the Internet at www.proxyvote.com or scanning the QR code included in your proxy materials	Calling 1-800-690-6903 in the U.S. and Canada	Mailing your marked, dated and signed proxy card	Attending the Annual Shareholders Meeting at www.virtualshareholdermeeting. com/SRE2023

For Internet and telephone voting in advance of the meeting, you will need to have your notice about the Internet availability of our proxy materials or proxy card available and use the company number and account number shown on the notice and card. Internet and telephone voting in advance of the meeting are available for shareholders of record until 11:59 p.m. Eastern Time on May 11, 2023.

Voting By Other Shareholders: Beneficial owners of shares should follow the voting instructions provided by their bank, broker or other nominee. If you hold shares in any of the Employee Savings Plans, as defined in Question 12 under “About the Annual Shareholders Meeting and Voting” below, your voting instructions with respect to such shares must be received by 8 a.m. Eastern Time on May 9, 2023 for the trustee of the plans to vote your shares in accordance with your instructions. See Question 12 below for additional information.

2023 Proxy Statement	9

Corporate Governance

Generally, our business and affairs are managed and all corporate powers are exercised by or under the direction of our Board of Directors. Under our shared governance model, the board establishes fundamental corporate policies and oversees the performance of the company as well as our Chairman and Chief Executive Officer and the other officers to whom the board has delegated authority to manage our day-to-day business operations.

The board has adopted Corporate Governance Guidelines that set forth expectations for director performance, director independence standards, board committee structure and functions, and other policies for the company’s governance. It also has adopted a Code of Business Conduct and Ethics for Directors and Principal and Executive Officers, which applies to each member of the Board of Directors of Sempra, the principal executive, financial and accounting officers (or persons performing similar functions) of Sempra, SDG&E and SoCalGas and all other executive officers of Sempra. Several standing and ad hoc committees assist the board in carrying out its responsibilities, and each standing committee operates under a written charter adopted by the board.

Our Corporate Governance Guidelines, standing committee charters, including our Audit, Compensation and Talent Development and Corporate Governance Committee charters, Code of Business Conduct and Ethics for Directors and Principal and Executive Officers and Code of Business Conduct that applies to all employees of Sempra and any subsidiary or other entity as to which Sempra has majority ownership and control, are all posted on our website at www.sempra.com under the “Corporate governance” tab of the “Investors” tab. Paper copies may be obtained upon request by writing to the attention of our Corporate Secretary at Sempra’s principal executive offices at 488 8th Avenue, San Diego, California 92101. If we either (i) amend a provision of our Code of Business Conduct and Ethics for Directors and Principal and Executive Officers and the amendment relates to any element of the code of ethics definition set forth in Item 406(b) of Securities and Exchange Commission (SEC) Regulation S-K or (ii) grant to our principal executive officer, principal financial officer or principal accounting officer or controller a waiver, including an implicit waiver, from a provision of our Code of Business Conduct and Ethics for Directors and Principal and Executive Officers and the waiver relates to one or more of the elements of the code of ethics definition set forth in Item 406(b) of SEC Regulation S-K, then we intend to describe on our website under the “Corporate governance” tab of the “Investors” tab the date and nature of any such amendment or waiver and, if applicable, the name of the person to whom the waiver was granted, or if we do not make such disclosure on our website, we will include it in a current report on Form 8-K filed with the SEC.

Board of Directors

Functions

In addition to its general oversight role, our Board of Directors performs a number of specific functions, including, among others:

•  Selecting our Chief Executive Officer and overseeing his or her performance and that of other senior management in the operation of the company

•  Reviewing and monitoring strategic, financial and operating plans and budgets and their development and implementation by management

•  Assessing and monitoring risks to the company’s business and evaluating and overseeing risk management strategies

•  Reviewing and approving significant corporate actions

•  Fostering the company’s values-driven culture and reviewing and monitoring processes designed to maintain the company’s integrity, including financial statements, compliance with law and ethics and relationships with shareholders, employees, customers, suppliers and other stakeholders

•  Planning for management succession

•  Nominating directors, evaluating board effectiveness, appointing board committee members and overseeing effective corporate governance

Leadership Structure

The Board of Directors retains the flexibility to determine, from time to time on an ongoing basis, whether the offices of Chief Executive Officer and Chairman of the Board should be combined or separated and whether an independent director should serve as Chairman of the Board. This flexibility permits the board to organize its functions and conduct its business in a manner it deems most effective in then-prevailing circumstances, and to select the individual it considers to be best-suited to serve as Chairman of the Board at any particular time. The non-management directors have historically evaluated the board’s leadership structure on an annual basis and expect to continue to do so, and their board leadership decisions are made based on their determination of the leadership structure that is in the best interests of our company and our shareholders at the time. Currently, Jeffrey W. Martin serves as both our Chief Executive Officer and our Chairman of the Board. In each annual evaluation of its leadership structure since Mr. Martin’s appointment to these roles, the board has considered various matters, including his qualifications, experience and performance as Chairman, the company’s performance under the existing board leadership structure, the benefits of different leadership structures in facilitating board effectiveness, the composition of the board and the role of our independent directors, and feedback from our shareholders. See “Shareholder Proposal—Proposal 8: Shareholder Proposal Requiring an Independent Board Chairman,” including the board’s statement opposing the shareholder proposal, for more information about these annual evaluations.

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Corporate Governance

An important part of the board’s annual deliberations on its leadership structure is the overall composition of the board and the strong role of the company’s independent directors. During periods in which we do not have an independent Chairman of the Board, our Corporate Governance Guidelines require the independent directors to select annually an independent director to serve as the Lead Independent Director (which is referred to as the “Lead Director” in our bylaws). If a Lead Independent Director is appointed, the role has broad powers and responsibilities. The position and role of the Lead Independent Director is intended to expand lines of communication between the board and members of management and it is not intended to reduce the free and open access and communications that each director has with other directors and members of management. Cynthia J. Warner, who has been a director since 2019, was appointed as the Lead Independent Director immediately following our 2022 annual shareholders meeting. Our robust Lead Independent Director role includes the following functions and responsibilities:

•  Provide leadership to the Board of Directors if circumstances arise in which the role of the Chairman of the Board may be, or may be perceived by the Lead Independent Director or by the other independent directors to be, in conflict

•  Preside at all meetings of the Board of Directors at which the Chairman of the Board is not available

•  Organize, convene and preside over executive sessions of the non-management directors

•  Act as the principal liaison between the independent directors and the Chairman of the Board and Chief Executive Officer

•  Review and approve all board and committee agendas and approve information sent to the board, providing input to management on the scope and quality of such information

•  Consult with the Chairman of the Board, Chief Executive Officer and committee Chairs regarding the topics and schedules of the meetings of the board and its committees and approve such schedules to assure that there is sufficient time for discussion of all agenda items

•  Call a special meeting of the Board of Directors or the independent directors at any time, at any place and for any purpose

•  In consultation with the Chief Executive Officer, assist the board, the Corporate Governance Committee and management in complying with the Corporate Governance Guidelines

•  Be available for consultation and direct communication with the company’s major shareholders

•  Collect and communicate to the Chairman of the Board and Chief Executive Officer the views and recommendations of the independent directors relating to his or her performance, other than with respect to the annual performance review

•  Consult with the Corporate Governance Committee as part of the committee’s review of director nominations and recommendations of director candidates

•  Together with the Chair of the Corporate Governance Committee and the Chairman of the Board, has the authority to extend the board’s invitation to selected candidates to join or be nominated for election to the board

•  Consult with directors regarding acceptance of memberships on other boards to assure that multiple board service does not conflict or otherwise interfere with such directors’ service to the company

•  Led by the Compensation and Talent Development Committee and together with the Chairman of the Board, report annually to the board on succession planning, including policies and principles for executive officer selection

•  Perform such other duties as may be assigned from time to time by the independent directors

We conducted an extensive shareholder outreach program in our 2022 engagement cycle regarding our board leadership structure and various other matters, in which we reached out to shareholders representing approximately 63% of our total outstanding shares of common stock and we engaged with holders of approximately 40% of our outstanding shares of common stock. Among the shareholders with whom we engaged, the majority (in terms of number of shares represented) either has no preference for an independent Chairman of the Board or has no preference for an independent Chairman of the Board after taking into account certain additional factors, including that there is a Lead Independent Director with significant duties, as is the case at Sempra.

The Board of Directors believes its independence and oversight of management and company risks are maintained effectively through its flexible leadership structure, including the robust role of the Lead Independent Director, the strong role of our independent directors generally and the board’s overall composition, which currently includes 10 independent directors (91% of the board) and 100% independent director composition of all NYSE-required board committees, and our other sound corporate governance policies and practices.

Based on the foregoing and other factors, the Board of Directors determined in its most recent evaluation of the board’s leadership structure, and continues to believe, that combining the roles of Chief Executive Officer and Chairman of the Board continues to best serve the interests of Sempra and our shareholders.

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Corporate Governance

Director Independence

The Board of Directors determines the independence of each of our directors and director nominees by applying the independence standards established by the NYSE. These standards provide that a director is independent only if the board affirmatively determines that the director has no direct or indirect material relationship with the company. Material relationships may include, depending on the circumstances, commercial, industrial, banking, consulting, legal, accounting, charitable, family and other business, professional and personal relationships. These standards also identify various relationships that preclude a determination of director independence.

Applying these standards, the board annually reviews and determines the independence of each of the company’s directors and director nominees. In its most recent review, the board considered, among other things: each non-employee director’s directorships, employment or other service relationships, significant ownership, other affiliations and any of the foregoing relationships of a director’s immediate family members, in each case with or of organizations with which Sempra or any of its subsidiaries or other entities as to which it has majority ownership does business; the absence of any employment relationship between Sempra or any of its subsidiaries or other entities as to which it has majority ownership and each director and his or her immediate family members; the absence of any of the other specific relationships that would preclude a determination of independence under NYSE independence standards; the absence of any affiliation of each director or his or her immediate family members with the company’s independent registered public accounting firm, compensation consultants, legal counsel or investment banks; the absence of any transactions in which a director or his or her immediate family members has a direct or indirect material interest that would require disclosure in this proxy statement under SEC rules regarding related person transactions; and any discretionary contributions we may make to non-profit organizations with which a director or his or her immediate family members are associated. In assessing the materiality of director relationships, the board broadly considers all relevant facts and circumstances both from the standpoint of the director and also from that of persons or organizations with which the director has an affiliation.

Based on this review, the board has affirmatively determined that each of the following non-employee directors, each of whom is a director nominee standing for reelection at the Annual Shareholders Meeting, is an independent director:

Andrés Conesa	Bethany J. Mayer	Jack T. Taylor	Cynthia J. Warner
Pablo A. Ferrero	Michael N. Mears	Cynthia L. Walker	James C. Yardley

Based on its review, the board also has affirmatively determined the independence of Alan L. Boeckmann and Maria Contreras-Sweet, who are currently directors but are not standing for reelection as directors in 2023 and will retire from the board immediately following our Annual Shareholders Meeting. Mr. Martin cannot be considered an independent director due to his position as an executive officer of the company.

Director Share Ownership Guideline

The board has established a director share ownership guideline to further strengthen the link between director and shareholder interests. For each of our non-employee directors, the guideline calls for ownership of a number of shares of our common stock having a value of five times the director’s annual base retainer of $90,000, resulting in an ownership guideline equal to $450,000. For these purposes, in addition to shares of our common stock owned directly, share ownership includes phantom shares into which compensation has been deferred and unvested service-based restricted stock units. The Compensation and Talent Development Committee annually reviews adherence to this guideline, which is expected to be attained within five years after becoming a director. Following its review in 2022, the Compensation and Talent Development Committee determined that all of our non-employee directors meet or exceed this guideline.

The board also has established officer share ownership guidelines. For information about these guidelines, see “Executive
Compensation—Compensation Discussion and Analysis—Share Ownership Guidelines.”

Director Overboarding Policy

Our director overboarding policy was revised in 2020 to align with shareholder feedback and the voting policies of some of our major shareholders. Pursuant to the policy, any director or director nominee who is a named executive officer of a public company should not serve on more than two public company boards (including the board of the company for which the director serves as a named executive officer), and such directors and director nominees will be expected to become compliant with this policy in advance of being nominated to stand for election at Sempra’s next annual shareholders meeting. In addition, any director or director nominee who is not also a named executive officer of a public company should not serve on more than four public company boards (including our board). Finally, our Corporate Governance Guidelines provide that no member of the Audit Committee may serve on more than a total of three audit committees of public companies (including our Audit Committee) unless the board affirmatively determines that a director’s multiple service on audit committees does not impair the director’s effectiveness on our Audit Committee.

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Corporate Governance

Board, Committee and Shareholder Meetings

At regularly scheduled board and committee meetings, directors review and discuss management reports regarding the company’s performance, prospects and plans, as well as significant opportunities and material risks facing the company and other matters the board considers germane to fulfilling its responsibilities. At least once a year, the board reviews management’s long-term strategic and financial plans, including an annual detailed and comprehensive strategy discussion. The Chairman of the Board or, in certain circumstances as described in “Leadership Structure” above, the Lead Independent Director, presides over each board meeting.

At executive sessions, directors convene in both director-only sessions and sessions with only non-management directors to discuss issues such as succession planning, Chief Executive Officer performance and compensation (the Chief Executive Officer is not present for deliberations or approvals of his own compensation), executive development, board performance and other matters deemed relevant. An executive session is held at each regular board meeting, and any director may call for an executive session at any board meeting. The Lead Independent Director presides over executive sessions in which the Chairman of the Board is not present.

The Chairman of the Board proposes the agenda and schedule for each meeting, which the Lead Independent Director then reviews and modifies or approves. Committee agendas and schedules are set by or in consultation with the applicable committee Chair and with the approval of the Lead Independent Director. All directors are encouraged to propose agenda items, and any director also may raise subjects that are not on the agenda at any meeting.

Information and other materials important to understanding the business to be conducted at each board and committee meeting, to the extent available, are distributed in writing to directors in advance of the meeting. Additional information and materials may be presented at the meetings.

During 2022, the full board held four meetings and committees of the board, including standing and ad hoc committees, collectively held 25 meetings. Directors, on an aggregate basis, attended 100% of the combined number of these meetings. Each incumbent director attended at least 75% of the aggregate number of meetings of the board and each committee of which the director was a member (in each case during the periods when he or she was a member).

The board expects that each director will attend the Annual Shareholders Meeting. All of the members of the board at the time of our 2022 annual shareholders meeting attended that meeting, which was also held virtually.

Evaluation of Board and Director Performance

The Corporate Governance Committee annually leads a self-evaluation by the directors of the performance of the Board of Directors in a number of categories, including board oversight, leadership, composition and independence, conduct of meetings, and committees. In this review, the board’s performance as a whole is assessed and areas in which the board believes performance could improve are identified. The purpose of the review is to increase the effectiveness of the board and its committees, and the results are reviewed with the board and its committees. The results also are considered in connection with board refreshment efforts. In addition, each standing committee, other than the Executive Committee, conducts an annual self-evaluation, in accordance with its charter.

As illustrated below, the board also conducts an annual peer evaluation by which each director is afforded the opportunity to comment anonymously on each other board member’s performance. In order to help ensure the objectivity and integrity of this process, an outside law firm is engaged every year to conduct the peer review portion of this evaluation and compile the results.

Each independent director receives an evaluation survey for each other independent director	>	Directors forward completed surveys to an outside law firm that compiles results, maintaining confidentiality	>	The law firm provides compiled results to the Corporate Governance Committee Chair who discusses with the Chairman of the Board	>	The Corporate Governance Committee Chair and Chairman of the Board address specific issues directly with individual directors as needed	>	The full board discusses results and identifies areas in which the board’s performance can be improved and enhanced to increase board effectiveness

Our board annually reviews the individual performance, commitments and qualifications of each director who may wish to be considered for nomination for election for an additional term. The evaluations are reviewed by the Corporate Governance Committee, which makes recommendations to the board regarding nominees to stand for election as directors. Our board appreciates the importance of critically evaluating directors and their contributions to the board in connection with the re-nomination decision, including their collective skills, qualifications and experience, feedback from the annual board evaluation, and individual performance, attendance, participation, independence and outside board and other affiliations.

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Corporate Governance

The Board’s Role in Risk Oversight

Risks are inherent in our business operations, including, among others, health, safety and operational risks, human capital risks, regulatory and compliance risks, climate and other environmental risks, cybersecurity risks, business and financial risks and reputational risks.

Sempra’s board has ultimate responsibility for risk oversight. Management has developed an integrated risk management framework to assess, prioritize, manage and monitor risks across the company’s operations. This framework is managed by Sempra’s Chief Compliance Officer, who reports directly to Sempra’s Chief Executive Officer and regularly interacts with the board regarding the company’s risk management practices and policies and other related matters. Consistent with this approach, our Corporate Governance Guidelines provide that the specific functions of the Board of Directors include assessing and monitoring risks and risk management strategies.

The board believes that risk oversight stretches beyond any one committee. As a result, the board has diversified its risk oversight responsibilities across its membership, housing categories of risk oversight within standing board committees by topic and forming ad hoc committees to manage and oversee certain specific risks as needed, which helps to focus committee members on specific risk areas and to funnel risk categories to the committees and committee members best-suited to oversee them. For example, the responsibilities of the board’s Safety, Sustainability and Technology Committee include oversight of a variety of sustainability matters, including climate change, human rights developments and other environmental and social issues affecting the company’s business. This committee, the members of which are all independent directors, also oversees the company’s overall health and safety practices, reinforcing our company’s strong commitment to robust safety practices. Additionally, this committee oversees cybersecurity and other information technology risks and keeps abreast of technology advancements important to our businesses and other current events or developments that could impact our cybersecurity risk. Any risk oversight that does not fall within the responsibility of a particular committee remains with the full board. The committee Chairs periodically report to the full board regarding their respective committees’ risk oversight roles.

The board and its appropriate committees periodically review and evaluate the material risks we face, including short-term, intermediate-term and long-term risks of importance to our businesses, and prioritize their risk review based on likelihood of occurrence, magnitude of impact, immediacy and other factors deemed relevant by our board and its committees. In addition, a review of what are believed to be Sempra’s most material risks and mitigation strategies for these risks is presented by senior management to the full board annually. The board also reviews and monitors strategic, financial and operating plans and goals intended to support sustainable long-term growth, and each of our principal operating companies is responsible for identifying and moderating risk in a manner consistent with these plans and goals. The board fulfills its risk oversight function by, among other things, reviewing reports provided to the board and to appropriate board committees, discussing material risks and opportunities with management, engaging outside experts, selecting director candidates with diverse experience and qualifications, forming ad hoc committees to manage and oversee certain specific risks as needed, and staying informed about developments in our industry and other current events that may signal meaningful emerging risks or otherwise impact the company. Based on the foregoing, the board and its committees establish new or monitor and, as needed, amend existing risk oversight and control mechanisms, policies and practices. In addition, the company has a robust internal audit function that reports directly to the Audit Committee.

The board and its committees oversee risk by establishing policies and practices that apply to various aspects of our businesses, including, among others:

•  The appropriate capital structure for our businesses
•  Utility investment plans consistent with state policy objectives and regulatory review and approval of significant investments
•  Non-utility investment policies, including requiring contractual commitments from third parties to purchase a substantial portion of the capacity or output of major non-utility projects before commencing construction on the projects, subject to exceptions
•  An employee compensation program that encourages and rewards sustainable growth in our businesses and is within an acceptable risk profile

•  Commitment policies that require board review and/or approval above certain dollar thresholds
•  Reviews of the company’s high-performing culture with a focus on key areas of our operations, such as safety, sustainability, diversity and inclusion of our workforce and customer service
•  With respect to investments in which we do not operate or control the applicable entity, careful selection of business partners and representation on the entity’s board or equivalent governing body when possible

For additional information on the responsibilities of our standing board committees, see “Board Committees” below.

The Board’s Oversight of Sustainability Matters

The board recognizes the importance of overseeing risks and opportunities related to environmental stewardship, safety, stakeholder engagement, diversity and inclusion and responsible governance consistent with our vision, mission and values.

As a general practice, the board monitors overall governance processes and delegates specific areas of focus to standing committees, including for sustainability matters. The board has mandated the Safety, Sustainability and Technology Committee with responsibility for the oversight of the company’s risk management and oversight programs and performance related to environmental, health, safety, security, technology, climate change, sustainability, human rights, and other related ESG matters. The board updated the Safety, Sustainability

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Corporate Governance

and Technology Committee’s charter in 2020, 2021 and 2022 to strengthen and clarify the way this committee oversees and considers sustainability and other related matters. In addition, the board’s Compensation and Talent Development Committee is responsible for the oversight of the company’s programs and initiatives related to human capital matters, including our commitment to fostering a diverse and inclusive workplace. Additional standing committees, such as the Audit Committee and Corporate Governance Committee also support in overseeing the integration and strengthening of sustainable business practices throughout the organization with respect to their specific areas of responsibility. These committees and the full board continue to strongly focus on the sustainability topics discussed below.

As described below under “Proposal 1: Election of the Nine Director Nominees Named in this Proxy Statement,” our board collectively possesses a broad and deep range of skills for effective oversight of business strategy and risk management, inclusive of sustainable business practices. Our directors come from a variety of backgrounds including global companies, government service and public policy, financial institution leadership, and others, both within and outside of our industry. A number of our directors have had direct exposure to, and in many cases, direct oversight or decision-making responsibility for key environmental, human capital, cybersecurity, and regulatory and government affairs matters. This includes experience and leadership in the global energy industry, including renewable energy, where sustainability and greenhouse gas emissions reduction has been a priority. Our directors also bring knowledge and insight from leadership on other public company boards, deepening our board’s collective understanding of cross-cutting ESG matters. These diverse backgrounds, experiences and insights better equip our directors to guide the company in its assessment and management of evolving sustainability risks and opportunities.

High-Performance Culture

The board actively oversees management’s commitment to building a high-performance culture that is consistent with our company values – do the right thing, champion people and shape the future. Sempra’s high-performance culture has an unwavering focus on safety in everything we do, a commitment to leadership and employee development and a continued dedication to advancing diverse perspectives while creating an inclusive environment for our workforce and the communities we serve.

Safety

Health and safety are foundational to the Sempra family of companies. Safety is engrained in, and a key component of, our company’s culture and our employees and contractors are empowered to take responsibility for their own safety as well as the safety of others. Comprehensive safety management plans that follow applicable safety laws, regulations and protocols are integral to our approach. Each of our operating companies manages the safe operation of its assets, with oversight provided by its board of directors as well as the Sempra board’s Safety, Sustainability and Technology Committee.

The Sempra board oversees management’s efforts to establish the safety culture of the Sempra organization through, among other things, the questions they ask, the focus they place on key organizational issues, the messages they give during direct interaction with employees and the overall compensation programs they approve, including basing a portion of executive compensation on the company’s performance on key safety measures.

Employee Development

Our board, primarily through its Compensation and Talent Development Committee, oversees initiatives in talent recruitment and development and retention of high-potential employees who represent the communities we serve. We invest in a range of programs to advance these objectives, including internal and external mentoring and leadership training, virtual and in-person learning and networking opportunities, workshops and a tuition reimbursement program. In addition, we offer a variety of employee community service opportunities. At our U.S. operations, we support employees’ personal volunteering and charitable giving through Sempra’s charitable matching program.

Diversity and Inclusion

Our board takes an active role in overseeing efforts to promote diversity and inclusion in our workforce and the communities we serve, primarily through its Compensation and Talent Development Committee. The board’s commitment to investing in our employees and advancing our high-performance culture underpins our efforts to create an inclusive workplace where we embrace diverse views and lived experiences and advance a culture that fosters a true sense of belonging.

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Corporate Governance

As part of our work to improve the diversity and inclusion efforts within our workplace and in the communities we serve, in 2021 we announced an enterprise-wide diversity and inclusion action plan centered on five strategic pillars:

•	Leading from the top
•	Accelerating engagement
•	Creating opportunity
•	Driving conscious inclusion
•	Partnering with communities

Since then, we have worked to achieve targeted goals under each pillar. A portion of named executive officer compensation is linked to progress on certain diversity and inclusion objectives.

Energy Transition

The board, primarily through its Safety, Sustainability and Technology Committee, takes an active role in providing oversight of Sempra’s strategies to reduce the impact of company operations on the environment as well as support the energy transition in the markets we serve, including our aim to have net-zero greenhouse gas emissions by 2050.(1) This includes reviewing business risks and opportunities in the context of local, national and global energy, economic and climate trends and regulations, as well as overseeing the company’s strategies to maintain a resilient energy infrastructure network to deliver energy safely and reliably. We see innovation and new technologies as central to a clean energy future, enabled by investments in three key capabilities to:

•	Decarbonize key market sectors, including power generation, industry and transportation;
•	Digitalize energy systems, including use of robotics and artificial intelligence; and
•	Diversify energy networks, including the integration of distributed energy resources.

A successful energy transition will require industry leadership, technological advancements that are economically and technically feasible, and broad coordination and support from every level of government, among other things. Following review by the Safety, Sustainability and Technology Committee, we issued our energy transition action plan in 2021, defining representative capabilities and investment opportunities to advance our aim to have net-zero greenhouse gas emissions by mid-century. A portion of named executive officer compensation is linked to achieving milestones in this area.

Transparency

The board recognizes the importance of transparent communication around the key sustainability risks and opportunities that are most relevant to our shareholders and other stakeholders. Periodic materiality assessments that solicit input from our stakeholders inform the topics on which we report. In many cases, our disclosures surpass the standards of our peers or expectations for our industry. The board oversees many of these disclosures, including our annual corporate sustainability report, which addresses risks, opportunities, activities, goals and results in the areas of greenhouse gas emissions (including emissions reductions), climate change, water stewardship, employee and public safety, electric reliability, biodiversity, employee diversity and inclusion, employee and stakeholder engagement, community giving, political engagement and others.

We prepare our sustainability disclosures in alignment with some of the leading sustainability frameworks, including the Global Reporting Initiative (GRI), Sustainability Accounting Standards Board (SASB), Task Force on Climate-related Financial Disclosures (TCFD), CDP (formerly Carbon Disclosure Project) and Edison Electric Institute and American Gas Association combined ESG template. In 2022, we continued to report on certain World Economic Forum Stakeholder Capitalism Metrics to support greater transparency.

In addition to aligning our sustainability reporting with global standards, we also listen carefully to our shareholders and seek to provide transparency on topics of particular focus for them. For example, after robust engagement with our shareholders in 2021 following our receipt of a shareholder proposal on the topic, we began working to further enhance our disclosures on the alignment of our key trade associations with the Paris Agreement and Sempra’s climate positions. To assist in this endeavor, we developed and deployed a standardized trade association survey in consultation with shareholders and other key stakeholders and reported our findings from this survey in our most recent annual corporate sustainability report. As another example, we disclosed our company’s Equal Employment Opportunity-1 (EEO-1) data for the first time in 2021, which is available in the sustainability resource library on our website at www.sempra.com under the “Sustainability” tab. We also include detailed information about our efforts and goals to promote diversity and inclusion in our workforce, including information about the gender and racial/ethnic make-up of our workforce, in our Annual Report to Shareholders and/or our annual corporate sustainability report.

(1)   For this purpose, we expect that achievement of net-zero greenhouse gas emissions will be determined based on company operations in 2050 and greenhouse gas emissions will be calculated according to widely accepted emissions reporting guidelines or mandates at that time. Our current emissions inventory includes both consolidated operations and our Cameron LNG (proportionate ownership share) and TAG Norte Holding joint ventures, which are unconsolidated equity method investments. Where applicable, we try to work with our business partners to manage environmental impacts, including greenhouse gas emissions. Our net-zero aim does not include Oncor, which sets its own goals due to certain ring-fencing measures that limit Sempra’s ability to direct the management or activities of Oncor. In line with California greenhouse gas emissions targets, Sempra California has announced a slightly accelerated timeline and aims to have net-zero greenhouse gas emissions by 2045.

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Corporate Governance

Robust Engagement Program

Shareholders

Sempra conducts regular engagement with our shareholders throughout the year, including spring engagement in connection with our annual shareholders meetings and fall/winter “off-season” engagement. This cadence may be supplemented if the company wishes to gain additional feedback from investors on a particular matter. In general, we have been engaging with shareholders more frequently throughout the year to maintain a steady conversation with our investors about their top priorities, and feedback from our engagement program is provided to our board on an ongoing basis. This regular dialogue with shareholders, which is separate from our investor relations team’s engagement efforts, provides Sempra’s board and management team with valuable insight into our shareholders’ priorities and feedback on matters of significance to the company and our shareholders.

Key topics discussed during 2022 engagement cycle included:	Sempra participants included:
• Energy transition initiatives	• Lead Independent Director/Committee Chair(1)
• Diversity and inclusion and employee development	• Chief Administrative Officer and Chief Human Resources Officer
• Board composition, practices and leadership	• Senior Vice President, Corporate Affairs and Chief Sustainability Officer
• Corporate governance	• Vice President, Governance and Corporate Secretary
• Executive compensation practices	• Vice President, Talent Development
• Business strategy	• Vice President, Investor Relations
• Approach to disclosure and transparency	• Director, Compensation
• Director, Sustainability

(1)    When appropriate, our Lead Independent Director or certain committee Chairs may participate in our meetings with shareholders.

In total, our outreach to shareholders in our 2022 engagement cycle, which included spring, summer and fall 2022 and January 2023 engagements, represented approximately 63% of our total outstanding shares of common stock, and we engaged with holders of approximately 40% of our outstanding shares of common stock (a significant portion of our institutional share ownership). During our 2022 engagement cycle, we made particular efforts to reach out to smaller investors with substantial shareholdings outside our top 50 shareholders in addition to our regular outreach to investors in our top 50 shareholders. This expanded outreach has provided a greater understanding of the viewpoints of a broader spectrum of our investors.

Other Stakeholders

In addition to shareholders, we engage with proxy advisory firms, ESG advocacy organizations, trade associations and other stakeholders who express an interest in our company and its operations. This further informs our practices and disclosures across corporate governance and sustainability matters.

Succession Planning and Management Development

Our Compensation and Talent Development Committee oversees and regularly evaluates leadership succession planning practices and results. The committee reports annually to the Board of Directors on succession planning, including on principles for executive officer selection.

Review of Related Person Transactions

SEC rules require us to describe any transaction since the beginning of 2022 or any currently proposed transaction, in each case involving more than $120,000, in which we were or will be a participant and any of our directors, director nominees, executive officers, persons or entities known by us to be a beneficial owner of more than 5% of our common stock, or any member of their respective immediate families, had or will have a direct or indirect material interest. The charter of our Corporate Governance Committee requires the committee to review and approve any such “related person transaction” that is required to be disclosed. When evaluating any such transaction, the Corporate Governance Committee focuses on a variety of factors on a case-by-case basis, including, among other things, the identity of the related person, the nature and terms of the transaction, the interest of the related person in the transaction and the dollar amount involved. There have been no transactions requiring such review since the beginning of 2022.

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Corporate Governance

Director Orientation and Education Programs

Every new director participates in an orientation program and receives materials and briefings to acquaint him or her with our business, industry, management and corporate governance policies and practices. Continuing education is provided for all directors through board materials and presentations, discussions with management, visits to corporate facilities and other sources. Several directors, at the company’s expense, also attend third-party offered education courses and participate in the National Association of Corporate Directors (NACD), of which the company is a member.

Director Access to Senior Management, Independent Accountant and Counsel

Directors have complete access to our senior management and other employees, as well as to our independent registered public accounting firm. Directors also have complete access to counsel, advisors and experts of their choice to assist the board and its committees as needed in discharging its duties.

Retirement Policy

In accordance with our Corporate Governance Guidelines, directors should not be nominated to stand for election after attaining age 75.

Board Committees

Our standing board committees consist of the Audit Committee; Compensation and Talent Development Committee; Corporate Governance Committee; Safety, Sustainability and Technology Committee; and Executive Committee. In addition to these standing board committees, the board may, from time to time, establish ad hoc committees to address particular matters, transactions and projects.

Except for the Executive Committee, all members of all standing board committees are independent directors. The following table sets forth our standing board committees, 2022 meeting information for each committee and membership on each committee as of the mailing date of this proxy statement:

	Audit	Compensation and Talent Development	Corporate Governance	Safety, Sustainability and Technology	Executive
Alan L. Boeckmann
Andrés Conesa
Maria Contreras-Sweet
Pablo A. Ferrero
Jeffrey W. Martin
Bethany J. Mayer
Michael N. Mears
Jack T. Taylor	«
Cynthia L. Walker	«
Cynthia J. Warner
James C. Yardley
Number of meetings held in 2022	5	6	5	4	—
Committee Member Committee Chair Audit Committee Financial Expert

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Audit Committee

Our Audit Committee currently is, and at all times in 2022 was, entirely composed of independent directors under the independence standards for such a committee established by the NYSE and the SEC. It is directly responsible and has sole authority for the appointment, compensation, retention and oversight of our independent registered public accounting firm, which reports directly to the committee. The committee also prepares the report included in this proxy statement under “Audit Committee Report.” In addition, it assists the Board of Directors in fulfilling oversight responsibilities regarding, among other things:

• The company’s internal controls over financial reporting • The integrity of our financial statements • Our compliance with legal and regulatory requirements	• The independent registered public accounting firm’s qualifications and independence • The performance of our internal audit function and independent registered public accounting firm

The Audit Committee helps ensure the independence of our independent registered public accounting firm by, among other things, confirming the mandated rotation of the lead audit partner in accordance with SEC rules. The Audit Committee and its Chair are directly involved in the selection of the independent registered public accounting firm’s lead audit partner, including by meeting with the lead audit partner candidate and discussing among the committee members and with management. We most recently rotated our lead audit partner in 2019.

The board has determined that each member of the Audit Committee is financially literate. It also has determined that Mr. Taylor, who chairs the committee, and Ms. Walker, who is a member of the committee, are audit committee financial experts as defined by the rules of the SEC.

Compensation and Talent Development Committee

Our Compensation and Talent Development Committee currently is, and at all times in 2022 was, entirely composed of independent directors under the independence standards for such a committee established by the NYSE and the SEC. It assists the board in the evaluation and compensation of our executives, and it establishes our compensation principles and policies and designs and oversees our executive compensation program. The committee’s responsibilities include, among others:

•  Reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer’s compensation
•  Evaluating our Chief Executive Officer’s performance in light of those goals and objectives and determining and approving (and recommending for ratification by the board acting solely through the independent directors) his or her compensation level based on the committee’s performance evaluation
•  Determining and approving (and periodically reviewing with the board) other executive officer compensation
•  Making recommendations to the board with respect to incentive compensation plans and equity-based plans that are subject to board approval
•  Evaluating and overseeing risk in our compensation programs
•  Overseeing benefit plans and programs

•  Reviewing and discussing the Compensation Discussion and Analysis required to be included in the company’s proxy statement and annual report on Form 10-K with management and determining whether to recommend to the board that such disclosure be so included
•  Producing the report included in this proxy statement under “Compensation and Talent Development Committee Report”
•  Reporting to the board annually on succession planning together with the Chairman of the Board and Lead Independent Director, including on principles for executive officer selection
•  Reviewing reports on the company’s human capital management policies, initiatives and outcomes, including broader organizational leadership development and career progression and the company’s efforts to build a more diverse and inclusive workplace

2023 Proxy Statement	19

Corporate Governance

Corporate Governance Committee

Our Corporate Governance Committee currently is, and at all times in 2022 was, entirely composed of independent directors under the independence standards established by the NYSE. The committee’s responsibilities include, among others:

• Identifying individuals qualified to become directors consistent with criteria approved by the board
• Recommending to the board nominees to stand for election as directors and candidates to fill board vacancies
• Overseeing the evaluation of the board and management

• Recommending directors for appointment by the board as members of board committees
• Developing and recommending to the board corporate governance guidelines
• Reviewing public policy priorities on an annual basis, including charitable giving, political contributions and lobbying activities

The committee reviews with the board the skills and characteristics required of directors in the context of the board’s current composition and the needs of the board as a whole in light of the company’s long-term business strategy. It seeks a group of individuals who bring to the board a variety of complementary skills and a range of viewpoints, backgrounds, experiences and other individual qualities and attributes that contribute to overall board diversity. It solicits the names of director candidates from a variety of sources, including, at its discretion, members of the board and search firms. The committee also considers candidates submitted by shareholders pursuant to the process described in Question 32 under “Information About 2024 Shareholder Proposals and Director Nominations” below.

The committee reviews biographical data and other relevant information regarding potential board candidates, may request additional information from the candidates or other sources and, if the committee deems it appropriate, may interview candidates and consult references and others who may assist in candidate evaluation. The committee evaluates all candidates in the same manner, whether identified by shareholders or through other sources.

In considering potential director candidates, the committee evaluates each candidate’s character, integrity, independence, judgment, knowledge, experience, background and other relevant factors to develop an informed opinion of his or her qualifications and ability and dedication to meet the board’s expectations for directors as set forth in our Corporate Governance Guidelines. The committee’s deliberations reflect the board’s requirement that substantially all directors must be independent directors and that all director nominees must be financially literate or must become financially literate within a reasonable period of time after becoming a director. They also reflect the board’s views regarding the appropriate number of directors and the overall composition of the board, including its belief that the membership of the board should reflect diversity and be drawn from a pool of diverse, qualified candidates.

The committee assesses the effectiveness of these director nomination policies and practices as part of its annual review of board composition and board, committee and individual director performance and in its recommendations to the board of nominees to stand for election as directors at the next annual meeting of our shareholders.

The committee, in recommending nominees to stand for election as directors at the Annual Shareholders Meeting, and the board, in approving the director nominees named in this proxy statement, considered, among other things, the individual experience, background, qualifications, attributes and skills of each nominee (including his or her prior contributions to the board), with a view toward constituting a board that, as a whole, is well-qualified to oversee our businesses.

With respect to Dr. Conesa, the committee and the board also considered that he has been the Chief Executive Officer and a director of Grupo Aeroméxico S.A.B. de C.V. since 2005 and that Grupo Aeroméxico filed a voluntary petition under Chapter 11 of the U.S. federal bankruptcy laws in June 2020. The committee and the board concluded that this event does not reflect upon the integrity of Dr. Conesa or his ability and qualifications to serve on our board, but was a direct consequence of the unprecedented global COVID-19 pandemic that resulted in domestic and international travel restrictions and severely impacted the air travel industry.

For additional information about the nominees and their qualifications, see “Proposal 1: Election of the Nine Director Nominees Named in this Proxy Statement.”

20	2023 Proxy Statement

Corporate Governance

Safety, Sustainability and Technology Committee

Our Safety, Sustainability and Technology Committee currently is entirely composed of independent directors under the independence standards established by the NYSE. This committee’s responsibilities include, among others, assisting the board:

• In overseeing the company’s risk management and oversight programs and performance related to health, safety, safety culture, security, cybersecurity, technology, climate change, sustainability, human rights and other related ESG matters (collectively, SST Matters) affecting the company, including employees, customers and the communities in which the company operates
•  In overseeing the policy, laws and regulations pertaining to SST Matters relating to environmental, health and safety laws, regulations and other ESG developments at the global, national, regional and local levels and evaluating ways to address these matters as part of the company’s immediate and longer-term business strategies and operations

• In overseeing matters relating to technology developments that advance the company’s goals related to SST Matters, including reviewing management’s implementation of risk management protocols concerning cybersecurity issues, including breaches and attacks, privacy and infrastructure security
•In reviewing and monitoring the company’s Human Rights Policy and related implementation efforts, including the company’s response to domestic and international developments in human rights that affect the company’s business
• In reviewing with management and, where appropriate, making recommendations to management and the Board of Directors regarding the company’s policies, practices and strategies concerning SST Matters

Executive Committee

Our Executive Committee meets on call by the Chairman of this committee to act on emergency or other time-sensitive issues during periods between meetings of the Board of Directors when scheduling or other requirements make it difficult to convene the full board.

Communications with the Board

The board has adopted a Director Communications Screening Policy to facilitate communications with the company’s Board of Directors, which is available on our website under the “Corporate governance” tab of the “Investors” tab. Under this policy, shareholders, employees and other interested parties who wish to communicate with the board, non-management directors as a group, a board committee, the Chair of a board committee or another specific director may do so by writing to the board or the specific directors or group of directors in care of our Corporate Secretary. All such communications regarding accounting, accounting policies, internal accounting controls and procedures, auditing matters, financial reporting processes or disclosure controls and procedures will be relayed to the Audit Committee Chair.

All communications are reviewed by the Corporate Secretary and provided to the directors consistent with a screening policy providing that unsolicited marketing or advertising materials, routine items that can be appropriately addressed by management, and certain other items unrelated to the duties and responsibilities of the board are not relayed to directors. All communications, including any communication that is not relayed, is recorded in a log and made available to any director upon request.

The address to which communications to the board should be sent is:

C/O Corporate Secretary Board of Directors Sempra 488 8th Avenue San Diego, CA 92101

2023 Proxy Statement	21

Corporate Governance

Director Compensation

Overview

The Compensation and Talent Development Committee of the Sempra Board of Directors reviews non-employee director compensation on an annual basis. The committee’s independent compensation consultant, Exequity, annually provides the committee with a report that analyzes the competitiveness of Sempra’s director compensation in total and by component. Any changes to director compensation are approved by the Board of Directors.

Directors who also are employees of the company are not additionally compensated for service as a director. Compensation of Jeffrey W. Martin, our Chairman, Chief Executive Officer and President, is summarized in the 2022 Summary Compensation Table appearing under “Executive Compensation—Compensation Tables” below.

Our 2022 non-employee director compensation program is summarized in the table below.

2022 Non-Employee Director Compensation Program
Board Retainers:
Annual Base Retainer	$90,000
Lead Director Retainer	$40,000
Committee Chair Retainers:
Audit Committee Chair Retainer	$20,000
Compensation and Talent Development Committee Chair Retainer	$15,000
Other Committee Chair Retainer(A)	$10,000
Committee Member Retainers:
Audit Committee Member Retainer	$20,000
Other Committee Member Retainer(B)	$10,000
Equity:
Mandatory Deferred Equity	$50,000
Annual Equity Award	$115,000
Initial Equity Award for New Director	$115,000
(A)	Applicable to the Corporate Governance Committee and Safety, Sustainability and Technology Committee.
(B)	Applicable to the Compensation and Talent Development Committee; Corporate Governance Committee; Safety, Sustainability and Technology Committee and Executive Committee.

Retainers

Directors who are not employees of Sempra received annual retainers in 2022 as set forth in the table above. Directors could elect to receive their retainer in cash or to defer it into phantom investment funds (including a fund for which interest is credited at the higher of 110% of the Moody’s Corporate Bond Yield Average or the Moody’s Corporate Bond Yield Average plus 1%) or phantom shares of our common stock.

Equity

Each quarter in 2022, non-employee directors were credited with a number of vested phantom shares of our common stock having a market value of $12,500, which we refer to as Mandatory Deferred Equity, and are required to hold these phantom shares until retirement or other separation from the board. Following the director’s retirement or other separation from the board, the current market value of the shares credited to the director’s account (together with related reinvested dividend equivalents) is paid to the director in cash. Directors also received initial or annual equity awards, which are described below.

In our 2022 director compensation program, any newly appointed non-employee director would have received an initial equity award having a market value of $115,000 and vesting (together with related reinvested dividend equivalents) on the first anniversary of the grant date. Thereafter, at each annual shareholders meeting (other than any annual meeting that is immediately following and in the same calendar year as the director’s initial appointment to the board), each non-employee director who continues to serve as a director receives an annual equity award having a market value of $115,000 that vests (together with related reinvested dividend equivalents) on the date of the next annual shareholders meeting. Directors could elect to receive the initial and annual equity awards in the form of restricted stock units or phantom shares of our common stock.

Unvested restricted stock units or phantom shares of our common stock immediately vest if the director’s service on the board terminates by reason of death, disability or removal without cause. Upon any other termination event, all unvested restricted stock units or phantom shares are forfeited.

22	2023 Proxy Statement

Corporate Governance

Director Compensation Table

We summarize below the 2022 compensation of our non-employee directors who served on our board during the year.

2022 DIRECTOR COMPENSATION TABLE

	Fees Earned or Paid in Cash	Stock Awards(B)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(C)	All Other Compensation(D)	Total
Alan L. Boeckmann	$110,000	$165,000	$1,273	$20,000	$296,273
Andrés Conesa	$145,000	$165,158	$1,789	—	$311,947
Maria Contreras-Sweet	$120,000	$165,000	$213	$4,000	$289,213
Pablo A. Ferrero	$110,000	$165,000	$494	—	$275,494
William D. Jones(A)	$58,901	$18,407	$1,841	$25,000	$104,149
Bethany J. Mayer	$120,000	$165,000	—	—	$285,000
Michael N. Mears	$113,654	$165,000	$3,464	$23,200	$305,318
Jack T. Taylor	$150,000	$165,000	$17,271	$14,000	$346,271
Cynthia L. Walker	$120,000	$165,000	—	$25,000	$310,000
Cynthia J. Warner	$155,385	$165,158	—	$25,000	$345,543
James C. Yardley	$113,654	$165,000	—	$25,000	$303,654
(A)	Mr. Jones was not nominated to stand for reelection at our 2022 annual shareholders meeting and retired from the board effective May 13, 2022.
(B)	Represents the grant date fair value of the equity awards of restricted stock units and phantom shares of our common stock granted during the year. These amounts represent our grant date estimate of the aggregate compensation expense that we will recognize over the service period of the awards. They are calculated in accordance with GAAP for financial reporting purposes based on the assumptions described in Note 10 of the Notes to Consolidated Financial Statements included in our 2022 Annual Report to Shareholders but disregarding estimates of forfeitures related to service-based vesting conditions. These awards were valued at the fair market value of our shares at the crediting date without reduction for non-transferability. The amounts set forth in this column are equal to the number of shares subject to 2022 awards multiplied by the grant date closing price of Sempra’s common stock. The restricted stock units are settled in shares of Sempra common stock upon vesting. The phantom shares are paid in cash in accordance with the director’s payout election under the terms of the company’s nonqualified deferred compensation plan following the director’s retirement or other separation from the board. Restricted stock unit awards are rounded up to the next whole number of units at grant, while phantom share awards are not rounded at grant but are rounded to the nearest whole number of shares solely for purposes of presentation in these tables.

The following table reflects the components of the stock awards granted to each non-employee director in 2022:

	Mandatory Deferred Equity	Equity Grant		Total
		Phantom Shares	Restricted Stock Units
Alan L. Boeckmann	$50,000	$115,000	—	$165,000
Andrés Conesa	$50,000	—	$115,158	$165,158
Maria Contreras-Sweet	$50,000	$115,000	—	$165,000
Pablo A. Ferrero	$50,000	$115,000	—	$165,000
William D. Jones(1)	$18,407	—	—	$18,407
Bethany J. Mayer	$50,000	$115,000	—	$165,000
Michael N. Mears	$50,000	$115,000	—	$165,000
Jack T. Taylor	$50,000	$115,000	—	$165,000
Cynthia L. Walker	$50,000	$115,000	—	$165,000
Cynthia J. Warner	$50,000	—	$115,158	$165,158
James C. Yardley	$50,000	$115,000	—	$165,000
(1)	Mandatory deferred equity was prorated for Mr. Jones, who retired effective May 13, 2022.

2023 Proxy Statement	23

Corporate Governance

The following table summarizes outstanding equity balances for each non-employee director at December 31, 2022:

	Phantom Shares	Restricted Stock Units	Total
Alan L. Boeckmann	27,879	—	27,879
Andrés Conesa	4,136	726	4,862
Maria Contreras-Sweet	4,138	—	4,138
Pablo A. Ferrero	5,360	—	5,360
William D. Jones	20,560	—	20,560
Bethany J. Mayer	4,739	—	4,739
Michael N. Mears	5,873	—	5,873
Jack T. Taylor	15,285	—	15,285
Cynthia L. Walker	4,103	—	4,103
Cynthia J. Warner	2,842	726	3,568
James C. Yardley	15,022	—	15,022

(C)	Consists of (i) the aggregate change in the actuarial value of accumulated benefits under defined benefit pension plans and (ii) above-market interest (interest in excess of 120% of the federal long-term rate) on deferred compensation. The 2022 amounts are:
	Change in Accumulated Benefits	Above-Market Interest	Total
Alan L. Boeckmann	—	$1,273	$1,273
Andrés Conesa	—	$1,789	$1,789
Maria Contreras-Sweet	—	$213	$213
Pablo A. Ferrero	—	$494	$494
William D. Jones	(1)	$1,841	$1,841
Bethany J. Mayer	—	—	—
Michael N. Mears	—	$3,464	$3,464
Jack T. Taylor	—	$17,271	$17,271
Cynthia L. Walker	—	—	—
Cynthia J. Warner	—	—	—
James C. Yardley	—	—	—
(1)	Only Mr. Jones was entitled to receive pension benefits under a grandfathered pension plan and, upon his retirement on May 13, 2022, he had attained the maximum years of service credit. The annual benefit is based on the annual board retainer at the date the benefit is paid. It commenced upon the latter of the conclusion of his board service or attaining age 65 and continues for a period not to exceed his years of service as a director of predecessor companies plus up to 10 years of service as a director of the company. The actuarial equivalent of the total retirement benefit is paid in a single lump sum upon the conclusion of board service, unless the director has elected to receive the annual benefit. Mr. Jones did not elect to receive the annual benefit upon the conclusion of his board service. As a result, Mr. Jones received a lump sum pension benefit payment of $750,260 following his May 13, 2022 retirement from the board and, as of December 31, 2022, the aggregate actuarial present value of the accumulated benefit under the grandfathered pension plan for Mr. Jones was $0 (compared to $808,803 as of December 31, 2021).
(D)	Consists of our contributions to charitable, educational and other non-profit organizations to match the personal contributions of directors on a dollar-for-dollar basis up to an annual maximum match of $25,000 for each director.

In addition to the compensation for non-employee directors set forth above, Sempra has agreements with these directors that provide for indemnification for monetary damages to the fullest extent permissible under California law, which are intended to help mitigate concern about personal liability in connection with their service for the company.

24	2023 Proxy Statement

Audit Committee Report

The Audit Committee of the Board of Directors is composed of the four directors named below, all of whom have been determined by the board to be independent directors. The board also has determined that all members of the committee are financially literate and that Mr. Taylor, the Chair of the committee, and Ms. Walker, a member of the committee, are audit committee financial experts as defined by the rules of the Securities and Exchange Commission. The committee’s charter, adopted by the board, is posted on the company’s website at www.sempra.com under the “Corporate governance” tab of the “Investors” tab.

The committee’s responsibilities include appointing the company’s independent registered public accounting firm, pre-approving both audit and non-audit services to be provided by the firm and assisting the board in providing oversight of the company’s financial reporting process. In fulfilling its oversight responsibilities, the committee meets with the company’s independent registered public accounting firm, internal auditors and management to review accounting, auditing, internal control and financial reporting matters.

It is not the committee’s responsibility to plan or conduct audits or to determine that the company’s financial statements and disclosures are complete, accurate and in accordance with accounting principles generally accepted in the United States of America and applicable laws, rules and regulations. Management is responsible for the company’s financial statements, including the estimates and judgments on which they are based, as well as the company’s financial reporting process, accounting policies, internal audit function, internal control over financial reporting, disclosure controls and procedures, and risk management. The company’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an audit of the company’s annual financial statements, expressing an opinion as to the conformity, in all material respects, of the annual financial statements with accounting principles generally accepted in the United States of America, expressing an opinion as to the effectiveness of the company’s internal control over financial reporting and performing reviews of the company’s quarterly financial statements.

The committee has discussed with Deloitte & Touche LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission, which require the independent registered public accounting firm to communicate information to the committee regarding the scope and results of its audit of the company’s financial statements, including information with respect to the firm’s responsibilities under auditing standards generally accepted in the United States, significant accounting policies, management judgments and estimates, any significant unusual transactions or audit adjustments, any disagreements with management and any difficulties encountered in performing the audit and other similar matters required to be discussed with the committee by those standards.

The committee also has received from Deloitte & Touche LLP a report providing the disclosures required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. Deloitte & Touche LLP also has discussed its independence with the committee and confirmed in the report that, in its professional judgment, it is independent of the company within the meaning of the federal securities laws. The committee also considered whether Deloitte & Touche LLP’s provision of non-audit services to the company and its affiliates is compatible with its independence.

The committee also has reviewed and discussed with the company’s management the audited financial statements included in the company’s Annual Report on Form 10-K for the year ended December 31, 2022, and management’s report on internal control over financial reporting. Management has confirmed to the committee that the financial statements have been prepared with integrity and objectivity and that management has maintained an effective system of internal control over financial reporting. Deloitte & Touche LLP has expressed its professional opinions that the financial statements present fairly, in all material respects, the financial position and results of operations of the company in conformity with accounting principles generally accepted in the United States of America, and that management has maintained an effective system of internal control over financial reporting. In addition, the company’s Chief Executive Officer and Chief Financial Officer have reviewed with the committee the certifications that each will file with the Securities and Exchange Commission pursuant to the requirements of the Sarbanes-Oxley Act of 2002 and the policies and procedures management has adopted to support the certifications.

Based on these considerations, the Audit Committee has recommended to the Board of Directors that the company’s audited financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2022, for filing with the Securities and Exchange Commission.

Audit Committee
Jack T. Taylor, Chair
Andrés Conesa
Maria Contreras-Sweet
Cynthia L. Walker

2023 Proxy Statement	25

Share Ownership

The following table shows the number of shares of our common stock beneficially owned as of March 1, 2023, by each of our directors, by each of our executive officers named in the executive compensation tables in this proxy statement (named executive officers), and by all of our directors and executive officers as a group. The shares of common stock beneficially owned by each of our directors and named executive officers and by our directors and executive officers as a group in each case total less than 1% of our outstanding shares of common stock. In calculating these percentages, shares under the heading “Phantom Shares” are not included because these phantom shares (i) cannot be voted and (ii) may only be settled for cash or cannot be settled for shares of our common stock within 60 days after March 1, 2023. In addition, in calculating these percentages we used the 314,650,040 shares of our common stock that were outstanding as of March 1, 2023.

Name	Beneficial Holdings(A)	Shares Subject to Exercisable Options(B)	Total Without Phantom Shares	Phantom Shares(C)	Total Including Phantom Shares
Alan L. Boeckmann(D)	6,000	—	6,000	27,588	33,588
Andrés Conesa	8,187	—	8,187	4,246	12,433
Maria Contreras-Sweet(D)	4,063	—	4,063	3,518	7,581
Pablo A. Ferrero	5,492	—	5,492	4,749	10,241
Jeffrey W. Martin	27,799	389,715	417,514	44,974	462,488
Bethany J. Mayer	678	—	678	4,123	4,801
Michael N. Mears	2,000	—	2,000	5,265	7,265
Trevor I. Mihalik	19,810	71,610	91,420	17,645	109,065
Kevin C. Sagara	14,120	34,484	48,604	14,212	62,816
Karen L. Sedgwick	16,388	—	16,388	—	16,388
Jack T. Taylor	131	—	131	14,744	14,875
Cynthia L. Walker	4,663	—	4,663	3,482	8,145
Peter R. Wall	859	—	859	—	859
Cynthia J. Warner	1,608	—	1,608	3,047	4,655
James C. Yardley	—	—	—	14,478	14,478
Directors and Executive Officers as a Group (15 persons)	111,798	495,809	607,607	162,071	769,678
(A)	None of our directors or executive officers beneficially owned any shares of our 4.875% Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Stock, Series C, as of March 1, 2023; therefore, no such shares are shown in this table.
(B)	Shares that may be acquired through the exercise of stock options that currently are exercisable or will become exercisable within 60 days after March 1, 2023.
(C)	Phantom shares represent deferred compensation deemed invested in shares of our common stock. These phantom shares track the performance of our common stock but cannot be voted and may only be settled for cash, except for 5,145.83 phantom shares deferred by Mr. Mihalik in connection with the vesting of certain performance-based restricted stock units, which also cannot be voted but may only be settled for shares of our common stock following separation of service from the company. All phantom shares are either fully vested or will vest within 60 days after March 1, 2023.
(D)	Mr. Boeckmann and Ms. Contreras-Sweet are not standing for reelection at the Annual Shareholders Meeting and will retire from the board immediately following the meeting.

For information regarding share ownership guidelines applicable to our directors and officers, see “Corporate Governance—Board of Directors—Director Share Ownership Guideline” and “Executive Compensation—Compensation Discussion and Analysis—Share Ownership Guidelines,” respectively.

26	2023 Proxy Statement

Share Ownership

Based on a review of filings made under Section 13(g) of the Securities Exchange Act of 1934, as amended (Exchange Act), as of December 31, 2022, the following table shows each person or entity known by us to be a beneficial owner of more than 5% of our common stock:

Name and Address of Beneficial Owner	Shares of Sempra Common Stock	Percent of Class(E)
BlackRock, Inc.(A) 55 East 52nd Street New York, NY 10055	29,730,837	9.4%
The Vanguard Group(B) 100 Vanguard Blvd. Malvern, PA 19355	28,388,731	9.0%
Capital International Investors, division of Capital Research and Management Company(C) 333 South Hope Street, 55th Floor Los Angeles, CA 90071	23,557,402	7.5%
State Street Corporation(D) State Street Financial Center 1 Lincoln Street Boston, MA 02111	18,020,979	5.7%
(A)	The information regarding BlackRock, Inc. is based solely on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 24, 2023 reflecting shares of our common stock beneficially owned as of December 31, 2022 (the BlackRock 13G/A). According to the BlackRock 13G/A, includes sole voting power with respect to 26,947,409 shares and sole dispositive power with respect to 29,730,837 shares.
(B)	The information regarding The Vanguard Group is based solely on a Schedule 13G/A filed by The Vanguard Group with the SEC on February 9, 2023 reflecting shares of our common stock beneficially owned as of December 30, 2022 (the Vanguard 13G/A). According to the Vanguard 13G/A, includes shared voting power with respect to 573,466 shares, sole dispositive power with respect to 26,952,457 shares and shared dispositive power with respect to 1,436,274 shares.
(C)	The information regarding Capital International Investors, a division of Capital Research and Management Company, as well as certain of its investment management subsidiaries and affiliates (Capital), is based solely on a Schedule 13G/A filed by Capital with the SEC on February 13, 2023 reflecting shares of our common stock beneficially owned as of December 30, 2022 (the Capital 13G/A). According to the Capital 13G/A, includes sole voting power with respect to 23,469,861 shares of our common stock and sole dispositive power with respect to 23,557,402 shares.
(D)	The information regarding State Street Corporation is based solely on a Schedule 13G/A filed by State Street Corporation with the SEC on February 7, 2023 reflecting shares of our common stock beneficially owned as of December 31, 2022 (the State Street 13G/A). According to the State Street 13G/A, includes shared voting power with respect to 14,927,600 shares and shared dispositive power with respect to 18,006,339 shares.
(E)	The percentages are calculated based on (i) the number of shares of our common stock reflected as being beneficially owned by each beneficial owner as of December 30 or December 31, 2022, as applicable, in its filing made under Section 13(g) of the Exchange Act as described in the other footnotes to this table, and (ii) 314,650,040 shares of our common stock outstanding as of March 1, 2023.

2023 Proxy Statement	27

Proposals to be Voted On

Board of Directors Proposals

Proposals 1, 2, 3, 4, 5, 6 and 7 have been included in this proxy statement at the direction of the Board of Directors. The board recommends that you vote “FOR” each of the nine director nominees named in this proxy statement on Proposal 1, “FOR” each of Proposals 2 and 3, for “1 YEAR” on Proposal 4 and “FOR” Proposals 5, 6 and 7.

Proposal 1: Election of the Nine Director Nominees Named in this Proxy Statement

Directors are elected at each annual meeting of our shareholders for terms expiring at the next annual meeting of our shareholders. The Board of Directors has nominated the following individuals to stand for election as directors at the Annual Shareholders Meeting, all of whom are currently directors:

Andrés Conesa	Bethany J. Mayer	Cynthia L. Walker
Pablo A. Ferrero	Michael N. Mears	Cynthia J. Warner
Jeffrey W. Martin	Jack T. Taylor	James C. Yardley

Properly executed proxies will be voted “FOR” each of these nine nominees unless other voting instructions are provided. If any nominee should become unavailable to serve, the proxies may be voted for a substitute nominee designated by the board, or the board may reduce the authorized number of directors. In no event may the proxies be voted for more than nine nominees.

The board has determined that each non-employee nominee is an independent director under the NYSE independence standards. Information about director independence is described under “Corporate Governance—Board of Directors—Director Independence.”

Of the director nominees named in this proxy statement, 56% are women or people of color; 44% have served less than five years (excluding Bethany J. Mayer from this group due to her service on our board prior to her current appointment), with an average tenure of 6.5 years; and 89% are independent directors under NYSE independence standards. The following summarizes the diversity, tenure and independence of our directors nominated to stand for election at the Annual Shareholders Meeting:

28	2023 Proxy Statement

Proposals to be Voted On

Our board possesses a robust breadth and depth of experience and qualifications to oversee the company’s multiple businesses and global operations. The following chart sets forth the aggregate experience, skills and qualifications of the director nominees named in this proxy statement in areas of particular importance to our businesses:

Skills and Experience

Accounting and Finance Experience in accounting and financial matters, including the oversight of financial statements and operating results
Business / Markets Experience as a senior leader specifically in regions and markets where Sempra and its operating companies have operations

Corporate Governance

Experience on or supporting a public company board, maintaining board and management accountability, protecting shareholder interests and observing appropriate governance practices

Cybersecurity In-depth knowledge of technology and data security systems through industry experience or academia

Diversity, Equity and Inclusion (DE&I)

Experience participating in or leading executive DE&I councils, chairing/sponsoring employee DE&I councils or business resource groups, signing on to DE&I commitments or mentoring talent from under-represented groups

Electric and/or Gas Utility Electric and/or gas utility experience outside of Sempra
Energy Industry Experience in the energy industry outside of Sempra
Government, Regulatory and Public Policy Experience in managing governmental and regulatory affairs, advancing public policy and community and public relations
Health and Safety Experience in oversight of health and safety systems and procedures
Human Capital Management Senior experience with human capital management, executive compensation, succession planning and human resource management and development

Infrastructure Development

Experience in the development and management or oversight of capital projects involving physical systems (e.g., transportation, water and electric systems), real estate acquisitions and construction activities

Risk Management Experience in oversight of risk management, or in a senior compliance or regulatory role
Strategic Planning Experience in developing corporate strategies and long-term business plans
Sustainability Experience in operating responsible and sustainable businesses

Technology (Operational)

Leadership and oversight experience in technological trends related to clean energy, including emerging technology and/or innovative technology to advance the energy transition

2023 Proxy Statement	29

Proposals to be Voted On

Biographical information regarding each director nominee named in this proxy statement and his or her qualifications to serve as a director are set forth on the succeeding pages. In each biography below, unless otherwise indicated, the year shown as the beginning of each director’s tenure on the board is the year during which the director was first elected or appointed as a director of Sempra, and the age shown for each director is as of the mailing date of this proxy statement.

Andrés Conesa, Ph.D. | DIRECTOR Chief Executive Officer, Grupo Aeroméxico, S.A.B. de C.V.
Age: 53 Director since: 2017	Board committees: Compensation and Talent Development (Chair), Audit and Executive Other public boards: Grupo Aeroméxico, S.A.B. de C.V.

Contributions

Dr. Conesa has extensive knowledge of international business activities and has been a leader in promoting sustainable business practices in the air transportation industry. His deep experience with Mexican political, regulatory and financial stakeholders as well as leading organizations through significant political, technology and market change make him a valuable member of our board.

Experience

Dr. Conesa has been the Chief Executive Officer and a director of Grupo Aeroméxico, S.A.B. de C.V., an air transportation services company, since 2005.

Previously, Dr. Conesa held several positions in the Mexico Federal Government: from 2003 to 2005, he was Chairman of the Board of Directors of CINTRA (the holding company of Aeroméxico and Mexicana), and from 1991 to 2004, he served in various capacities at the Mexican Ministry of Finance, most recently as Deputy Undersecretary of Public Credit. He was a member of the Board of Governors of the International Air Transport Association from 2008 until 2018 and served as its Chairman during the 2015 term.

Dr. Conesa is a former director of IEnova, Genomma Lab International and the Mexican Stock Exchange.

Pablo A. Ferrero | DIRECTOR Independent Energy Consultant
Age: 60 Director since: 2013	Board committees: Corporate Governance and Safety, Sustainability and Technology Other public boards: None

Contributions

Mr. Ferrero has extensive executive and board experience in the global energy industry. He has a deep understanding of the energy industry and in particular international energy operations, utility practice and procedure and sustainable development, including clean energy technologies, finance and energy policy. This understanding of international energy operations coupled with his long tenure in roles through the energy industry value chain, make him a valuable member of our board.

Experience

Mr. Ferrero is an independent energy consultant and serves as executive director at MSU Energy, a private power generation company in Argentina.

From 2006 to 2011, Mr. Ferrero served as Executive Vice President for the Southern Cone at AEI Energy, a power generation and distribution and gas transmission and distribution company. From 2004 to 2006, he was the Chief Executive Officer of Transportadora de Gas del Sur S.A. Prior to that, he served in several executive functions at Perez Companc. He is a former director of Metrogas, Pampa Energía, RDA Renting, S.A., Petrobras Energía, EDESA Holding, Emgasud, Servicios Petroleros Argentina, Refinor, Oldelval, Termap, Chilquinta Energía (Chile), Luz del Sur (Peru), Petrolera Andina (Bolivia) and Promigas (Colombia). He was Chairman of the Board of Directors of TGS, Transener, Edesur, Emdersa and EDEN.

Mr. Ferrero served as a member of the Board of Directors of the Argentine Business Council for Sustainable Development, a partner organization to the World Business Council for Sustainable Development, from 2004 to 2006.

30	2023 Proxy Statement

Proposals to be Voted On

Jeffrey W. Martin | CHAIRMAN OF THE BOARD Chief Executive Officer and President, Sempra
Age: 61 Director since: 2018	Board committees: Executive (Chair) Other public boards: Oncor

Contributions

Mr. Martin, in his position as Chairman and Chief Executive Officer of Sempra, oversees the management of all aspects of our business and leads the overall governance activities of the Board of Directors. His performance and leadership in previous senior executive positions at Sempra, his experience as an employee of the company and its subsidiaries for more than 18 years, and his broad understanding of finance, law and the energy industry, including renewables, emerging technologies and global energy policy, make him a valuable member and leader of our board.

Experience

Mr. Martin has served as a director and as the Chairman and Chief Executive Officer of Sempra since 2018, and since 2020 he also has served as Sempra’s President.

Previously, Mr. Martin served as Executive Vice President and Chief Financial Officer of the company since 2017. Prior to that, he served as the Chief Executive Officer and a director at SDG&E beginning in 2014 and was appointed as President and Chairman in 2015, serving in each of these offices through 2016. From 2010 to 2013, Mr. Martin served as Chief Executive Officer and President of Sempra U.S. Gas & Power (USGP), a previous business unit of the company, and USGP’s predecessor organization, Sempra Generation. Earlier, he served as Vice President of Investor Relations for Sempra.

Prior to joining the company in 2004, Mr. Martin was Chief Financial Officer of NewEnergy, Inc. He also formerly served as corporate counsel at Unisource Energy Corporation and was an attorney at the law firm of Snell & Wilmer, LLP. Mr. Martin currently serves as a director of Oncor, which Sempra indirectly owns at the 80.25% level.

Mr. Martin serves on the board of directors of the American Petroleum Institute and on the board of trustees of the University of San Diego. He also is a governor of the Oil and Gas community and Co-Chair of the Electricity community for the World Economic Forum, and represents Sempra as part of the International Business Council of the World Economic Forum. He previously served on the boards of directors of SoCalGas, the Edison Electric Institute, Business Roundtable, California Chamber of Commerce and National Association of Manufacturers.

2023 Proxy Statement	31

Proposals to be Voted On

Bethany J. Mayer | DIRECTOR Executive Advisor, Siris Capital Group, LLC
Age: 61 Director since: 2019	Board committees: Safety, Sustainability and Technology (Chair) and Executive Other public boards: Box Inc. and LAM Research Corporation

Contributions

Ms. Mayer has extensive public company board, executive management and technology experience. Her deep experience in network security, MSc in cybersecurity and experience leading digital transformation along with her leadership and governance experience make her a valuable member of our board.

Experience

Ms. Mayer previously served as a director of Sempra from February 2017 until October 2018 when she was appointed Executive Vice President – Corporate Development and Technology of the company from November 2018 to January 2019.

From January 2018 to May 2021, she was an Executive Partner at Siris Capital Group LLC, a private equity firm that invests in technology companies, and in May 2021 became an Executive Advisor to Siris. From April to December 2017, Ms. Mayer was the President of Ixia Solutions Group of Keysight Technologies, an electronics testing and measurement equipment and software manufacturing company. From 2014 until its acquisition by Keysight Technologies in 2017 she was the President and Chief Executive Officer and a director of Ixia, a provider of testing, visibility and security solutions for physical and virtual networks. Prior to joining Ixia, Ms. Mayer held several key executive roles at HP since 2010, including as Senior Vice President and General Manager of HP’s Network Business Unit. Prior to joining HP, Ms. Mayer served as Senior Vice President, Worldwide Marketing and Corporate Development at Blue Coat Systems and, before that, she held roles at Cisco Systems, Apple Computer and Lockheed Martin.

Ms. Mayer holds a Master of Science degree in cybersecurity risk and strategy from New York University, an executive Master of Business Administration from California State University, Monterey Bay, and a Bachelor of Science from Santa Clara University.

Ms. Mayer is the non-executive Chair of the board of Box Inc. and Chair of its compensation committee. Ms. Mayer also is a board member of LAM Research Corporation. She is a former director of Marvell Technology Group Ltd and Delphi Automotive plc.

Michael N. Mears | DIRECTOR Retired, Chairman, President and Chief Executive Officer, Magellan Midstream Partners, L.P.
Age: 60 Director since: 2018	Board committees: Corporate Governance and Safety, Sustainability and Technology Other public boards: Devon Energy Corporation

Contributions

Mr. Mears possesses extensive executive and public company board and energy industry experience, including in midstream investments and operations. His commercial and operational expertise in the context of global energy markets and the energy transition make him a valuable member of our board.

Experience

Michael N. Mears served as Chairman, President and Chief Executive Officer of Magellan Midstream Partners, L.P., which transports, stores and distributes petroleum and petroleum products, from 2011 to 2022. From 2008 through 2011, he served as Chief Operating Officer of Magellan. Mr. Mears was a Senior Vice President of Magellan GP, LLC, general partner of Magellan, from 2007 through 2008 and a Vice President from 2004 to 2007.

Prior to joining Magellan in 2004, he served as a Vice President of Subsidiaries of The Williams Companies, Inc. from 1996 to 2004. Mr. Mears also worked in various management positions with Williams Pipeline Company (now known as Magellan Pipeline Company, L.P.) since joining Williams in 1985.

Mr. Mears is a director of Devon Energy Corporation. He served as a member of the board of directors of the Association of Oil Pipelines from 2003 until 2022.

32	2023 Proxy Statement

Proposals to be Voted On

Jack T. Taylor | DIRECTOR Retired, Chief Operating Officer – Americas and Executive Vice Chair of U.S. Operations, KPMG LLP
Age: 71 Director since: 2013	Board committees: Audit (Chair), Compensation and Talent Development and Executive Other public boards: Genesis Energy LP and Murphy USA Inc.

Contributions

Mr. Taylor has extensive experience with financial, capital markets and public accounting issues as well as a deep knowledge of the energy industry, including global energy markets and the clean energy sector. His experience with financial, capital markets and public accounting issues, together with his executive experience and knowledge of the energy industry, makes him a valuable member of our board.

Experience

Mr. Taylor was the Chief Operating Officer – Americas and Executive Vice Chair of U.S. Operations for KPMG LLP from 2005 to 2010. Mr. Taylor sponsored formation of the KPMG Diversity Advisory Board in 2007 and served as its Chair until his retirement in 2010. From 2001 to 2005, he served as the Vice Chairman of U.S. Audit and Risk Advisory Services for KPMG. He spent over 35 years as a public accountant at KPMG, many of which he worked in a leadership capacity.

Mr. Taylor is an NACD Board Leadership Fellow and a member of the NACD Audit Committee Chair Advisory Council.

Mr. Taylor is a director of Genesis Energy LP and Murphy USA Inc.

Cynthia L. Walker | DIRECTOR Chief Executive Officer, Tree Energy Solutions (TES) Americas, and Chief Strategy Officer, TES Group
Age: 46 Director since: 2019	Board committees: Audit and Safety, Sustainability and Technology Other public boards: Chord Energy Corporation

Contributions

Ms. Walker has extensive knowledge and executive experience in the clean energy sector, including hydrogen, green hydrogen, natural gas and energy industries. Her experience in the global energy market and the energy transition as well as her prior experience in investment banking, finance and mergers and acquisitions, make her a valuable member of our board.

Experience

Ms. Walker has been Chief Executive Officer of TES Americas and Chief Strategy Officer of TES Group, a green hydrogen company, since October 2022.

Ms. Walker served as Senior Vice President, Midstream & Marketing, for Occidental Petroleum Corporation, an integrated oil and gas exploration and production company, from 2016 until 2019. From 2014 to 2016, she was Occidental’s Senior Vice President, Strategy and Development. She joined Occidental in 2012 as Executive Vice President and Chief Financial Officer. Prior to that, Ms. Walker was a managing director at Goldman Sachs & Co. where she worked for 12 years providing strategic advice in high-profile energy industry transactions as a senior member of the Global Natural Resources Group and Mergers and Acquisitions Group.

Ms. Walker is a director of Chord Energy Corporation and of the Houston Zoo and the Children’s Museum of Houston.

2023 Proxy Statement	33

Proposals to be Voted On

Cynthia J. Warner | LEAD INDEPENDENT DIRECTOR Retired, President and Chief Executive Officer, Renewable Energy Group, Inc.
Age: 64 Director since: 2019	Board committees: Corporate Governance (Chair), Compensation and Talent Development and Executive Other public boards: Chevron Corporation

Contributions

Ms. Warner brings extensive experience and leadership in the global energy transition, particularly with respect to clean and renewable energy, as well as experience with carbon credits, offsets and other clean energy strategies. Her service as an advisor on key government policy task forces has deepened her expertise on these matters in a state and federal regulatory context. This industry leadership experience makes her a valuable member of our board.

Experience

Ms. Warner served as President and Chief Executive Officer of Renewable Energy Group, Inc. (REGI), an advanced biofuel producer, from January 2019 until its acquisition by Chevron Corporation in May 2022.

Ms. Warner previously served as Executive Vice President of Operations for Andeavor (formerly Tesoro Corporation), a refiner and marketer of petroleum products, from 2016 until 2018, when Andeavor was acquired by Marathon Petroleum Corp. Prior to that, she served as Andeavor’s Executive Vice President of Strategy and Business Development from 2014 to 2016. Ms. Warner previously served as Chairman and Chief Executive Officer of Sapphire Energy, Inc. after a 25-year career at BP and Amoco, Inc. (prior to its acquisition by BP).

Ms. Warner is a member of the National Petroleum Council, Board of Visitors of Vanderbilt University School of Engineering and Advisory Board to the Columbia University Center for Global Energy Policy. Ms. Warner previously served on President Obama’s Renewable Energy Task Force and currently serves on the Iowa Governor’s Carbon Sequestration Task Force.

Ms. Warner was appointed as a director of Chevron Corporation in June 2022 and is a former director of REGI and IDEX Corporation. She serves as our lead independent director.

James C. Yardley | DIRECTOR Retired, Executive Vice President, El Paso Corporation
Age: 71 Director since: 2013	Board committees: Corporate Governance and Safety, Sustainability and Technology Other public boards: None

Contributions

Mr. Yardley has extensive executive and public company board experience in the energy industry, including natural gas and in particular the midstream portion of that industry. This specialized energy industry experience, together with Mr. Yardley’s executive and public company board experience, make him a valuable member of our board.

Experience

Mr. Yardley was Executive Vice President of El Paso Corporation, a natural gas pipeline company and oil and gas producer, and President of its Pipeline Group from 2006 through 2012. Mr. Yardley was also the President and Chief Executive Officer of El Paso Pipeline GP Company LLC, the general partner of El Paso Pipeline Partners, L.P., a master limited partnership that owned and operated interstate natural gas transportation pipelines, storage and other midstream assets, from 2007 through 2012.

From 1998 through 2006, he was the President of Southern Natural Gas Company, previously a unit of El Paso Corporation and now a unit held jointly by Kinder Morgan Inc. and The Southern Company.

Mr. Yardley is a former director of El Paso Pipeline GP Company LLC, and Scorpion Offshore Ltd.

34	2023 Proxy Statement

Proposals to be Voted On

Proposal to be Voted on, Board Recommendation and Vote Required

We are asking our shareholders to vote to elect each of the nine nominees named in this proxy statement as directors of our company. We have not received notice of any additional candidates to be nominated to stand for election as directors at the Annual Shareholders Meeting and the deadline for notice of the nomination of additional candidates has passed. Consequently, the election of directors will be an uncontested election and our bylaw provisions providing for majority voting in uncontested elections will apply. Under these provisions, to be elected as a director, a nominee must receive votes “FOR” his or her election constituting a majority of the shares represented and voting at the Annual Shareholders Meeting at which a quorum is present, and the approving majority also must represent more than 25% of our outstanding shares. If a nominee who currently is serving as a director does not receive sufficient “FOR” votes to be reelected, the director will cease to be a director not later than 90 days following the certification of the election results, and the resulting vacancy on the board may be filled by the remaining directors. If a nominee receives sufficient “FOR” votes, he or she will be reelected to serve until our next annual shareholders meeting and until his or her successor has been elected and qualified or until his or her earlier resignation or removal.

The Board of Directors recommends that you vote “FOR” each of the nine nominees named in this proxy statement for election to the board on Proposal 1.

2023 Proxy Statement	35

Proposals to be Voted On

Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has retained Deloitte & Touche LLP as the independent registered public accounting firm to audit our financial statements and the effectiveness of our internal control over financial reporting for 2023. Deloitte & Touche LLP has served as our independent registered public accounting firm continuously since our inception in 1998. Deloitte & Touche LLP or its predecessors also have served as the independent registered public accounting firm of SDG&E and SoCalGas or their parent companies continuously since 1935 and 1937, respectively. Representatives of Deloitte & Touche LLP are expected to attend the Annual Shareholders Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from shareholders.

The following table shows fees paid to Deloitte & Touche LLP for services provided to Sempra in 2022 and 2021:

	2022		2021
(Dollars in Thousands)	Fees	% of Total	Fees	% of Total
Audit fees
Consolidated financial statements, internal controls audits and subsidiary audits	$10,872		$10,166
Regulatory filings and related services	$290		$807
Total audit fees	$11,162	83%	$10,973	81%
Audit-related fees
Employee benefit plan audits	$520		$520
Other audit-related services(A)	$1,245		$1,840
Total audit-related fees	$1,765	13%	$2,360	17%
Tax fees(B)	$477	3%	$272	2%
All other fees(C)	$94	1%	$13	—
Total fees	$13,498	100%	$13,618	100%

(A)   Other audit-related services primarily relate to statutory audits and agreed upon procedures.

(B)   Tax fees relate to tax consulting and compliance services.

(C)   All other fees relate to training and conferences.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight, including the oversight of the audit fee negotiations, of our independent registered public accounting firm. Except where pre-approval is not required by SEC rules, the committee pre-approves all audit, audit-related and permissible non-audit services provided by Deloitte & Touche LLP for Sempra and its subsidiaries, including all services provided by Deloitte & Touche LLP for Sempra in 2022 and 2021. The committee’s pre-approval policies and procedures provide for the general pre-approval of specific types of services and give detailed guidance to management as to the services that are eligible for general pre-approval, and they require specific pre-approval of all other permitted services. For both types of pre-approval, the committee considers whether the services to be provided are consistent with maintaining the firm’s independence. The committee’s policies and procedures also delegate authority to the Chair of the committee to address any requests for pre-approval of services between committee meetings, with any pre-approval decisions to be reported to the committee at its next scheduled meeting.

The Audit Committee regularly meets in executive session with only committee members present and with Deloitte & Touche LLP’s lead engagement partner present, in each case without members of management present. This provides an opportunity for the Audit Committee to assess Deloitte & Touche LLP’s effectiveness and independence for determining reappointment as well as consideration of rotating audit firms. The Audit Committee considers various factors in determining whether to reappoint Deloitte & Touche LLP, including the firm’s level and quality of service and professional integrity and objectivity in executing audits; professional qualifications; understanding of our businesses and industry; capability and expertise in handling the breadth and complexity of our businesses; and independence policies and processes for maintaining independence. The committee also considers external data such as peer reviews and recent Public Company Accounting Oversight Board reports on the firm, as well as the firm’s tenure in serving as our independent registered public accounting firm. Although auditor tenure is one data point to be considered, the Public Company Accounting Oversight Board has acknowledged that there is no conclusive linkage between tenure and audit quality. Deloitte & Touche LLP’s tenure as our independent registered public accounting firm has allowed it to gain institutional knowledge and a deep understanding of our businesses, accounting policies, and internal control over financial reporting, which the Audit Committee considers beneficial. In addition, the Audit Committee and its Chair are directly involved in the selection of the new lead engagement partner in connection with the mandated five-year rotation of the audit firm’s lead engagement partner, which most recently occurred in 2019.

36	2023 Proxy Statement

Proposals to be Voted On

Proposal to be Voted On, Board Recommendation and Vote Required

We are asking our shareholders to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2023. Ratification would be advisory only, but the Audit Committee may reconsider the appointment if it is not ratified. The members of the Audit Committee and the Board of Directors believe the continued retention of Deloitte & Touche LLP as our independent registered public accounting firm is in the best interests of our company and our shareholders. Ratification requires the receipt of “FOR” votes constituting a majority of the shares represented and voting at the Annual Shareholders Meeting at which a quorum is present, and the approving majority also must represent more than 25% of our outstanding shares.

The Board of Directors recommends that you vote “FOR” Proposal 2.

2023 Proxy Statement	37

Proposals to be Voted On

Proposal 3: Advisory Approval of Our Executive Compensation

Pursuant to Section 14A of the Exchange Act, we are asking our shareholders to approve, on an advisory basis, a resolution on the compensation of the named executive officers as reported in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our 2022 executive compensation program. We currently provide our shareholders the opportunity to vote on a say-on-pay proposal every year, and as a result, the next vote on a say-on-pay proposal following the Annual Shareholders Meeting is expected to occur at our 2024 annual shareholders meeting, subject to the voting results on Proposal 4 described below and, ultimately, our Board of Directors’ determination of the frequency of future advisory votes on our executive compensation.

Proposal to be Voted on, Board Recommendation and Vote Required

We are asking our shareholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by voting in favor of the following resolution:

“RESOLVED, that, as an advisory matter, the shareholders of Sempra approve the compensation paid to the company’s named executive officers as disclosed in the company’s 2023 proxy statement pursuant to Item 402 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

Approval requires the receipt of “FOR” votes constituting a majority of the shares represented and voting at the Annual Shareholders Meeting at which a quorum is present, and the approving majority also must represent more than 25% of our outstanding shares.

Even though this say-on-pay vote is advisory and will not be binding on the company, the Compensation and Talent Development Committee and the Board of Directors value the opinions of our shareholders. Accordingly, to the extent there is a significant vote against the compensation of our named executive officers, we will consider our shareholders’ concerns, and the Compensation and Talent Development Committee will evaluate and determine what actions may be necessary or appropriate to address those concerns when making future executive compensation decisions. However, shareholders should note that this advisory vote on executive compensation occurs well after the beginning of the current compensation year. In addition, the different elements of our executive compensation programs are designed to operate in an integrated manner and to complement one another. Therefore, in many cases, it may not be appropriate or feasible to change our executive compensation programs in consideration of any one year’s advisory vote on executive compensation by the time of the following year’s annual meeting of shareholders.

The Board of Directors recommends that you vote “FOR” Proposal 3.

38	2023 Proxy Statement

Proposals to be Voted On

Proposal 4: Advisory Approval of How Often Shareholders Will Vote on an Advisory Basis on Our Executive Compensation

Pursuant to Section 14A of the Exchange Act, we are asking shareholders to vote, on an advisory basis, on whether future advisory votes on executive compensation of the nature reflected in Proposal 3 above should occur every year, every two years or every three years. This proposal, commonly known as a “say-when-on-pay” proposal, gives our shareholders the opportunity to express their views on how often shareholders will vote on an advisory basis on our executive compensation. We currently provide our shareholders the opportunity to vote on a say-on-pay proposal every year.

Proposal to be Voted on, Board Recommendation and Vote Required

In 2011 and 2017, after careful consideration and dialogue with our shareholders, the Board of Directors determined that holding an advisory vote on executive compensation every year was the most appropriate policy for the company. The board continues to believe that an annual say-on-pay vote is in the best interests of our company and our shareholders and again recommends that shareholders vote for future advisory votes on executive compensation to occur every year.

Although many elements of our executive compensation programs are designed to promote a long-term connection between pay and performance, the board recognizes that executive compensation disclosures are made annually and holding an annual advisory vote on executive compensation provides the company with more direct and immediate feedback from shareholders on our compensation philosophy, policies, practices and disclosures. As a result, the board believes that holding an advisory vote on executive compensation every year is consistent with our practice of regularly seeking input and engaging in dialogue with our shareholders on executive compensation matters and other corporate governance topics.

Shareholders will be able to select one of four choices when voting on this proposal: “1 YEAR,” “2 YEARS,” “3 YEARS” or “ABSTAIN.” Shareholders are not voting to approve or disapprove the board’s recommendation. The option of “1 YEAR,” “2 YEARS” or “3 YEARS” that receives the greatest number of affirmative votes will be the shareholders’ advisory recommendation of the frequency of future advisory votes on executive compensation.

Even though this say-when-on-pay vote is advisory and will not be binding on the company, the board and the Compensation and Talent Development Committee will carefully review the voting results and will take them into consideration when determining the frequency of future say-on-pay votes. Notwithstanding the board’s recommendation and the outcome of the shareholder vote on this proposal, the board may decide to conduct advisory votes on our executive compensation on a more or less frequent basis based on factors it deems relevant, which may include feedback from shareholders and any adoption of material changes to our executive compensation programs.

The Board of Directors recommends that you vote for “1 YEAR” on Proposal 4.

2023 Proxy Statement	39

Proposals to be Voted On

Proposal 5: Amendment to Our Articles of Incorporation to Increase the Number of Authorized Shares of Our Common Stock

Our Board of Directors has approved, and is recommending to our shareholders for approval, an amendment to our articles of incorporation to increase the number of authorized shares of our common stock from 750 million to 1,125 million, and to correspondingly increase the number of authorized shares of our capital stock from 800 million to 1,175 million. The proposed amendment would not increase the authorized number of shares of our preferred stock, which is 50 million shares.

Reasons for the Proposal

Under our articles of incorporation, the total number of shares of common stock we currently have authority to issue is 750 million. As of March 1, 2023, approximately 314,650,040 shares of our common stock were issued and outstanding, and approximately 26.8 million shares of our common stock were reserved for future issuance under our equity-based plans (including under our direct stock purchase plan and 401(k) savings plans). As a result, approximately 408.6 million shares of our common stock, or approximately 54.5% of our total authorized common stock, remain available for issuance for future purposes. The adoption of the proposed amendment would provide an additional 375 million shares of our common stock for future issuance. As of March 1, 2023, assuming the approval of this Proposal 5 and the corresponding amendment of our articles of incorporation as of such date, our issued shares of common stock, together with the shares reserved for future issuance, as a percentage of our authorized shares of common stock would have been approximately 30.4%.

Our Board of Directors believes it is advisable and in the best interests of our company and our shareholders to increase the number of shares of common stock we are authorized to issue to provide a sufficient reserve of shares for the company’s future business and financial needs. These additional authorized shares would provide the company greater flexibility in considering transactions and other corporate purposes for which we may use these shares in the future, including, among others, for (i) stock dividends or stock splits, (ii) sales of common stock or securities convertible into or exchangeable or exercisable for common stock to enhance capital and liquidity, (iii) acquisitions of businesses or assets, (iv) grants and awards under our equity compensation plans and (v) issuances under our direct stock purchase plan and 401(k) savings plans. Having these shares available for issuance would allow us to issue these shares without the expense and delay of a shareholders meeting, unless such action is required by applicable law or the rules of the NYSE. The rules of the NYSE require shareholder approval prior to issuing shares in certain instances, such as when the number of shares to be issued in a transaction would exceed 20% of the number of shares outstanding prior to the issuance, subject to certain exceptions.

We have no plans at this time, written or otherwise, to issue the 375 million shares of common stock we are seeking to add to the number of authorized shares of our common stock in this Proposal 5. However, given the increase of nearly 425% in the market price of our common stock from the establishment of our existing common share authorization in 1998 through March 1, 2023, the Board of Directors may consider a potential stock dividend at some point in the future, assuming this proposal is approved by our shareholders, the amendment to our articles of incorporation to implement the increase to our common share authorization becomes effective, and the Board of Directors determines that (i) market conditions are favorable, (ii) the price of the company's common stock and other factors it deems relevant support such a transaction and (iii) it would be in the best interests of our company and our shareholders.

Possible Effects

The authorization of the additional shares of our common stock pursuant to this proposal would not have any immediate dilutive effect on the proportionate voting power or other rights of existing shareholders. However, to the extent that the additional authorized shares of our common stock are issued in the future, they may, depending on the circumstances of the issuance, decrease existing shareholders’ percentage equity ownership in our company and, depending on the prices at which they are issued, could be dilutive to existing shareholders and have a negative effect on the market price of our common stock. Under our articles of incorporation, shareholders do not have preemptive rights with respect to the issuance of shares of our common stock, which means that current shareholders do not have a prior right to purchase any new issue of our common stock in order to maintain their proportionate ownership of our common stock. The additional shares of our common stock, if and when issued, would have the same rights and privileges as the shares of our common stock that are currently authorized.

The proposed increase in the number of authorized shares of common stock is not intended to impede a change in control of the company, and we are not aware of any current efforts to acquire control of the company. It is possible, however, that the authorization of the additional shares of our common stock pursuant to this proposal could, under certain circumstances, enable the Board of Directors to delay or prevent a change in control by providing the company the capability to engage in actions that would be dilutive to a potential acquirer, pursue alternative transactions or otherwise increase the potential cost to acquire control of the company.

40	2023 Proxy Statement

Proposals to be Voted On

Proposal to be Voted on, Board Recommendation and Vote Required

We are asking our shareholders to approve an amendment to our articles of incorporation to increase the number of authorized shares of our common stock from 750 million to 1,125 million and to correspondingly increase the number of authorized shares of our capital stock from 800 million to 1,175 million.

If approved, the amendment would amend and restate Section 1 of Article III of our articles of incorporation as follows:

“The total number of shares of all classes of stock that the Corporation is authorized to issue is 1,175,000,000, of which 1,125,000,000 shall be shares of common stock, no par value (“Common Stock”), and 50,000,000 shall be shares of preferred stock (“Preferred Stock”). The Preferred Stock may be issued in one or more series.”

The amendment described in this proposal also is shown in the marked copy of a certificate of amendment of our articles of incorporation attached as Appendix F to this proxy statement.

Approval of this proposal requires the affirmative vote of a majority of the outstanding shares of our common stock entitled to vote at the Annual Shareholders Meeting. Consequently, abstentions will have the same effect as a vote against this proposal.

If approved by our shareholders, we plan to prepare a certificate of amendment of our articles of incorporation to reflect the amendment described in this proposal and file such certificate of amendment with the Secretary of State of the State of California promptly following approval by our shareholders at the Annual Shareholders Meeting. We expect that such certificate of amendment would become effective at the time of that filing or shortly thereafter. If Proposals 6 and 7 are also approved by our shareholders at the Annual Shareholders Meeting, we expect the certificate of amendment we file would also include the amendments contemplated by those proposals. If any of this Proposal 5 or Proposal 6 or Proposal 7 is approved but not the others or if any two of these proposals are approved but not the third, we expect the certificate of amendment we file would reflect the amendment(s) in the proposal(s) that are approved.

In making this recommendation, our Board of Directors is retaining the ability to, without further vote by our shareholders, delay or abandon the amendment set forth in this proposal, in whole but not in part, at any time if the Board of Directors concludes that such action would be in the best interests of our company and our shareholders.

The Board of Directors recommends that you vote “FOR” Proposal 5.

2023 Proxy Statement	41

Proposals to be Voted On

Proposal 6: Amendment to Our Articles of Incorporation to Change the Company’s Legal Name

Our Board of Directors has approved, and is recommending to our shareholders for approval, an amendment to our articles of incorporation to change the company’s legal name to “Sempra” from “Sempra Energy”.

Reasons for the Proposal

Our Board of Directors believes it is in the best interests of our company and our shareholders to change our corporate name to “Sempra” to better reflect the company’s current and anticipated future operations. Today, the Sempra family of companies primarily engages and has expertise in infrastructure and infrastructure development, and we are building a strong foundation throughout our organization to continue to be primarily an infrastructure company. Although our infrastructure supports the delivery of energy, our financial model is designed to limit our exposure to energy commodity prices. As a result, our Board of Directors believes the removal of “Energy” from our legal name better captures our financial exposure to the price of energy, while maintaining the Sempra name, which has long been associated with infrastructure and infrastructure development. Additionally, this change to our legal name would align with our current practices, as we currently are doing business as “Sempra”.

The name change will not have any effect on the rights of our existing shareholders. In addition, changing our corporate name will not affect the validity or transferability of stock certificates representing presently outstanding shares, and our shareholders will not be required to exchange any stock certificates presently held by them. Our common stock is currently listed for trading on the NYSE under the symbol “SRE” and on the Mexican Stock Exchange (Bolsa Mexicana de Valores, S.A.B. de C.V.) under the trading symbol SRE.MX. If the amendment described in this Proposal 6 is approved and the change to our company name becomes effective, our common stock will continue to be listed on these exchanges and trade under such symbols.

Proposal to be Voted on, Board Recommendation and Vote Required

We are asking our shareholders to approve an amendment to our articles of incorporation to change the company’s legal name to “Sempra” from “Sempra Energy”. The amendment also would update the defined term for the company to include the term “corporation” as well as “Corporation,” to align with the use of these terms in our articles of incorporation.

If approved, the amendment would amend and restate Article I of our articles of incorporation as follows:

“NAME

The name of the corporation is Sempra (hereinafter, the “Corporation” or the “corporation”).”

The amendment described in this proposal also is shown in the marked copy of a certificate of amendment of our articles of incorporation attached as Appendix F to this proxy statement.

Approval of this proposal requires the affirmative vote of a majority of the outstanding shares of our common stock entitled to vote at the Annual Shareholders Meeting. Consequently, abstentions will have the same effect as a vote against this proposal.

If approved by our shareholders, we plan to prepare a certificate of amendment of our articles of incorporation to reflect the amendment described in this proposal and file such certificate of amendment with the Secretary of State of the State of California promptly following approval by our shareholders at the Annual Shareholders Meeting. We expect that such certificate of amendment would become effective at the time of that filing or shortly thereafter. If Proposals 5 and 7 are also approved by our shareholders at the Annual Shareholders Meeting, we expect the certificate of amendment we file would also include the amendments contemplated by those proposals. If any of Proposal 5, this Proposal 6 or Proposal 7 is approved but not the others or if any two of these proposals are approved but not the third, we expect the certificate of amendment we file would reflect the amendment(s) in the proposal(s) that are approved.

In making this recommendation, our Board of Directors is retaining the ability to, without further vote by our shareholders, delay or abandon the amendment set forth in this proposal, in whole but not in part, at any time if the Board of Directors concludes that such action would be in the best interests of our company and our shareholders.

The Board of Directors recommends that you vote "FOR" Proposal 6.

42	2023 Proxy Statement

Proposals to be Voted On

Proposal 7: Amendments to Our Articles of Incorporation to Make Certain Technical and Administrative Changes

Our Board of Directors has approved, and is recommending to our shareholders for approval, amendments to our articles of incorporation to remove certain obsolete references and make other technical and administrative changes.

Reasons for the Proposal

The amendments to be approved by this proposal are to remove obsolete references that are outdated and no longer relevant and make certain other technical and administrative changes. These proposed changes are as follows:

•

Removing language from Article III of our articles of incorporation that referred to Sections 502 and 503 of the General Corporation Law of California, because such sections have been repealed or modified such that the reference is no longer needed.

•

Removing language in Article IV of our articles of incorporation stating that “[e]ach director elected after May 8, 2006 shall be elected to hold office until the next annual meeting of shareholders.” This language, when originally adopted, was transitional in nature only, as it was intended to implement our shift away from a staggered Board of Directors in 2006 and is no longer necessary.

•

Adding language to Article IV of our articles of incorporation to clarify that board committees do not have the authority to fill vacancies on our board. This is consistent with the General Corporation Law of California, and the added language merely serves to clarify this alignment.

•

Amending Article V of our articles of incorporation to remove language stating that Article V will become effective only when the company becomes a “listed corporation” within the meaning of Section 301.5 of the General Corporation Law of California and to add language to clarify that Article V shall remain effective for so long as the company remains a “listed corporation.” The language proposed to be removed was originally adopted before the company became such a listed corporation, which occurred in 1998, and has become obsolete. The language proposed to be added aligns with the General Corporation Law of California, which provides that shareholders are entitled to cumulate votes in the election of directors when a company is not a “listed corporation.”

All of the proposed amendments in this Proposal 7 are immaterial changes that do not substantively affect shareholder rights.

Proposal to be Voted on, Board Recommendation and Vote Required

We are asking our shareholders to approve amendments to our articles of incorporation to remove certain obsolete references and make other technical and administrative changes. The amendments described in this proposal are shown in the marked copy of a certificate of amendment of our articles of incorporation attached as Appendix F to this proxy statement.

Approval of this proposal requires the affirmative vote of a majority of the outstanding shares of our common stock entitled to vote at the Annual Shareholders Meeting. Consequently, abstentions will have the same effect as a vote against this proposal.

If approved by our shareholders, we plan to prepare a certificate of amendment of our articles of incorporation to reflect the amendments described in this proposal and file such certificate of amendment with the Secretary of State of the State of California promptly following approval by our shareholders at the Annual Shareholders Meeting. We expect that such certificate of amendment would become effective at the time of that filing or shortly thereafter. If Proposals 5 and 6 are also approved by our shareholders at the Annual Shareholders Meeting, we expect the certificate of amendment we file would also include the amendments contemplated by those proposals. If any of Proposal 5, Proposal 6 or this Proposal 7 is approved but not the others or if any two of these proposals are approved but not the third, we expect the certificate of amendment we file would reflect the amendment(s) in the proposal(s) that are approved.

In making this recommendation, our Board of Directors is retaining the ability to, without further vote by our shareholders, delay or abandon the amendments set forth in this proposal, in whole but not in part, at any time if the Board of Directors concludes that such action would be in the best interests of our company and our shareholders.

The Board of Directors recommends that you vote “FOR” Proposal 7.

2023 Proxy Statement	43

Proposals to be Voted On

Shareholder Proposal

Proposal 8 was submitted for inclusion in this proxy statement at the direction of a shareholder of the company and will be submitted to a vote at the Annual Shareholders Meeting if properly presented at the meeting. The board recommends that you vote “AGAINST” Proposal 8. In accordance with SEC rules, the proposal and its supporting statement are being reprinted exactly as they were submitted to Sempra by the proponent and Sempra takes no responsibility for them. The proposal and its supporting statement may contain assertions about the company or other statements that we do not endorse or that we believe are incorrect, but the board has not attempted to refute all of these assertions. We have put a box around the materials provided by the proponent so that readers can easily distinguish between material provided by the proponent and material provided by the company.

Proposal 8: Shareholder Proposal Requiring an Independent Board Chairman

Proposal 8 was submitted by Mr. John Chevedden, who has advised us that he or a representative intends to introduce the proposal included below at the Annual Shareholders Meeting. Sempra has been advised that Mr. Chevedden is the owner of no fewer than 40 shares of Sempra common stock. The company will furnish the address of Mr. Chevedden promptly upon a shareholder’s oral or written request.

The Proposal

Proposal 8 — Independent Board Chairman

Shareholders request that the Board of Directors adopt an enduring policy, and amend the governing documents as necessary in order that 2 separate people hold the office of the Chairman and the office of the CEO.

Whenever possible, the Chairman of the Board shall be an Independent Director.

The Board has the discretion to select a Temporary Chairman of the Board who is not an Independent Director to serve while the Board is seeking an Independent Chairman of the Board on an accelerated basis.

It is a best practice to adopt this policy soon. However this policy could be phased in when there is a contract renewal for our current CEO or for the next CEO transition.

This proposal topic won 52% support at Boeing and 54% support at Baxter International in 2020. Boeing then adopted this proposal topic. The roles of Chairman and CEO are fundamentally different and should be held by 2 directors, a CEO and a Chairman who is completely independent of the CEO and our company.

A Lead Director is no substitute for an independent Board Chairman. According to the Sempra annual meeting proxy the SRE Lead Directors lacks in having exclusive powers. For instance most of these powers are shared with others:

• Acts as one of the liaison persons between the independent directors and the Chairman of the Board.

•  Approves board and committee agendas and approves information sent to the board after the material is complied.

•  Is one of the persons who consults with the Chairman of the Board, Chief Executive Officer and committee chairs regarding the topics and schedules of board meetings.

•  Is one of the persons to consult with the Corporate Governance Committee as part of the committee’s review of director nominations.

•  Is one of the persons to consult with directors regarding acceptance of memberships on other boards.

•  Is one of the persons involved with succession planning.

When the Lead Director shares roles with others it means that the Lead Director may need to do little or nothing in those roles in a given year.

Plus management fails to give shareholders enough information on this topic to make a more informed decision. There is no comparison of the exclusive powers of the Office of the Chairman and the exclusive powers of the Lead Director.

The ascending complexities of a company with $45 Billion in market capitalization, like Sempra Energy, increasingly demand that 2 persons fill the 2 most important jobs at SRE on an enduring basis - Chairman and CEO

Please vote yes:
Independent Board Chairman—Proposal 8

44	2023 Proxy Statement

Proposals to be Voted On

Board of Directors’ Statement Opposing the Shareholder Proposal Requiring an Independent Board Chairman

The Board of Directors recommends a vote “AGAINST” this proposal because it believes our company and our shareholders are best served by retaining the board’s flexibility to determine, from time to time on an ongoing basis, who should serve as Chairman of the Board.

Our Flexible Board Leadership Structure Facilitates Effective Oversight

The board’s flexible leadership structure enables it to re-evaluate the needs of our company from time to time and make determinations regarding board leadership based upon then-existing conditions, including business needs, individual director skills and experiences, the overall composition of the board and shareholder preferences. The board’s annual deliberations regarding its leadership structure, which currently includes our Chairman and Chief Executive Officer as well as our Lead Independent Director, comprise a robust process, including comprehensive reviews of the company’s performance and the Chairman’s and the board’s effectiveness during the prior year, a thorough evaluation of the role of the company’s independent directors as a whole, extensive shareholder engagement, and thoughtful consideration of potential alternatives to the then-existing leadership structure in light of these factors. In all cases, these and other factors deemed relevant are considered by the board as a whole and by the independent directors meeting separately.

The Board’s Thorough Consideration of the Current Chairman’s Performance

As part of the board’s annual evaluation of its leadership structure, the board thoroughly reviews the performance of the acting Chairman of the Board. Each year since the initial appointment of Jeffrey W. Martin to the Chairman and Chief Executive Officer roles in 2018, the non-management directors have considered Mr. Martin’s particular skills and qualifications, including his extensive leadership and industry experience as a long-tenured employee of the Sempra family of companies with an outstanding career of achievement, as well as his resulting comprehensive understanding of the rules of the CPUC, the principal regulator of our California utilities, and the various other principal factors that impact our businesses. In addition, the board has carefully evaluated Mr. Martin’s contributions as a director, performance as Chairman of the Board and significant accumulated experience since his appointment to each of these roles. During this time, Mr. Martin has contributed to the board additional and valuable perspectives on, among other topics, strategy, business development, mergers and acquisitions, investor relations, succession planning, capital markets activities and regulated utilities. Mr. Martin’s combined service as Chairman and Chief Executive Officer also has allowed him to lead the board while providing critical leadership to our businesses on strategic initiatives and challenges, thus acting as a bridge between the board and the operating organization. The board believes this structure has enhanced board oversight and effectiveness, as Mr. Martin’s involvement in our day-to-day operations has afforded him in-depth and first-hand knowledge of the principal issues, opportunities and challenges facing our company, which enables him to help focus our directors’ time and attention on the company’s most critical matters, while concurrently implementing the board’s oversight role and directly incorporating the board’s goals, strategies and initiatives in his management of our businesses. We believe these benefits of combining the Chairman and Chief Executive Officer roles are particularly impactful in light of the ascending complexities of our businesses, as the proponent notes in the proposal.

Sempra’s Strong Corporate Performance Under its Existing Board Leadership Structure

In its annual deliberations on its leadership structure, the board also considers our company’s performance during various periods to help determine the effectiveness of the acting Chairman of the Board and the existing leadership structure. During Mr. Martin’s tenure as Chairman and Chief Executive Officer, he has effectively led the company and the board through a number of impactful achievements, including those discussed in “Proxy Statement Summary—Business and Performance” above. In addition, our company has outperformed many of our peers with respect to total shareholder return and dividends and has achieved strong EPS growth as follows:

•

We instituted a board leadership structure that requires a strong Lead Independent Director whenever the Chairman is not an independent director or the roles of Chairman and Chief Executive Officer are combined over 10 years ago in 2012. We have had total shareholder return of 221% during that period, which meaningfully outperforms the S&P 500 Utilities Index.(1)

•	We have achieved a CAGR of 46% and 11% for our GAAP EPS and adjusted EPS for the five-year period from 2017 through 2022, respectively.(2)
•	The CAGR of our common stock dividend exceeded the median CAGR for companies in the S&P 500 Utilities Index over the past three, five and 10 years.
(1)	The Sempra board adopted revisions to the company’s bylaws and Corporate Governance Guidelines on September 12, 2012 to significantly expand the functions and authorities of the Lead Independent Director when the Chairman is not an independent director or when the roles of the Chairman and Chief Executive Officer are combined. As a result, the total shareholder return of our company and the S&P 500 Utilities Index was calculated for the period from September 12, 2012 through December 31, 2022.
(2)	Adjusted EPS is a non-GAAP financial measure. Adjusted EPS for the year ended December 31, 2017 has been updated from its original presentation to exclude additional items to conform to the presentation for the year ended December 31, 2022. For a reconciliation of GAAP EPS to adjusted EPS, see Appendix A to this proxy statement.

2023 Proxy Statement	45

Proposals to be Voted On

Our Lead Independent Director and Engaged Independent Directors Provide Strong Independent
Board Leadership

Another important element of the board’s annual evaluation of its leadership structure is the overall composition of the board and the strong role of the company’s independent directors as a whole.

During periods in which we do not have an independent Chairman of the Board, our Corporate Governance Guidelines require an independent director to be selected annually to serve as the Lead Independent Director and prescribe certain functions and responsibilities of this role, in addition to any other duties the independent directors may assign to the Lead Independent Director from time to time as they deem appropriate. These prescribed functions and responsibilities, which were substantially strengthened in 2012 and have been further augmented over time, are broad and similar to those of an independent Chairman of the Board, as described above in “Corporate Governance—Board of Directors—Leadership Structure.” Importantly, and contrary to statements in the proposal, we do not believe shared responsibility for some of these functions renders them less valuable, as the Lead Independent Director is nevertheless required to fulfill these duties. Moreover, many of the shared functions noted in the proposal would be shared among various persons even with an independent Chairman of the Board.

In determining its leadership structure, our board thoroughly reviews the actions of the Lead Independent Director during the past year in fulfilling the responsibilities of the role to evaluate the level of leadership of the position. The board also carefully considers the board’s overall composition and relationships in determining who to appoint as the Lead Independent Director each year, including the relationships among all directors and particularly the relationship of the proposed Lead Independent Director with the Chairman of the Board and with the other independent directors, with a view toward enhancing the effectiveness of the Lead Independent Director role. In 2022, our board determined to refresh the Lead Independent Director position in accordance with our policies related to board leadership rotation and appointed Cynthia J. Warner to this role. Ms. Warner, who has been a director of Sempra since 2019, has brought a fresh perspective to the position as a newer director on our board and a different skill set through her extensive experience and leadership in the global energy industry, particularly with respect to clean and renewable energy, an important aspect of our energy infrastructure businesses that are supporting the clean energy transition.

Additionally, except for Mr. Martin, all members of our board are independent directors, and all standing board committees other than the Executive Committee consist solely of independent directors. Further, our non-management directors meet in executive sessions, which the Lead Independent Director chairs, at every regular board meeting, and any director may call for an executive session at any board meeting. The members of the standing board committees also routinely meet in executive sessions. In addition, our Chairman and Chief Executive Officer’s performance is evaluated annually by the Corporate Governance Committee and the Compensation and Talent Development Committee, each of which is composed entirely of independent directors. These committee structures, as well as the robust responsibilities of our Lead Independent Director and the active and engaged role of our other independent directors, contribute to overall strong independent board leadership that we believe is consistent with best governance practices.

Sempra Has a Strong Track Record of Board Refreshment

Our board regularly reviews board and committee composition and leadership roles to help ensure the full board and each committee has the right balance of experience, competencies and backgrounds and is chaired and otherwise led by the most suitable directors to fulfill their oversight obligations for our company and our shareholders. As part of that process, the full board and the Corporate Governance Committee consider each director’s tenure and the overall tenure of the board and each committee. Our board has added a significant number of new independent directors over the last several years, with five of our eight independent director nominees having joined our board since 2017, and one of our most recently appointed directors now serving as the Lead Independent Director as described above. Of our eight independent director nominees, three have served fewer than five years, four have served between five and 10 years and one has served longer than 10 years. We believe our company and our shareholders are best served by a board composed of a select group of longer-tenured directors who can share their wealth of experience and serve on particular committees where their expertise may be most valuable, mixed with shorter-tenured directors who can offer new and fresh ideas and perspectives to the discourse of the board and its committees. Our board is dedicated to attaining this balance of tenure and refreshment in the composition of the board as a whole, of each of our standing board committees, and of the directors appointed to board leadership positions, including the Lead Independent Director role.

Positive Shareholder Feedback on Our Board Leadership Structure

We believe our board structure is responsive to the overall desires of the holders of a majority of our shares. Shareholders voted on independent chair policy proposals at our 2019, 2020 and 2022 annual shareholders meetings, none of which were approved and received declining support over time (in terms of the percentage of votes cast). In our robust shareholder engagement efforts in our 2022 engagement cycle, we engaged with holders of approximately 40% of our outstanding shares of common stock on a variety of matters, including their views on our board leadership structure. Among the shareholders with whom we engaged, the majority (in terms of number of shares represented) either has no preference for an independent Chairman of the Board or has no preference for an independent Chairman of the Board after taking into account certain additional factors, including that there is a Lead Independent Director with significant duties, as is the case at Sempra. Based upon this feedback and various other factors, the board believes its existing flexible leadership structure is consistent with the preferences of the holders of a majority of our shares.

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Proposals to be Voted On

Conclusion

The board believes it should retain the flexibility to select the board leadership structure that is best-suited to meet the needs of Sempra and our shareholders in light of prevailing circumstances. Adopting a rigid independent chair policy as requested by this proposal would unduly impair the board’s ability to annually name as Chairman of the Board the director it believes is best-suited for the role and structure its leadership in the manner it believes most effectively serves company and shareholder interests at the time. In addition, our board believes the adoption of such a policy is contrary to the preferences of the holders of a majority of our shares and unnecessary due to Sempra’s strong governance practices, including our robust Lead Independent Director role, active and engaged independent directors and consistent history of board refreshment, as well as the performance of our business and stock price since 2012 when we instituted a strong Lead Independent Director role with functions similar to an independent Chairman of the Board.

The Board of Directors recommends that you vote “AGAINST” Proposal 8.

2023 Proxy Statement	47

Executive Compensation

Compensation Discussion and Analysis

Executive Summary

In this Compensation Discussion and Analysis, we:

•	Outline our compensation philosophy and program goals
•	Discuss how the Compensation and Talent Development Committee determines executive pay
•	Describe each element of executive pay, including base salaries, short-term and long-term incentives and executive benefits
•	Describe the rationale for each element of executive pay in the context of our compensation philosophy and program goals

48	2023 Proxy Statement

Executive Compensation

This Compensation Discussion and Analysis focuses on the compensation of the following individuals, who we collectively refer to as our named executive officers:

Named Executive Officer	Title
Jeffrey W. Martin	Chairman, Chief Executive Officer and President
Trevor I. Mihalik	Executive Vice President and Chief Financial Officer
Kevin C. Sagara	Executive Vice President and Group President
Karen L. Sedgwick	Chief Administrative Officer and Chief Human Resources Officer
Peter R. Wall	Senior Vice President, Controller and Chief Accounting Officer
Table 1

Business Overview and Strategy

Sempra’s management team has set a clear mission to be North America’s premier energy infrastructure company. In alignment with this, we have:

•	Simplified our business model in order to improve execution, build scale and deliver improved financial results
•

Continued our strategic focus on investing in transmission and distribution infrastructure, which is the portion of the energy value chain where we believe there is an attractive risk/reward profile for our owners

•

Positioned our three integrated growth platforms in highly attractive and contiguous markets in North America to better serve tens of millions of consumers in both the United States and abroad to help enable the energy transition

Our investments are focused on opportunities across our platforms that are backed by regulated returns or long-term contracts, which improves our visibility to our earnings and helps mitigate the risk profile of our businesses.

While the majority of our operations are focused on regulated utilities, we also have a strong non-utility infrastructure business and therefore evaluate our performance against both the S&P 500 Utilities Index and the broader market, including the S&P 500 Index. Our labor market for senior management talent also extends beyond the utility industry, as discussed under “Labor Market Reviews.”

Some significant business achievements over the past five years include:

•

Advancing major infrastructure projects at SDG&E and SoCalGas, such as the deployment of utility-owned energy storage technologies, investments in grid resiliency and mitigation of climate-related vulnerabilities, including wildfires, and the advancement of innovative proposals to support the energy transition, including the Angeles Link green hydrogen pipeline system in early development in the Los Angeles, California region

•

Acquiring an 80.25% indirect interest in Oncor, a regulated electric transmission and distribution business that, with its more than 141,000 miles of transmission and distribution lines, operates the largest transmission and distribution system in Texas based on the number of end-use customers and miles of transmission and distribution lines

•

Establishing our Sempra Infrastructure platform, which develops infrastructure projects in North America across three business lines — LNG and Net-Zero Solutions, Energy Networks and Clean Power — and has a portfolio of LNG opportunities strategically located in the Pacific and Gulf coasts of North America, and completing the sales of a 20% and a 10% noncontrolling interest in SI Partners to an affiliate of Kohlberg Kravis Roberts & Co. L.P. (KKR) and to ADIA, respectively, for an aggregate of $4.9 billion in cash (including post-closing adjustments and net of transaction costs)

•

Completing a multi-year capital rotation program that resulted in the divestiture of our U.S. renewables business, U.S. non-utility natural gas storage assets and South American businesses, which generated total gross cash proceeds of approximately $8.3 billion

We strive to deliver solid growth across our businesses, which we believe should provide us with a broad spectrum of opportunities to deploy capital on attractive terms. Further, we remain focused on delivering shareholder value by privileging the return of capital to shareholders.

2023 Proxy Statement	49

Executive Compensation

Performance

Financial Performance Highlights

In 2022, our GAAP EPS was $6.62 and our adjusted EPS was $9.21.(1) Our 2022 achievements build on our strong long-term financial performance. Our GAAP EPS was $3.48 in 2012, $1.01 in 2017 and $6.62 in 2022. Since 2012, we have delivered consistently strong adjusted EPS growth, increasing adjusted EPS from $4.32 in 2012 to $5.51 in 2017 and to $9.21 in 2022.(1)

This performance has contributed to our robust long-term growth and shareholder value creation. Our total shareholder return has outpaced the return of the S&P 500 Utilities Index during the past one, five, 10 and 20 years. In addition, our market capitalization almost tripled over the past 10 years from $17 billion at the end of 2012 to $49 billion at the end of 2022.

The company has a long track record of returning value to shareholders:

•	Strong Dividend Growth: The CAGR of our common stock dividend exceeded the median CAGR for companies in the S&P 500 Utilities Index over the past three, five and 10 years.
•

13 Consecutive Years of Dividend Increases: From 2010 to 2022, we increased our annual dividend from $1.56 to $4.58 per common share. The Board of Directors raised the dividend for the thirteenth consecutive year in 2023, increasing the dividend to $4.76 per common share on an annualized basis.

•

Share Repurchases: The company’s strong dividend is coupled with $1.25 billion of share repurchases since July 2020, including $750 million of share repurchases that have been completed since November 2021.

Long-Term Growth(2)

Total Shareholder Return(4)

Figures 1 and 2

(1)	Adjusted EPS is a non-GAAP financial measure. Adjusted EPS for the years ended December 31, 2012 and 2017 have been updated from their original presentation to exclude additional items to conform to the presentation for the year ended December 31, 2022. For a reconciliation of GAAP EPS to adjusted EPS, see Appendix A to this proxy statement.
(2)	As of or for the years ended December 31, 2012, 2017 and 2022, as the context requires.
(3)	Dollars in billions.
(4)	For periods ended December 31, 2022.

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Executive Compensation

Strategic Performance Highlights

Sempra

Sempra executed on its disciplined strategy with a focus on investing in energy infrastructure, resulting in strong financial performance	Sempra more than doubled its utility rate base from 2017 through 2022 by investing in the #1 and #2 economies in the United States(1)	Sempra was ranked #1 ESG Utility Leader by Investor’s Business Daily

Sempra California

SDG&E completed Cleveland National Forest Fire Hardening + Safety Project	SDG&E received CPUC approval for 200 MW of utility-owned energy storage	SDG&E deployed the region’s first vehicle-to-grid project using local electric school buses capable of sending power to the grid

SoCalGas achieved voluntary 5% RNG blending target(2)	SoCalGas received CPUC approval for a memorandum account to track spending for preliminary development of Angeles Link, a strategic dedicated hydrogen pipeline(3)	SoCalGas achieved approximately 37% methane reductions below 2015 levels through 2021, nearly at the state’s goal of 40% by 2030

Sempra Texas

Oncor released sustainability financing framework and issued $400 million of green bonds in May 2022	Oncor executed its $3 billion 2022 capital plan	Oncor announced a vehicle-to-grid collaboration with Toyota Motor North America, the first utility collaboration for Toyota around battery electric vehicles

Sempra Infrastructure

Sempra sold a 10% noncontrolling interest in SI Partners to ADIA for $1.7 billion in cash(4)	Sempra Infrastructure advanced development of Hackberry Carbon Sequestration project advancing net-zero greenhouse gas emissions strategy(3)	Sempra Infrastructure began commercial operations of its refined products storage terminal in Puebla, Mexico

(1)	Rate base for SDG&E and SoCalGas represents 13-month weighted-average, excluding CWIP. Rate base reflects 100% of Oncor’s and Sharyland Utilities, L.L.C.’s actual year-end rate base as of December 31, 2017 and 2022. Economy rankings based on GDP according to BEA.
(2)	In 2022, SoCalGas delivered 5% RNG to its “core service” as defined in SoCalGas’ Tariff Rule No. 23.
(3)	The ability to complete major construction and development projects is subject to a number of risks and uncertainties and there can be no assurance of completion.
(4)	Amount of proceeds includes post-closing adjustments and is net of transaction costs.

2023 Proxy Statement	51

Executive Compensation

Shareholder Engagement

Incorporating shareholder feedback into the decision-making process is a critical component of our compensation program and our overall corporate governance philosophy. Our board and management have a long-standing commitment to engaging our shareholders and listening to their perspectives on, among other matters, key performance, governance and compensation matters. With respect to compensation matters, we engage extensively with shareholders to gather feedback on our current compensation program and any potential changes to the program the Compensation and Talent Development Committee is considering. Our Lead Independent Director and Corporate Governance Committee Chair, who serves on the Compensation and Talent Development Committee, participates in these shareholder engagement efforts, including attending many of the meetings with our shareholders, to strengthen the communication of shareholder feedback directly to the board.

During the shareholder engagement cycle beginning in spring 2022 and continuing through January 2023, which was in addition to our normal investor relations outreach, we reached out to shareholders representing approximately 63% of our total outstanding shares of common stock and held telephonic or videoconference meetings with shareholders representing approximately 40% of our total outstanding shares of common stock (a significant portion of our institutional share ownership). During these meetings, we reviewed our executive compensation program and a variety of other topics as discussed under “Corporate Governance — Board of Directors — Robust Engagement Program” above, gathered shareholder feedback on our program and gained insight into their views and priorities with respect to these matters. The Compensation and Talent Development Committee considered insights gained during our shareholder engagement meetings when they incorporated the ESG Measures into the performance-based annual bonus plan in 2021 and when they continued to enhance the ESG Measures in the 2022 performance-based annual bonus plan.

Our shareholders presently have the opportunity to cast an advisory vote on our executive compensation, or a “say-on-pay” vote, once every year at our annual shareholders meetings. At our 2022 annual shareholders meeting, the say-on-pay proposal received more than 94% approval. The Compensation and Talent Development Committee believes this high level of approval affirms our shareholders’ support for our approach to executive compensation, and therefore the committee did not significantly alter our compensation policies or practices for 2022.

2022 Compensation Program Overview

Our executive compensation program is designed to attract, motivate and retain key executive talent and promote strong, sustainable long-term performance. The three components of total direct compensation delivered in our program are: (1) base salary; (2) performance-based annual bonus; and (3) long-term equity-based incentives. We place an emphasis on variable performance-based pay, with each component designed to promote value creation and alignment of our management team’s compensation with our long-term strategic objectives.

Type	Component	Form		Key Characteristics
Fixed	Base Salary	Cash	•	Base salary is targeted to generally align to the median of comparably sized general industry peers (excluding financial services companies)
Variable	Performance-Based Annual Bonus	Cash	•	Based on ABP Earnings (weighted at 80%), Safety Measures (weighted at 12%) and ESG Measures (weighted at 8%)
			•	No bonus payment unless company exceeds threshold performance level for the year and maximum payouts are capped
	Long-Term Equity-Based Incentives	Equity	•	Performance-Based Restricted Stock Units (weighted at two-thirds collectively)
• Relative TSR Performance-Based Restricted Stock Units (weighted at one-third): 3-year relative TSR, allocated evenly between:
– Relative TSR measured against S&P 500 Utilities Index; maximum payout requires performance at 90th percentile of S&P 500 Utilities Index peers
– Relative TSR measured against S&P 500 Index; maximum payout requires performance at 90th percentile of S&P 500 Index peers
•

EPS Growth Performance-Based Restricted Stock Units (weighted at one-third): 3-year EPS CAGR, with payout scale set based on forward consensus estimates of EPS CAGR of S&P 500 Utilities Index peers; maximum payout requires performance at the 90th percentile of estimates for S&P 500 Utilities Index peers 3-year performance period for each performance measure

• For all of our performance-based restricted stock unit awards, performance below threshold results in zero payout
			•	Stock Options and/or Service-Based Restricted Stock Units (weighted at one-third):(1) Vest ratably over three years

Table 2

(1)	Stock options were weighted at one-third for Messrs. Martin, Mihalik, and Sagara. Service-based restricted stock units were weighted at one-third for Ms. Sedgwick and Mr. Wall. The 2022 annual LTIP award for Messrs. Martin, Mihalik and Sagara did not include service-based restricted stock units, and the 2022 annual LTIP award for Ms. Sedgwick and Mr. Wall did not include stock options.

Note: Based on 2022 annual base salary, 2022 target performance-based annual bonus and the target grant date value of 2022 long-term equity-based incentives.

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The relative value of Mr. Martin’s 2022 total direct pay opportunity for each of the three components of total direct compensation at target company performance is shown below in Figure 3.

Chief Executive Officer Target Total Direct Compensation

Figure 3

Note: Based on 2022 annual base salary, 2022 target performance-based annual bonus and the target grant date value of 2022 long-term equity-based incentives.

Our pay mix is designed to align our executives’ interests with our shareholders’ interests by providing a greater proportion of target annual compensation through performance-based annual bonuses and long-term equity-based incentives rather than base salary. This means that most pay is intended to be variable and increase or decrease based on company performance. As shown in Figure 3, over 70% of Mr. Martin’s target total direct pay opportunity in 2022 was in the form of performance-based equity awards (comprising two-thirds performance-based restricted stock units and one-third nonqualified stock options) and 89% was in the form of at-risk variable incentive pay.

Actual pay mix may vary substantially from target pay mix. This may occur as a result of company performance, which greatly affects annual bonuses and payout percentages for EPS growth-based LTIP awards, and stock performance, which significantly impacts payout percentages for TSR-based LTIP awards and the ultimate value realized for all equity awards. Figure 4 shows the percentage of each component of the total 2022 direct pay opportunity as of December 31, 2022 at target company performance for each of our named executive officers.

Figure 4

Note: Based on annual base salary and target performance-based annual bonus as of December 31, 2022 and the target grant date value of the 2022 annual long-term incentive plan award for each named executive officer.

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Chief Executive Officer Target Compensation Summary

The table below summarizes Mr. Martin’s 2022 base salary, the target value of his 2022 performance-based annual bonus, and the target value of his 2022 annual LTIP award.

In setting Mr. Martin’s 2023 compensation, the Compensation and Talent Development Committee considered the company’s and Mr. Martin’s performance, the experience Mr. Martin brings to his role as a seasoned Chief Executive Officer, the desire to retain a high-performing Chief Executive Officer and executive team during a time of market uncertainty, and market compensation data and market positioning relative to general industry data and utility peers that are most similar to Sempra. See “Labor Market Reviews” below for additional information on how the committee uses external market data. The committee provided Mr. Martin with a modest salary increase, delivering the bulk of the increase in his target total direct compensation in the form of at-risk annual and long-term incentive compensation.

Base Salary	Target Value of 2022 Performance- Based Annual Bonus	Target 2022 LTIP Award Value	Target 2022 Total Direct Compensation
$1,400,000	$2,240,000	$9,500,000	$13,140,000
Table 3

Pay-for-Performance Alignment

The Compensation and Talent Development Committee believes that pay should be structured to align executive compensation with company performance and with the interests of our shareholders. As a result, our incentive plans are designed to deliver payouts that are aligned with company performance. Our LTIP awards measure TSR performance relative to companies in the S&P 500 Utilities Index and S&P 500 Index and the payout scale for our EPS growth-based LTIP awards is based on forward consensus estimates of EPS growth for our S&P 500 Utilities Index peers.

This is demonstrated by comparing the performance outcomes of our recent LTIP payouts for our TSR-based and EPS growth-based annual LTIP awards, which comprised 100% of the annual LTIP grant date award value of our 2016-2018 and 2017-2019 awards and 70% of the annual LTIP grant date award value for our 2018-2020, 2019-2021 and 2020-2022 awards (with the remaining 30% consisting of stock options or service-based restricted stock units, which are not reflected in the table below).

Award Cycle	Realized Payout
2016-2018	40% of Target
2017-2019	151% of Target
2018-2020	137% of Target
2019-2021	89% of Target
2020-2022	140% of Target
Table 4

Rigor of Incentive Targets

At the start of each year, our Compensation and Talent Development Committee aims to set challenging yet achievable incentive targets, designed to motivate our team to drive strong performance and sustained value creation and to closely align executives’ interests with those of our shareholders.

Performance-Based Annual Bonus Plan

For 2022, the Compensation and Talent Development Committee selected earnings, weighted at 80%, safety, weighted at 12% and environmental, social and governance, weighted at 8%, for the measurement of annual company performance under the performance-based annual bonus plan. The committee utilizes earnings as the basis of the primary annual bonus metric because it believes this measure provides an accurate and comprehensive picture of annual company financial performance that plan participants, shareholders, analysts and other parties can clearly understand. The committee makes certain predefined adjustments to GAAP earnings as described in Appendix D to this proxy statement to calculate ABP Earnings.

For 2022, the committee set a challenging ABP Earnings target of $2,657 million based on the company’s financial plan. The financial plan also informs the company’s GAAP EPS guidance range and adjusted EPS guidance range. The 2022 target reflected an increase of $289 million, or 12%, over our 2021 target ABP Earnings of $2,368 million, and also was $99 million higher than our 2021 actual ABP Earnings of $2,558 million. The $159 million range between the 2022 ABP Earnings target and maximum goals also continues the trend of broadening this range, which was $142 million in 2021 and $81 million in 2020. Our 2022 ABP Earnings were $2,947 million, which is an increase of more than 15% above 2021 ABP Earnings.

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Adjustments to GAAP earnings were predefined at the time the Compensation and Talent Development Committee determined the 2022 annual bonus plan goals. For a reconciliation of GAAP earnings to ABP Earnings, see “Reconciliation of 2022 GAAP Earnings to ABP Earnings” below and Appendix D to this proxy statement. For detailed information about the component measurements of annual company performance under the performance-based annual bonus plan, see “Annual Bonus Performance Results” below and Appendix D to this proxy statement.

Long-Term Equity-Based Incentives

The 2022 annual LTIP award design for Messrs. Martin, Mihalik and Sagara is 100% performance based, with two-thirds in performance-based restricted stock units and one-third in nonqualified stock options, which the Compensation and Talent Development Committee views as performance-based because their value depends on our stock price increasing over time. The 2022 annual LTIP award design for Ms. Sedgwick and Mr. Wall is two-thirds performance-based restricted stock units and one-third service-based restricted stock units. The performance measures and weightings for the 2022 annual long-term incentive plan awards are:

Figures 5 and 6

Note: The TSR portion of the awards includes two equally weighted components: one that measures TSR relative to the S&P 500 Utilities Index and one that measures TSR relative to our S&P 500 Index peers.

The 2022 annual long-term incentive plan awards include two performance measures — relative total shareholder return (weighted at one-third of the total award value, half of which is based on performance against the S&P 500 Utilities Index and half of which is based on performance against the S&P 500 Index) and EPS growth (weighted at one-third of the total award value). The Compensation and Talent Development Committee measures performance against challenging targets in order to drive long-term growth and closely align executives’ interests with those of our shareholders.

In the event that Sempra’s total shareholder return is below the 25th percentile of the relevant index (S&P 500 Utilities Index or S&P 500 Index), participants receive zero shares for that portion of the award. To achieve the maximum payout, performance must be at or above the 90th percentile of the relevant index (S&P 500 Utilities Index or S&P 500 Index). For the EPS growth portion of the annual LTIP award, no payout is made if our EPS CAGR is below the 25th percentile of consensus expectations for our S&P 500 Utilities Index peers. To achieve maximum payout, performance must be at or above the 90th percentile of consensus expectations for our S&P 500 Utilities Index peers.

Actual payouts for performance-based restricted stock unit awards for the past five completed award cycles ranged from 40% of target to 151% of target, with two cycles paying out below target and three cycles paying out above target.

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Compensation Governance

We believe our compensation practices, which are highlighted below, reflect our pay-for performance philosophy and program goals and our commitment to sound corporate governance:

What We Do	What We Don’t Do

Incorporate shareholder feedback in our compensation program design

Multiple LTIP award and annual bonus plan performance measures

LTIPs include “double-trigger” equity vesting upon a change in control(1)

Clawback policy

Share ownership guidelines (8x base salary for Chief Executive Officer)

Independent advisors conduct risk assessment of compensation program

No excise tax gross-ups for named executive officers

No employment contracts for named executive officers

No stock option repricing(2)

No hedging or pledging of shares

No uncapped incentives

No single-trigger cash severance payments upon a change in control(1)

(1)	See “Severance and Change in Control Arrangements” for additional information.
(2)	Long-term incentive plan awards are granted from a shareholder-approved plan that prohibits stock option repricing and cash buyouts without shareholder approval.

Compensation Philosophy and Program Goals

Compensation Philosophy

The Compensation and Talent Development Committee of our Board of Directors sets the company’s executive pay philosophy, which emphasizes four key areas:

Sempra’s Executive Compensation Philosophy
Performance-based incentives aligned with shareholder value creation	Alignment of pay with short-term and long-term company performance
Balance between short-term and long-term incentives	More pay tied to performance at higher levels of responsibility

We believe this compensation philosophy enables us to attract, motivate and retain key executive talent and promote strong, sustainable long-term performance.

Executive Compensation Program Goals

Our executive compensation program goals include:

•	Aligning executive compensation with shareholders’ interests
•	Linking executive compensation to both annual and long-term business and individual performance
•	Motivating executives to achieve superior performance
•	Attracting and retaining executives with outstanding ability and experience who demonstrate high standards of integrity and ethics

Labor Market Reviews

Labor Market

The Compensation and Talent Development Committee uses external pay data to help align executive compensation levels with the labor market. The committee views the labor market for our most senior positions as a nationwide, broad cross-section of companies in various industries, and the committee recognizes that this labor market varies by position. The committee’s use of both general industry and utility industry compensation data reflects the competitive labor market from which we recruit executives.

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Sempra’s 20 officers as of December 31, 2022 were hired from a broad range of industries, including accounting and finance, consulting, energy, law and utilities.

Sempra Officers Industry Background

Figure 7

Market Review

The Compensation and Talent Development Committee seeks to provide compensation opportunities for our executives that are commensurate with the competitive labor market. The committee considers general industry survey data as its primary source of external market data because it reflects the labor market from which officer roles are recruited. The committee reviews compensation data at the 25th, 50th and 75th percentiles of the general industry survey data, in total and by component (base salaries, target performance-based annual bonuses and target long-term equity-based incentives), and generally targets alignment with the 50th percentile. Positioning relative to the 50th percentile may vary based on factors such as the comparability of market survey positions to the scope and structure of our positions, performance, experience, time in position and succession planning considerations.

Based on the November 2021 market review, 2022 target total compensation for Messrs. Martin, Mihalik and Wall fell within the third quartile (between the 50th and 75th percentiles) and Mr. Sagara approximated the 75th percentile of the general industry survey data. Ms. Sedgwick, who was promoted to her current role in December 2021, was not included in the November 2021 market review.

Actual compensation may be higher or lower than target compensation, as it reflects actual performance and payouts under our performance-based annual bonus plan and our long-term incentive plan.

General Industry Compensation Data

When determining executive pay, the Compensation and Talent Development Committee first reviews general industry market pay data from the Aon Total Compensation Management (TCM) Database for non-financial services Fortune 500 companies with revenues between $6.5 billion and $26.25 billion. The November 2021 market review, which informed 2022 compensation decisions, consisted of 142 companies, which are listed on Appendix B to this proxy statement, and are referred to in this Compensation Discussion and Analysis as our “general industry peer group.”

Table 5 summarizes the market capitalization, earnings and revenue of the general industry peer group compared to Sempra.

(Dollars in Millions)	Market Capitalization(1)		Earnings(2)		Revenue(2)
Sempra	$48,577		$2,094		$14,439
Sempra Percentile Rank	71	st	73	rd	40	th
75th Percentile	$56,242		$2,289		$21,992
Median	$25,292		$1,149		$16,382
25th Percentile	$9,831		$668		$11,939

Table 5

(1)	Market capitalization is calculated using the common stock closing price on December 31, 2022 and the number of outstanding shares of common stock based on publicly reported information available as of December 31, 2022.
(2)	Earnings and revenue for the general industry peer group companies are for fiscal year 2022 unless otherwise noted in Appendix B to this proxy statement.

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Utilities Industry Compensation Data

The Compensation and Talent Development Committee also reviews pay and performance data in proxy statements and other public filings of energy and utility companies. This peer group is composed of the 26 companies that make up the S&P 500 Utilities Index and are not water companies. These companies are listed in Appendix C to this proxy statement and are referred to in this Compensation Discussion and Analysis as our “utilities peer group” or our “S&P 500 Utilities Index peers.” We used the companies in the utilities peer group as comparators for the EPS-growth and one of the two relative TSR components of the 2022 annual LTIP award.

Table 6 summarizes the market capitalization, earnings and revenue of the utilities peer group compared to Sempra.

(Dollars in Millions)	Market Capitalization(1)		Earnings(2)		Revenue(2)
Sempra	$48,577		$2,094		$14,439
Sempra Percentile Rank	84	th	83	rd	58	th
75th Percentile	$37,231		$1,597		$18,614
Median	$23,484		$1,066		$12,453
25th Percentile	$18,506		$761		$8,076

Table 6

(1)	Market capitalization is calculated using the common stock closing price on December 31, 2022 and the number of outstanding shares of common stock based on publicly reported information available as of December 31, 2022.
(2)	Earnings and revenue for the utilities peer group companies are for fiscal year 2022.

Role of Internal Pay Equity

The Compensation and Talent Development Committee uses internal pay equity principles to determine the compensation for positions that are unique or difficult to compare to market data. Internal equity is also considered in establishing compensation for positions considered to be equivalent in responsibilities and importance, especially where precise external data is not available.

Compensation Components

Primary Components of Executive Compensation Program

The primary components of our executive compensation program are:

•	Base salaries
•	Performance-based annual bonuses
•	Long-term equity-based incentives

Additional benefits include participation in health and welfare programs and retirement and savings plans, as well as personal benefits and severance pay agreements.

All of our named executive officers generally participate in the same compensation program. However, compensation levels for named executive officers vary substantially based on the roles and responsibilities of the individual officers.

1.	Base Salaries

Our executive compensation program emphasizes performance-based pay. This includes annual cash bonuses and long-term equity-based incentives. However, base salaries remain a common and necessary element of compensation for attracting and retaining outstanding employees at all levels.

The Compensation and Talent Development Committee annually reviews base salaries for executive officers. The committee considers the following factors, among others, in its annual review:

Factors Considered in Determining Base Salaries
Peer group salary data	Complexity of roles and responsibilities	Reporting relationships
Individual contributions and performance	Succession planning	Internal pay equity
Labor market conditions	Retention needs	Experience

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The Compensation and Talent Development Committee also may review and adjust base salaries during the year (between annual reviews) for various reasons, including in the event of promotions or other job title changes, modifications to reporting relationships or job functions, or changes to any of the other factors described above or other circumstances considered relevant by the committee.

2022 Adjustments to Base Salaries

Mr. Martin received an annual salary planning increase of 3.7% and Messrs. Mihalik, Sagara and Wall received increases of 6.4%, 6.4% and 5.1%, respectively. Ms. Sedgwick did not receive a further base salary increase in 2022, following the 17.9% promotional increase effective December 20, 2021 in connection with her promotion to Chief Administrative Officer.

2.	Performance-Based Annual Bonuses

Performance Guidelines

Each year the Compensation and Talent Development Committee establishes performance measures and dollar guidelines for performance-based cash bonus payments. The committee strives to select financial and operational performance measures that are linked to our business strategy and shareholder interests.

Consistent with our pay-for-performance philosophy, the performance measures do not provide for any bonus payment unless the company surpasses the threshold (minimum) performance level for the year. Bonus opportunities increase from zero for performance at the threshold level to 200% of target for performance at the maximum level.

The committee may apply discretion in determining awards, including determining the results of performance measures and taking into consideration the contributions of each named executive officer or other factors it deems relevant.

Bonus Opportunities for Named Executive Officers

Potential bonus opportunities at threshold, target and maximum company performance as of December 31, 2022 are expressed as a percentage of each named executive officer’s base salary as of December 31, 2022 below.

Named Executive Officer	Threshold	Target	Maximum
Jeffrey W. Martin	0%	160%	320%
Trevor I. Mihalik	0%	95%	190%
Kevin C. Sagara	0%	95%	190%
Karen L. Sedgwick	0%	60%	120%
Peter R. Wall	0%	50%	100%

Table 7

Annual Bonus Performance Measures

For 2022, the Compensation and Talent Development Committee selected earnings, employee and public safety, and ESG criteria for the measurement of annual company performance. The ABP Earnings measure was weighted at 80%, Safety Measures were weighted at 12% and ESG Measures were weighted at 8%. For annual bonus plan purposes, ABP Earnings are Sempra’s GAAP net income, excluding earnings attributable to noncontrolling interests and preferred stock dividends and subject to certain other predefined adjustments. ABP Earnings may be higher or lower than earnings reported in our financial statements due to these adjustments, which are described in “Reconciliation of GAAP Earnings to ABP Earnings” below and in Appendix D to this proxy statement. The specific components of the Safety Measures and the ESG Measures are described in Tables 9 and 10 below and in Appendix D to this proxy statement.	ABP Earnings + Safety + ESG

Rationale for Selection of Performance Measures

The Compensation and Talent Development Committee selected earnings as the basis of the primary annual bonus plan metric for 2022, weighted at 80%, because it believes this measure continues to provide an accurate and comprehensive picture of annual company financial performance that plan participants, shareholders, analysts and other parties can clearly understand. Safety measures, which historically have been included in the annual bonus plan, are also included for 2022, weighted at 12%, because the committee believes that strong safety performance is critical to our infrastructure-intensive businesses. Performance measures include employee safety metrics as well as metrics that promote public safety and safe operations.

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The committee added further ESG measures to the annual bonus plan in 2021 and continued the use of ESG measures in 2022 to incentivize progress on the company’s key ESG commitments, including:

•	Advancing a clean energy future
•	Fostering our high-performance culture by promoting an inclusive work environment that embraces diverse backgrounds and perspectives
•	Making a difference in the communities we serve
•	Maintaining strong corporate governance practices

During our shareholder engagement meetings, we solicit shareholders’ input on the performance measures and other aspects of our incentive plans. Some shareholders expressed a preference for the use of multiple performance measures in annual bonus plans, including a financial performance measure (there was not a clear preference for earnings or EPS), and for the use of different performance measures in our annual bonus and long-term incentive plans. Shareholder feedback related to our annual bonus plan performance measures and structure generally has been positive and shareholders generally support the incorporation of ESG measures into the plan.

ABP Earnings Goal Determination

Table 8 shows the ABP Earnings criteria for 2022 performance-based annual bonuses:

Financial Performance Measure (Dollars in Millions)	Threshold	Target	Maximum
ABP Earnings (Attributable to Common Shares)	$2,498	$2,657	$2,816

Table 8

For 2022, the committee set a challenging ABP Earnings target of $2,657 million based on the company’s financial plan. The financial plan also informs the company’s GAAP EPS guidance range and adjusted EPS guidance range. The 2022 target reflected an increase of $289 million, or 12%, over our 2021 target ABP Earnings of $2,368 million, and also was $99 million higher than our 2021 actual ABP Earnings of $2,558 million. The $159 million range between the 2022 ABP Earnings target and maximum goals also continues the trend of broadening this range, which was $142 million in 2021 and $81 million in 2020.

Consistent with the approach taken in prior years, the Compensation and Talent Development Committee also determined when it set earnings goals that the earnings calculation for 2022 annual bonus plan purposes would be adjusted by excluding the impact of major changes in accounting rules, certain items related to acquisitions and divestitures, the impact of legacy litigation matters, including the Aliso Canyon natural gas storage facility civil litigation, and other adjustments as described in Appendix D to this proxy statement. In addition, the Compensation and Talent Development Committee has, but did not use, discretion to adjust earnings for other unplanned or unforeseen items that may occur during the course of the year.

Safety Measures and ESG Measures Goal Determination

Safety Measures

The Compensation and Talent Development Committee included safety measures in our annual performance-based bonus plan because our strong commitment to robust safety practices is foundational to our company’s culture and success of our infrastructure-intensive businesses. The Safety Measures included in the 2022 performance-based annual bonus plan, which are collectively weighted at 12%, include metrics focused on employee and contractor safety as well measures that promote public safety and safe operations. The 2022 Safety Measures reflect a more focused and streamlined approach compared to prior years. The number of Safety Measures related to public and operational safety was reduced to allow greater focus on the most impactful areas and employee and contractor safety is now measured on a consolidated basis. Additional detail about these Safety Measures and 2022 performance results on these measures is provided below in Table 10.

ESG Measures

The 2022 ESG Measures are collectively weighted at 8% and the Compensation and Talent Development Committee’s selection of these measures reflects the company’s key sustainability priorities and initiatives. Expectations for progress on these priorities were discussed with management at the beginning of the year and management provided performance updates to the Compensation and Talent Development Committee over the course of the year. The committee determined the performance results using the evaluation framework set forth below in Table 9. Certain of the identified goals are designated as “core goals,” and all core goals must be achieved in order to earn target-level performance. Additional detail about the ESG Measures and 2022 performance results on these measures is provided in Appendix D to this proxy statement.

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The Compensation and Talent Development Committee reviewed the performance results for the ESG Measures and, using the framework shown below, determined the overall payout of 160% of target for these measures.

	Below Target 0% - 50%	Approximating Target 50% - 100%	Above Target 100% - 150%	Significantly Above Target 150% - 200%
Environmental (One-Third)	No payout if less than 3 core goals achieved. Partial payout if 3-4 core goals achieved.	All 5 core goals achieved.	All 5 core goals achieved and 1-2 additional goals achieved.	All 5 core goals achieved and all 3 additional goals achieved.
Actual Performance
Social (One-Third)	No payout if less than 3 core goals achieved. Partial payout if 3-4 core goals achieved.	All 5 core goals achieved.	All 5 core goals achieved and 1-2 additional goals achieved.	All 5 core goals achieved and all 3 additional goals achieved.
Actual Performance
Governance (One Third)	No payout if less than 2 core goals achieved. Partial payout if 2-3 core goals achieved.	All 4 core goals achieved.	All 4 core goals achieved and 1 additional goal achieved.	All 4 core goals achieved and all 2 additional goals achieved.
Actual Performance
Overall Payout = 160% of Target

Table 9

Annual Bonus Performance Results

Overall company performance on the 2022 annual bonus plan performance measures was at 191.79% of target performance. A summary of the plan metrics and results is provided in Table 10 below.

2022 Performance Measures		Goals				Percent of Target Achieved
	Weight	Threshold	Target	Maximum	Actual
Financial:
ABP Earnings (Dollars in Millions)	80.0%	$2,498	$2,657	$2,816	$2,947	200%
Safety Measures:
Employee and Contractor Safety:(1)
Total Recordable Incident Rate – Employees	2.0%	1.91	1.73	1.56	1.57	194%
Total Recordable Incident Rate – Contractors(2)	2.0%	0.63	0.53	0.43	0.41	0%
Lost Time Incident Rate – Employees	2.0%	0.54	0.46	0.39	0.34	200%
Public Safety:
SDG&E – Wildfire and Public Safety Power Shutoff (PSPS) System Hardening (Miles)	1.5%	125	147	170	180	200%
SDG&E – Damage Prevention (Damages per USA Ticket Rate)	1.5%	1.82	1.65	1.57	1.27	200%
SoCalGas – A1 Gas Leak Order Response Time	1.5%	92.4%	92.8%	93.3%	93.21%	182%
SoCalGas – Damage Prevention (Damages per USA Ticket Rate)	1.5%	2.61	2.37	2.25	2.30	158%
ESG Measures:
Environmental, Social and Governance	8.0%	See Appendix D for Detail				160%
TOTAL	100.0%					191.79%

Table 10

(1)	Employee data includes Sempra, SDG&E, SoCalGas, Sempra Infrastructure and Oncor. Contractor data includes Sempra, SDG&E, SoCalGas and Sempra Infrastructure.
(2)

Although the formulaic performance for the contractor safety measure exceeded the maximum goal, the committee exercised negative discretion to reduce the payout for this measure to zero in light of a contractor fatality.

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Reconciliation of GAAP Earnings to ABP Earnings

A reconciliation of 2022 GAAP earnings to ABP Earnings is provided in Table 11. For additional information about the adjustments made to GAAP earnings to calculate ABP Earnings, see Appendix D to this proxy statement.

(Dollars in Millions)	Reconciliation
GAAP Earnings	$2,094
Predefined Adjustments:
Exclude variance from plan of foreign exchange gains or losses, unrealized mark-to-market gains/losses on certain derivatives at Sempra Infrastructure, and unplanned rabbi trust investment returns (related to nonqualified pension and deferred compensation) in excess of specified limits	532
Exclude gains or losses related to legacy litigation matters	199
Exclude variance from plan of the Sempra Infrastructure Partners transactions and corporate reorganization efforts	122
ABP Earnings	$2,947

Table 11

2022 Bonus Payouts

Based on overall performance and its consideration of the contributions of each named executive officer in 2022, the Compensation and Talent Development Committee approved the payment of the annual bonuses shown in Table 12.

Named Executive Officer	Base Salary at Year-End 2022	X	Bonus Target	X	Performance Score(1)	=	Bonus Payout(2)
Jeffrey W. Martin	$1,400,000		160%		192%		$4,296,100
Trevor I. Mihalik	$830,000		95%		192%		$1,512,300
Kevin C. Sagara	$830,000		95%		192%		$1,512,300
Karen L. Sedgwick	$460,000		60%		192%		$529,400
Peter R. Wall	$410,000		50%		192%		$393,200

Table 12

(1)	The actual performance score of 191.79% is rounded in this Table 12.
(2)	Final award payouts are rounded up to the nearest hundred dollars.
3.	Long-Term Equity-Based Incentives

Long-term equity-based incentives are the largest single component of each named executive officer’s target total direct compensation package comprising at least half of each named executive officer’s target total direct compensation in 2022. See Figure 4 for these percentages. In accordance with our pay-for-performance philosophy, performance-based restricted stock units constitute two-thirds of the 2022 annual long-term incentive plan awards and stock options (for Messrs. Martin, Mihalik and Sagara) or service-based restricted stock units (for Ms. Sedgwick and Mr. Wall) constitute the remaining one-third of the awards.

Rationale for 2022 Annual LTIP Award Design

The Compensation and Talent Development Committee has implemented what it believes is a balanced equity incentive award design that is based one-third on relative total shareholder return, one-third on relative EPS growth and one-third on either nonqualified stock options (for Messrs. Martin, Mihalik and Sagara) or service-based restricted stock units (for Ms. Sedgwick and Mr. Wall). The committee believes this design creates a strong alignment with shareholder interests and with our growth strategy that is simple and easily communicated to participants, shareholders and other stakeholders. The committee approved this equity award structure after considering many variables, including alignment with shareholder interests, retention, plan expense, share usage, market trends and feedback from our shareholder engagement.

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In determining the design of the performance-based components of our 2022 annual LTIP awards, the Compensation and Talent Development Committee sought a direct link to long-term performance in comparison to indices and peers. To achieve this result, the committee used performance-based restricted stock units based on relative total shareholder return over a three-year performance period (constituting one-third of the target grant date award value, equally allocated between performance relative to the S&P 500 Utilities Index and performance relative to the S&P 500 Index). The link between pay and long-term earnings performance is further strengthened by the use of a second performance measure based on relative long-term EPS growth over a three-year performance period (constituting one-third of the target grant date award value). Stock options (weighted at one-third of the target grant date award value for Messrs. Martin, Mihalik and Sagara) also are aligned with the company’s strategic focus on long-term growth, and service-based restricted stock units (weighted at one-third for Ms. Sedgwick and Mr. Wall) promote retention.

Figures 8 and 9

Determining Individual Equity Award Grants

In granting the 2022 awards, the Compensation and Talent Development Committee:

•	Specified a target dollar value and other terms for each named executive officer’s award; and
•	Calculated the number of shares underlying the awards using the specified target dollar value for each named executive officer, as opposed to using a fixed number of shares.

This approach allows maintenance of a pay mix the committee believes to be optimal.

On the grant date, we calculated the precise number of shares to be granted to each named executive officer by dividing the target dollar value of each named executive officer’s award by the grant date closing price of Sempra common stock for the performance-based and service-based restricted stock units and by the Black-Scholes value for nonqualified stock options.

These target grant values are presented in Table 13 below and differ from the values reported in “Compensation Tables—Summary Compensation Table” and “Compensation Tables—Grants of Plan-Based Awards” with respect to awards based on relative total shareholder return, which are reported in those compensation tables based on a Monte Carlo valuation that is used to calculate the grant date fair value.

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Target Value of Long-Term Equity-Based Incentives

The target values for the 2022 annual long-term incentive plan awards are summarized below in Table 13.

Target Value of 2022 Annual LTIP Award
Jeffrey W. Martin	$9,500,000
Trevor I. Mihalik	$2,600,000
Kevin C. Sagara	$2,400,000
Karen L. Sedgwick	$736,000
Peter R. Wall	$690,000

Table 13

The actual amounts realized by equity award recipients will depend on future stock price performance, common stock dividend payouts and our EPS performance and the degree to which the established performance measures are achieved. The amounts ultimately realized will not necessarily align with the target values at grant.

Performance Goals for the 2022 Performance-Based Restricted Stock Units

The 2022 annual long-term incentive plan awards included two performance measures — relative total shareholder return and EPS growth, each weighted at one-third of the total target award value. The portion of the awards linked to relative total shareholder return is equally weighted between total shareholder return relative to our S&P 500 Utilities Index peers and total shareholder return relative to the S&P 500 Index.

1. Relative Total Shareholder Return

Each TSR-based performance-based restricted stock unit represents the right to receive between zero and two shares of Sempra common stock based on the company’s three-year cumulative total shareholder return compared to our S&P 500 Utilities Index peers or the S&P 500 Index, as applicable. We measure our total shareholder return against both the S&P 500 Utilities Index and the S&P 500 Index because our operations extend beyond those of a typical utility and we have significant international and non-utility energy infrastructure assets and operations.

If the company’s performance is at the target performance level (the 50th percentile of the applicable index), participants will earn one share for each restricted stock unit. Participants have the opportunity to earn up to two shares for each restricted stock unit if performance exceeds the target performance level. Participants earn a partial share for performance between the threshold and target and target and maximum performance levels, as shown below. No shares are earned for performance below the 25th percentile of the applicable index.

Cumulative Total Shareholder Return Percentile Rank vs. S&P 500 Utilities Index or S&P 500 Index (Measured Independently in Separate Award Components)	Sempra Common Stock Shares Received for Each Restricted Stock Unit(1)
90th Percentile or higher (Maximum)	2.0
70th Percentile	1.5
50th Percentile (Target)	1.0
40th Percentile	0.7
30th Percentile	0.4
25th Percentile (Threshold)	0.25
Below 25th Percentile	0.0

Table 14

(1)	Participants also receive additional shares for dividend equivalents, which are reinvested to purchase additional units that become subject to the same vesting conditions as the restricted stock units to which the dividends relate.

Note: If performance falls between the tiers shown in Table 14, the payout is calculated using linear interpolation.

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2. EPS Growth

The 2022 annual long-term incentive plan awards also included a performance-based restricted stock unit award linked to relative EPS growth. The award measures the CAGR of our EPS for the three-year period ending on December 31, 2024. The payout scale is based on the December 31, 2021 analyst consensus three-year EPS growth estimates for our S&P 500 Utilities Index peers. The target payout level is based on the 50th percentile of the analyst consensus estimates and the threshold and maximum payout levels are based on the
25th and 90th percentiles, respectively.

During our 2016-2017 shareholder engagement meetings, some shareholders expressed concern about the potential effect of share buybacks on incentive plans with performance measures based on EPS. The Compensation and Talent Development Committee took this feedback into consideration by including a provision in the 2017 and subsequent years’ awards that excludes the impact of share buybacks not contemplated in our financial plans publicly communicated prior to the grant date of such awards.

The Compensation and Talent Development Committee bases the payout scale for our EPS growth-based awards on analyst consensus three-year estimates for our S&P 500 Utilities Index peers because:

•	Our strategic goal is to deliver higher earnings growth than our utility peers while maintaining a commensurate risk profile
•

Our 2022 annual LTIP award design aligns with this strategic goal by measuring our EPS growth against a payout scale that is based on analyst consensus estimates, compiled by an independent third party, for our S&P 500 Utilities Index peers

•

The earnings growth in the financial plan is not linear from year to year due, in part, to our investment in large-scale, capital-intensive development projects that take multiple years to construct and multiple years for earnings to be generated

If the company’s EPS CAGR is at the 50th percentile of the analyst consensus estimates for the S&P 500 Utilities Index, participants will earn one share for each restricted stock unit. Participants have the opportunity to earn up to two shares for each restricted stock unit if performance exceeds the 50th percentile. Participants earn a partial share for performance between the 25th and 50th and the 50th and 90th percentiles of the analyst consensus estimates, as shown below. No shares are earned for performance below the 25th percentile of the analyst consensus estimates.

Percentile of Analyst Consensus Estimates for S&P 500 Utilities Index EPS CAGR	Sempra Common Stock Shares Received for Each Restricted Stock Unit(1)
90th Percentile or higher (8.6% or higher)	2.0
75th Percentile (7.6%)	1.5
50th Percentile (6.3%)	1.0
25th Percentile (5.0%)	0.25
Below 25th Percentile (Below 5.0%)	0.0

Table 15

(1)	Participants also receive additional shares for dividend equivalents, which are reinvested to purchase additional units that become subject to the same vesting conditions as the restricted stock units to which the dividends relate.

Note: If performance falls between the tiers shown in Table 15, the payout is calculated using linear interpolation

For purposes of the 2022 annual long-term incentive awards, the calculation of EPS may, at the Compensation and Talent Development Committee’s discretion, include the same types of adjustments made to ABP Earnings, as described in Appendix D to this proxy statement, as well as adjustments related to, among other things, other unusual or non-operating items as determined by the Compensation and Talent Development Committee.

Results for the 2020-2022 Award Cycle

The performance period of our 2020-2022 award cycle concluded on January 3, 2023 (for the TSR-based awards, which collectively were weighted at 50% of the award value) and December 31, 2022 (for the EPS growth-based awards, which were weighted at 20% of the award value).

Our 2020-2022 relative total shareholder return was at the 62.2nd percentile of the S&P 500 Utilities Index, resulting in vesting at 130.5% of target for the S&P 500 Utilities Index-based award component. Our relative total shareholder return was at the 43.6th percentile of the S&P
500 Index, resulting in vesting at 80.8% of target for the S&P 500 Index-based award component.

The 2020-2022 awards based on EPS growth vested at 200% of target based on an EPS CAGR (as adjusted for LTIP purposes) of 16.4%. Table 16 below shows the predefined adjustments to GAAP EPS used to calculate EPS growth for purposes of the 2020 annual LTIP award, as well as an additional adjustment to exclude the impact of a $500 million share buyback in the summer of 2020, an additional $300 million share buyback in 2021 and additional $450 million of share buybacks in the first and second quarters of 2022. For additional information, see “Compensation Tables—Outstanding Equity Awards at Year-End” and “Compensation Tables—Option Exercises and Stock Vested.”

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EPS Growth (Diluted) for 2020-2022 Award Cycle	2019	2022
GAAP EPS	$7.29	$6.62
Excluding $500 million share buyback in 2020, $300 million share buyback in 2021, $450 million of share buybacks in 2022 and IEnova tender offers impact(1)		$0.07
Predefined Adjustments:
Acquisitions and divestitures (other than Oncor): gains and losses on sales, related impairments and costs, and related earnings impacts	$(1.44)	$(0.31)
Exclusion of legacy litigation matters	$—	$0.64
Costs related to the Sempra Infrastructure Partners transactions and corporate reorganization efforts	$0.02	$0.39
Foreign exchange gains or losses, unrealized mark-to-market gains/losses on certain derivatives at Sempra Infrastructure, certain unplanned items related to unplanned rabbi trust investment returns (related to nonqualified pension and deferred compensation) in excess of specified limits, nonqualified pension settlement costs and LTIP tax windfalls	$(0.10)	$1.69
EPS for 2020-2022 LTIP Award Cycle Purposes	$5.77	$9.10
EPS CAGR for 2020-2022 LTIP Award Cycle Purposes		16.4%

Table 16

(1)	The impact of the share buybacks, which were not contemplated in our financial plans publicly communicated prior to the grant date of the award, is excluded pursuant to the terms of the award. The impact of the 2022 share buybacks is weighted for the portion of the year that the shares were not outstanding. The impact of the IEnova tender offers also is excluded.

Special Awards Granted to Named Executive Officers in 2022

Special equity awards also may be granted with the Compensation and Talent Development Committee’s approval upon the hiring or promotion of named executive officers or, in limited instances, to reward extraordinary performance or promote retention. None of our named executive officers received special equity awards in 2022.

4. Benefit Plans

Our named executive officers also participate in certain benefit plans including: (1) health, life insurance and disability plans and other executive benefits; and (2) savings and retirement plans.

1. Health, Life Insurance and Disability Plans and Other Executive Benefits

Plan Type	Plan	Description
Health & Welfare	Basic Group Plans

Our named executive officers participate in life, disability, medical, dental and vision insurance group plans that are generally available to all employees. These are common benefits that we believe are essential to attracting a high-quality workforce.

Other Health & Welfare Benefits

In addition to the basic group health and welfare plans, Mr. Martin participates in a life insurance plan providing additional life insurance death benefits (target death benefit is two times base salary and bonus while he is employed and 1.5 times base salary and bonus following his retirement). The company funds the post-retirement benefit in the year following a qualified retirement under the plan (retirement at age 62 or older with five or more years of service).
This plan was closed to new participants in 2012.

Messrs. Martin, Mihalik and Sagara participate in a long-term disability plan providing additional protection upon disability (60% of base salary and average bonus) and restoring benefits otherwise capped under the company’s basic long-term disability plan.

Other Executive Benefits

We provide certain other benefits to our named executive officers. The Compensation and Talent Development Committee reviews the level and types of these executive benefits each year. The committee believes that these benefits are important in attracting and retaining executive talent. These executive benefits include financial and estate planning services, excess personal liability insurance, and programs that match charitable contributions by each named executive officer, including contributions of up to $25,000 by each of Messrs. Martin, Mihalik and Sagara and up to $15,000 by each of Ms. Sedgwick and Mr. Wall and certain additional programs in which all Sempra employees are eligible to participate, such as special charitable giving campaigns that provide additional charitable matching contributions not subject to the limits set forth above. The Chief Executive Officer also has an executive security specialist for personal and business driving in the context of an overall security plan.

An annual executive benefit program allowance of $40,000 for Mr. Martin and $30,000 for Messrs. Mihalik and Sagara may be used to cover out-of-pocket costs for health and welfare benefits as well as the cost of the financial and estate planning services and excess personal liability insurance discussed above. Any unused allowance is paid out at year-end.

None of the benefits described above includes a tax gross-up provision.

Table 17

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2. Savings and Retirement Plans

All of our named executive officers may elect to participate in our savings plans, consisting of a broad-based, tax-qualified 401(k) savings plan generally available to all employees and a deferred compensation plan available to officers and certain other key management employees. Our named executive officers also participate in our pension plans, consisting of our Cash Balance Plan in which all named executive officers participate, a Supplemental Executive Retirement Plan in which Messrs. Martin, Mihalik and Sagara participate and a Cash Balance Restoration Plan in which Ms. Sedgwick and Mr. Wall participate. These plans are described in Tables 18 and 19 below.

Plan Type	Plan	Description
Savings Plans	Sempra Energy Savings Plan (401(k) Savings Plan)

Employees may contribute a portion of their eligible pay to a tax-qualified 401(k) savings plan, the Sempra Energy Savings Plan. Contributions to the plan may be invested on a tax-deferred or after-tax basis (including a Roth option). The Internal Revenue Code limits the amount of compensation eligible for deferral under tax-qualified plans.

Employees may receive company contributions of up to 4% of eligible pay. Eligible pay generally includes base salary and performance-based annual bonus, net of any amounts contributed under the deferred compensation plan. The basic company matching contribution is equal to one-half of the first 6% of the employee’s contributions. In addition, employees receive a “stretch match” equal to one-fifth of the next 5% of the employee’s contributions.

All employee contributions and related investment earnings in the 401(k) savings plan vest immediately. Employees are eligible to participate in the plan and receive company matching contributions upon hire. Company matching contributions (including related earnings) vest after one year of service.

Employee and Director Savings Plan (Deferred Compensation Plan)

Our executive officers and other key management employees also may defer up to 85% of their base salary and performance-based annual bonus under a nonqualified deferred compensation plan, the Employee and Director Savings Plan. Executive officers also may defer all or a portion of certain performance-based restricted stock unit awards upon vesting.

Participants can direct these deferrals into:

•   Funds that mirror the investments available under our 401(k) savings plan, including a Sempra phantom stock account

•   A fund providing interest at the greater of 110% of the Moody’s Corporate Bond Yield or the Moody’s Corporate Bond Yield plus 1%

Deferrals of performance-based restricted stock unit awards must be directed into the Sempra phantom stock account and cannot be transferred into other investments and are paid out in shares of common stock at some time after separation of employment in accordance with the participant’s payout elections.

The Internal Revenue Code places annual limits on the amounts that employees and employers can defer into a 401(k) savings plan. Because of these limits, the company makes matching contributions for deferred compensation plan participants through the deferred compensation plan. The deferred compensation matching contribution is equal to one-half of the first 6% of the employee’s contributions plus one-fifth of the next 5% of the employee’s contributions less an offset for 401(k) savings plan matching contributions. There are no company matching contributions on deferrals of performance-based restricted stock unit awards.

All employee contributions and related earnings in the deferred compensation plan vest immediately. New participants are immediately eligible for company matching contributions and company matching contributions (including related earnings) vest after one year of service.

Table 18

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Plan Type	Plan	Description
Pension	Cash Balance Plan	The Cash Balance Plan is a tax-qualified pension plan generally available to all U.S.-based company employees.
	Cash Balance Restoration Plan	The Cash Balance Restoration Plan restores the benefits that would otherwise be provided under the Cash Balance Plan but for Internal Revenue Service limits applicable to tax-qualified pension plans.
Supplemental Executive Retirement Plan

The Compensation and Talent Development Committee believes that retirement, savings and deferred compensation plans, in general, and the Supplemental Executive Retirement Plan, in particular, are important elements of an overall compensation package. This package is designed to recruit and retain executive talent, especially mid-career executives, and to retain longer-term executive participants.

Our Supplemental Executive Retirement Plan, or SERP, provides a participating named executive officer with retirement benefits based on the executive’s:

•   Final average pay(1)

•   Actual years of service

•   Age at retirement

SERP benefits are reduced by benefits payable under the broad-based Cash Balance Plan.

The Cash Balance Plan, the Cash Balance Restoration Plan and the SERP use only base salary and performance-based annual bonuses in calculating benefits. The value of long-term incentive plan awards is not included.

Table 19

(1)	Final average pay is the average base salary for the two consecutive years of highest base salary prior to retirement plus the average of the three highest annual bonuses during the 10 years prior to retirement.

Severance and Change in Control Arrangements

None of our executive officers has an employment agreement, but our named executive officers have severance pay agreements that include change-in-control features.

Rationale for Providing Severance Pay Agreements

The Compensation and Talent Development Committee believes severance pay agreements, which are a prevalent market practice, are effective in:

•	Attracting executives who are leaving an existing employer
•	Mitigating legal issues upon an employment separation
•	Retaining talent during uncertain times

By mitigating the risks associated with potential job loss, severance pay agreements can reinforce management continuity, objectivity and focus on shareholder value. This can be particularly critical in actual or potential change in control situations.

Severance Pay Agreement Benefits

The severance pay agreements provide for cash payments and the continuation of certain other benefits for a limited period when:

•	The company terminates an executive’s employment for reasons other than cause, or
•	The executive resigns for “good reason”

Payments are not required under the terms of the severance pay agreements when:

•	A termination is for cause, or
•	The executive voluntarily resigns other than for “good reason”

A termination other than for cause generally excludes terminations based on willful and continued failure by the executive to perform his or her duties for the company. These provisions are intended to provide for benefits upon the company’s unilateral decision to terminate employment for reasons unrelated to the executive’s performance of his or her job functions.

A resignation for “good reason” may occur if there is an adverse change in scope of duties or in compensation and benefit opportunities and, following a change in control, changes in employment location. These provisions are intended to provide safeguards against arbitrary actions that may effectively force an executive to resign.

The agreements provide for additional benefits if the termination of employment were to occur within two years following (or such termination was deemed to have occurred, in cases of certain involuntary terminations, in connection with or in anticipation of) a change in control of the company.

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The agreements do not contain any excise tax gross-up provisions. In addition, in order to receive some of the benefits provided for in the agreement, the executive must, upon termination, enter into a general release in favor of the company, provide consulting services for the company for two years following the date of termination if requested, and agree to abide by certain contractual confidentiality and non-solicitation obligations. See “Compensation Tables—Severance and Change in Control Benefits” below for additional information about the terms of each named executive officer’s severance pay agreement.

Outstanding Equity Award Treatment Upon Certain Terminations or a Change in Control

Since 2014, all long-term incentive awards have been subject to double-trigger change in control vesting provisions. This means that awards do not automatically vest upon a change in control. Rather, except under limited circumstances, vesting is only accelerated upon a termination of employment that meets certain conditions following a change in control. In the event of a termination of employment other than in connection with a change in control, equity awards are generally forfeited to the extent they are not vested at the time of termination, subject to accelerated vesting or non-forfeiture upon termination in certain specific circumstances. See “Compensation Tables—Severance and Change in Control Benefits” below for additional information.

The Compensation and Talent Development Committee determined to utilize double-trigger vesting provisions in connection with a change in control because it believes double-trigger vesting more accurately reflects current market practices while still providing appropriate benefits to executives in the event of a termination in connection with a change in control, and is thus in the best interests of our company and our shareholders.

Compensation and Talent Development Committee Roles and Responsibilities

Overview

The Compensation and Talent Development Committee’s primary role is to establish our compensation principles and policies and design and oversee our executive compensation program. The Compensation and Talent Development Committee reviews, determines and approves the compensation levels, including base salary and performance standards and levels of awards under annual and long-term incentive plans, for our Chief Executive Officer and other executive officers.

The Compensation and Talent Development Committee typically holds three regularly scheduled meetings each year and additional meetings when needed. The committee’s Chair approves the agenda prior to each meeting. Four directors currently sit on the committee. Each member of the committee is required to be:

•	An independent director under NYSE’s independence standards and applicable SEC rules
•	A non-employee director under Rule 16b-3 under the Exchange Act

The Compensation and Talent Development Committee:

•	Sets its regular meeting dates and standing agenda items annually
•	Considers standing agenda items and other topics at each meeting
•	Holds an executive session without management present at each regular meeting
•	Retains its own independent compensation advisor
•	Recommends changes to its charter for approval by the board as needed
•	Conducts an annual self-assessment of its effectiveness in compliance with its charter
•	Provides regular updates to the full board regarding its proceedings, recommendations and decisions

The Compensation and Talent Development Committee’s charter is available on our website at www.sempra.com under the “Corporate governance” tab of the “Investors” tab. The Compensation and Talent Development Committee’s major responsibilities are discussed under “Corporate Governance—Board Committees—Compensation and Talent Development Committee” above.

Tally Sheets

In addition to other information it considers relevant, the Compensation and Talent Development Committee uses tally sheets to review and evaluate our executive compensation and benefit programs as a whole. These tally sheets, along with information prepared annually for our proxy statement, provide:

•	Information for analyzing the design, operation and effectiveness of our executive compensation program
•	The total dollar value of executives’ accumulated compensation and benefits, including holdings of our common stock and realized and unrealized gains under equity-based compensation awards
•	Estimated pension benefits, life insurance benefits and deferred compensation balances
•	Information on change in control scenarios

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The committee does not rely on tally sheets to establish specific pay levels. Instead, pay levels are based primarily on external market data and other considerations described under “Labor Market Reviews” above.

The Compensation and Talent Development Committee’s Advisors

The Compensation and Talent Development Committee retains an independent advisor to assist with executive compensation matters.
The committee has the sole authority to select, compensate and terminate its external advisors, and is directly responsible for the oversight of the work of any such advisors.

In 2022, the committee retained Exequity as its independent compensation consultant. The committee has assessed Exequity’s independence pursuant to NYSE and SEC rules and concluded that there are no conflicts of interest. Exequity is a nationally recognized independent provider of executive compensation advisory services and it is not affiliated with any of the company’s other service providers.

An Exequity representative attended and met in executive session with committee members at all of the 2022 meetings of the Compensation and Talent Development Committee. Exequity’s role and responsibilities in assisting the committee in 2022 were as follows:

•	Providing competitive data on compensation and relative performance of peer group companies
•	Recommending pay programs and salary increase budgets
•	Conducting a risk assessment of incentive programs
•	Making presentations on regulatory and legislative matters affecting executive compensation
•	Providing opinions on the reasonableness of compensation
•	Consulting on other related matters as needed

Exequity and its affiliates do not perform any work for the company outside of its advisory role to the Compensation and Talent Development Committee. The total amount paid to Exequity in 2022 was $241,547.

Management’s Role

Our Chief Executive Officer and/or Chief Human Resources Officer attend the non-executive session of each Compensation and Talent Development Committee meeting. Our human resources department assists the committee by preparing tally sheets and other compensation information and analyses for its consideration. Our accounting, finance and law departments also support the committee with respect to compensation-related matters, including issues related to broad-based benefit plans and regulatory reporting and compliance. The committee members and their independent compensation consultant, Exequity, generally receive presentation materials in advance of committee meetings.

Our executive officers do not determine or approve any element or component of their own compensation, nor are they present during the committee’s deliberations regarding their own compensation. This includes base salary, performance-based annual bonus, long-term equity-based incentives and all other aspects of compensation. Our Chief Executive Officer does not meet separately with the committee’s independent compensation consultant.

The Compensation and Talent Development Committee seeks our Chief Executive Officer’s views on the performance of our other executive officers, and the Chief Executive Officer makes pay recommendations for these officers. In addition, the committee frequently requests input from the Chief Executive Officer on what compensation programs and goals he believes might be most appropriate given the company’s strategic direction. The committee considers this input in addition to input received from its independent compensation consultant in setting goals, pay levels and program design.

Managing Risk in Compensation Plans

Managing Risk

The Compensation and Talent Development Committee seeks to mitigate risk in our executive compensation program through the following policies and features:

Compensation Program Risk Mitigation
Balance of short-term and long-term incentives Higher proportion of total compensation linked to long-term incentives Other elements of our incentive plan design and performance measure selection	Stock ownership guidelines Clawback policy Anti-hedging policy Independent third-party risk assessment

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Risk Mitigation Features in our Incentive Plan Design and Performance Measure Selection

Our 2022 performance-based annual bonus plan includes the following risk mitigation features:

•	Limiting the payout at the maximum performance level to 200% of target
•

Using a company financial performance measure that is based on the earnings reported in our financial statements, with certain adjustments that are limited and predefined and the potential for others related to unplanned or unforeseen items, all of which are made only after thoughtful consideration by the Compensation and Talent Development Committee

•	Incorporating Safety Measures and ESG Measures, which are performance measures important to our business operations, in addition to the company financial performance measure
•	Providing the Compensation and Talent Development Committee with discretion over certain incentive plan payouts

Our 2022 annual long-term incentive plan awards include the following risk mitigation features:

•

Using a balanced mix of multiple types of awards and performance measures, consisting of a market-based performance measure (relative total shareholder return), a company financial performance measure (long-term EPS growth), a service-based measure (service-based restricted stock units) and stock options

•

Measuring our total shareholder return against the S&P 500 Index and the S&P 500 Utilities Index rather than against peer groups selected by the company, which reduces subjectivity in the determination of peer groups

•	Using multi-year performance periods to promote a longer-term performance horizon
•	Providing zero payouts for performance-based awards if performance is below the 25th percentile threshold level
•	Limiting the maximum payout level for performance-based restricted stock unit awards to 200% of the target number of units (including reinvested dividend equivalents)

Clawback Policy

Our clawback policy applies to short-term and long-term incentive plans and it is included in executive and non-executive award agreements. The policy requires the forfeiture, recovery or reimbursement of awards or compensation under the applicable plans as required:

•	By applicable law, or
•

Under any policy implemented or maintained by the company pursuant to any applicable rules or requirements of a national securities exchange or national securities association on which any securities of the company are listed

The company also reserves the right to recoup compensation if it determines that the results on which the compensation was paid were not actually achieved.

In addition, the Compensation and Talent Development Committee may, in its sole discretion, require the recovery or reimbursement of incentive compensation awards from any employee whose fraudulent or intentional misconduct materially affects the operations or financial results of the company or its subsidiaries.

Anti-Hedging and Pledging Policies

Pursuant to the company’s Insider Trading and Information Confidentiality Policy, all employees, including all officers, of Sempra and any subsidiary or other entity as to which Sempra has majority ownership and control and all directors of Sempra are prohibited from purchasing financial instruments or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of any equity security of Sempra or any such subsidiary or other entity, and are also prohibited from selling “short” any securities of those companies. These prohibitions also apply to family members living in the same household as any such employee, officer or director, as well as entities directly or indirectly controlled by the employee, officer or director.

Sempra officers and directors also are prohibited from pledging any securities of Sempra or any subsidiary or other entity as to which Sempra has majority ownership and control.

Independent Third-Party Risk Assessment

The Compensation and Talent Development Committee’s independent compensation consultant, Exequity, conducted a risk assessment of our 2022 compensation programs. Exequity’s findings concluded that our compensation programs do not create risks that are likely to have a material adverse impact on the company. The committee concurs with these findings. Specific examples of safeguards and risk mitigation features found in our executive compensation programs are listed above.

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Share Ownership Guidelines

Our Board of Directors has established share ownership guidelines for officers of Sempra and its subsidiaries to further strengthen the link between executive and shareholder interests. The guidelines set minimum levels of share ownership that these officers must achieve and maintain. For officers, the guidelines are:

Executive Level	Share Ownership
Chief Executive Officer	8x base salary
Corporate Group Presidents and Executive Vice Presidents	4x base salary
Subsidiary Chief Executive Officers, U.S.-based Presidents and Chief Operating Officers	3x base salary
Chief Administrative Officer, Chief Human Resources Officer and U.S.-based Senior Vice Presidents	2x base salary
Vice Presidents and non-U.S.-based Officers	1x base salary

Based on Exequity’s review of competitive market data, we believe our share ownership guidelines are robust relative to prevalent market practices.

For purposes of the guidelines, we include shares owned directly and through our 401(k) savings plan. We also include phantom shares of our common stock into which compensation has been deferred, deferred restricted stock units that have vested, unvested service-based restricted stock units, and the in-the-money value of service-based stock options.

We expect officers to meet these guidelines within five years after hire or promotion to an officer-level position or promotion to a role with a higher share ownership guideline. Until such time as the applicable share ownership guideline is met, executive officers are expected to retain (and not sell) a number of shares equal to at least 50% of the net after-tax shares acquired through equity compensation awards.

All named executive officers are in compliance with these guidelines or have additional time within which to comply with any higher level applicable to them as a result of a promotion.

Impact of Regulatory Requirements

Tax Deductibility of Pay

Section 162(m) of the Internal Revenue Code places a limit of $1 million on the annual amount of compensation that publicly held companies may deduct for federal income tax purposes for “covered employees.” The Compensation and Talent Development Committee believes that tax deductibility is one important factor in designing and evaluating our executive compensation program. In light of the elimination of the exception for performance-based compensation under Section 162(m), providing compensation that is not fully tax deductible generally is required by competitive and other circumstances and we believe that when required is in the best interests of our company and our shareholders. Accordingly, since the elimination of the exception for performance-based compensation, the Compensation and Talent Development Committee has determined it to be in the best interest of the company and our shareholders to provide compensation that may not be fully tax deductible by the company.

Other Tax, Accounting and Regulatory Considerations

Many other Internal Revenue Code provisions, SEC regulations and accounting rules affect the design of executive pay. They are taken into consideration to create and maintain plans that are intended to comply with these requirements and that our Compensation and Talent Development Committee believes are effective and in the best interests of our company and our shareholders.

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Executive Compensation

Compensation and Talent Development Committee Report

The Compensation and Talent Development Committee of Sempra’s Board of Directors has reviewed and discussed with the company’s management the Compensation Discussion and Analysis included in this proxy statement and, based on that review and discussion, recommended to the board that it be so included.

Compensation and Talent Development Committee

Andrés Conesa, Chair
Maria Contreras-Sweet
Jack T. Taylor
Cynthia J. Warner

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Executive Compensation

Compensation Tables

Summary Compensation Table

2022 SUMMARY COMPENSATION TABLE

In the table below, we summarize the compensation for the past three years for each of our named executive officers, which compensation is in part subject to performance and vesting requirements.

			Stock Awards(A)	Option Awards(A)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings(B)
	Year	Salary	Restricted Stock Units	Service-Based Options	Performance-Based Annual Cash Bonus	Pension Accruals and Above-Market Interest on Non-qualified Deferred Compensation	All Other Compensation(C)	Total
Jeffrey W. Martin Chairman, Chief Executive Officer and President	2022	$1,400,000	$7,018,343	$3,166,681	$4,296,100	$1,933,702	$793,268	$18,608,094
	2021	$1,350,000	$6,083,529	$2,833,344	$3,952,300	$9,954,196	$502,613	$24,675,982
	2020	$1,300,000	$5,166,808	$2,100,014	$3,740,600	$10,567,633	$306,664	$23,181,719
Trevor I. Mihalik Executive Vice President and Chief Financial Officer	2022	$830,000	$1,921,195	$866,671	$1,512,300	$16,122	$152,736	$5,299,024
	2021	$780,000	$1,659,131	$772,678	$1,370,100	$2,531,389	$142,583	$7,255,881
	2020	$730,000	$1,865,247	$315,014	$1,231,400	$2,927,863	$130,198	$7,199,722
Kevin C. Sagara Executive Vice President and Group President	2022	$830,000	$1,773,307	$800,006	$1,512,300	$2,923,949	$99,930	$7,939,492
	2021	$780,000	$1,373,004	$639,341	$1,370,100	$3,979,997	$119,966	$8,262,408
	2020	$643,158	$1,709,042	—	$1,132,500	$3,098,093	$105,676	$6,688,469
Karen L. Sedgwick Chief Administrative Officer and Chief Human Resources Officer	2022	$460,000	$789,340	—	$529,400	$12,011	$49,284	$1,840,035
	2021	$392,301	$491,430	—	$390,000	$72,993	$30,528	$1,377,252

Peter R. Wall Senior Vice President, Controller and Chief Accounting Officer	2022	$410,000	$740,097	—	$393,200	$19,189	$46,333	$1,608,819
	2021	$390,000	$1,140,578	—	$380,600	$53,949	$48,123	$2,013,250
	2020	$375,000	$404,451	—	$372,100	$65,254	$33,979	$1,250,784
(A)	Represents the grant date fair value of stock and option awards granted during the year. These amounts reflect our grant date estimate of the aggregate compensation expense that we will recognize over the service period of the awards. They are calculated in accordance with GAAP for financial reporting purposes based on the assumptions described in Note 10 of the Notes to Consolidated Financial Statements included in our 2022 Annual Report to Shareholders but disregarding estimates of forfeitures related to service-based vesting conditions.

Stock awards consist of performance-based and service-based restricted stock units. For the performance-based restricted stock units with a performance measure based on total shareholder return, a Monte Carlo valuation model is used to calculate grant date fair value. For the performance-based restricted stock units with a performance measure based on EPS growth (as adjusted for LTIP purposes), the amounts included in this table assume the target level of performance conditions were achieved. The maximum values for these EPS growth-based awards granted in 2022, assuming the highest level of performance conditions were achieved, would be $6,333,408 for Mr. Martin; $1,733,557 for Mr. Mihalik; $1,600,247 for Mr. Sagara; $490,739 for Ms. Sedgwick; and $460,117 for Mr. Wall. For the service-based restricted stock units, the awards were valued at the fair market value of shares of our common stock at the crediting date without reduction for non-transferability, and the amounts included in this table are equal to the number of shares subject to such awards multiplied by the grant date closing price of our common stock. All performance-based and service-based restricted stock units will be settled in shares of Sempra common stock upon vesting, unless deferred in accordance with the terms of the Employee and Director Savings Plan in the case of performance-based restricted stock units, in which case they will be settled in shares of Sempra common stock following separation of service from the company.

Option awards consist solely of service-based nonqualified stock options. A Black-Scholes valuation model is used to calculate their grant date fair value.

The value actually realized by executives from stock and option awards will depend upon the extent to which performance and service-based vesting conditions are satisfied and the market value of the shares subject to the award upon vesting and sale.

For additional information regarding stock and option awards, see “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Year-End” below.

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(B)	Represents (i) the aggregate change in the actuarial present value of accumulated benefits under pension plans at year-end over the prior year-end and (ii) above-market interest (interest in excess of 120% of the federal long-term rate) on compensation deferred on a basis that is not tax-qualified. The 2022 amounts are:
	Change in Accumulated Benefits(1)	Above-Market Interest	Total
Jeffrey W. Martin	$1,882,015	$51,687	$1,933,702
Trevor I. Mihalik	$(1,756,738)	$16,122	$(1,740,616)
Kevin C. Sagara	$2,857,691	$66,258	$2,923,949
Karen L. Sedgwick	$(74,542)	$12,011	$(62,531)
Peter R. Wall	$16,020	$3,169	$19,189
(1)	The changes in the actuarial value of pension benefits are due to changes in pay, performance-based annual bonus plan performance (which impacts the calculation of final average earnings under the SERP as described in “Pension Benefits” below), the accrual of additional age and service and changes in actuarial assumptions such as mortality and interest rates. Changes in 2022 pension values for Mr. Mihalik and
Ms. Sedgwick were ($1,756,738) and ($74,542), respectively. These negative values are displayed in the table above in this footnote (B), but are not reflected in the Change in Pension Value and Nonqualified Deferred Compensation Earnings or Total columns for Mr. Mihalik and
Ms. Sedgwick in the 2022 Summary Compensation Table. Under the defined benefit formula, final average pay is the average base salary for the two consecutive years of highest base salary prior to retirement plus the average of the three highest annual bonuses during the 10 years prior to retirement. For additional information regarding pension benefits and deferred compensation, see “Pension Benefits” and “Nonqualified Deferred Compensation” below.
(C)	All Other Compensation amounts for 2022 are:
	Company 401(k) and Deferred Compensation Plan Contributions	Insurance Premiums(1)	Other(2)	Total
Jeffrey W. Martin	$214,053	$34,166	$545,049	$793,268
Trevor I. Mihalik	$ 87,965	$9,658	$55,113	$152,736
Kevin C. Sagara	$ 38,149	$11,774	$50,007	$99,930
Karen L. Sedgwick	$ 34,054	$2,530	$12,700	$49,284
Peter R. Wall	$ 27,803	$2,530	$16,000	$46,333
(1)	Amounts include premiums for supplemental disability benefits for Messrs. Martin, Mihalik and Sagara, excess personal liability insurance benefits for Ms. Sedgwick and Mr. Wall, and life insurance premiums of $24,433 for Mr. Martin. Information on these programs is provided under “Compensation Discussion and Analysis—Compensation Components—Benefit Plans—Health, Life Insurance and Disability Plans and Other Executive Benefits.”
(2)	Amounts consist of our contributions to charitable, educational and other non-profit organizations to match the personal contributions of each named executive officer on a dollar-for-dollar basis up to an annual maximum match of $25,000 for Messrs. Martin, Mihalik and Sagara and $15,000 for Ms. Sedgwick and Mr. Wall, plus for Mr. Martin an additional $170,000, for Ms. Sedgwick an additional $1,400 and for Mr. Wall an additional $6,000 in contributions under Sempra’s Four Days of Gratitude holiday double-match program in which all employees were eligible to participate; financial and estate planning services; an executive benefit program allowance of $40,000 for Mr. Martin and $30,000 for Messrs. Mihalik and Sagara; the cost to the company of home security for Mr. Martin; the incremental cost to the company of commuting and other personal use of company cars and drivers for Messrs. Martin (in the amount of $51,395), Mihalik and Sagara (with the incremental cost calculated based on the hourly rate of drivers, plus fuel, vehicle maintenance and depreciation expense); and the incremental cost to the company for personal use of the company’s aircraft service for Messrs. Martin (in the amount of $260,236) and Sagara (in the amount of $13,846) (with the incremental cost calculated based on the amounts invoiced to the company for the applicable flights), which use, in lieu of flying commercial, was encouraged for Mr. Martin by our Board of Directors for health and safety reasons. Amounts shown do not include parking at company offices and the occasional personal use by executive officers of company property and services (including entertainment events which would not otherwise be used for the business purposes for which they were obtained) for which we incur no more than nominal incremental cost or for which we are reimbursed by the executive for the incremental cost of personal use. On rare occasions, family members and guests of named executive officers travel on non-commercial aircraft when the aircraft is already going to a specific destination for a business purpose. This use has a nominal incremental cost to the company and, if calculable, this nominal amount is included in the amounts shown in this column.

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Executive Compensation

SUMMARY OF TOTAL DIRECT COMPENSATION (BASE SALARY, STOCK AWARDS, OPTION AWARDS AND
NON-EQUITY INCENTIVE PLAN COMPENSATION)

The table below presents an alternative version of the 2022 Summary Compensation Table that excludes the change in actuarial value of pension benefits, nonqualified deferred compensation earnings and the amounts in the “All Other Compensation” column. The purpose of this table is to provide readers with a view of the elements of total direct compensation that are reviewed and determined annually by the Compensation and Talent Development Committee. This table is not a substitute for the 2022 Summary Compensation Table and related footnotes shown above.

			Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation
	Year	Salary	Restricted Stock Units	Service- Based Options	Performance-Based Annual Cash Bonus	Total Direct Compensation
Jeffrey W. Martin Chairman, Chief Executive Officer and President	2022	$1,400,000	$7,018,343	$3,166,681	$4,296,100	$15,881,124
	2021	$1,350,000	$6,083,529	$2,833,344	$3,952,300	$14,219,173
	2020	$1,300,000	$5,166,808	$2,100,014	$3,740,600	$12,307,422
Trevor I. Mihalik Executive Vice President and Chief Financial Officer	2022	$830,000	$1,921,195	$866,671	$1,512,300	$5,130,166
	2021	$780,000	$1,659,131	$772,678	$1,370,100	$4,581,909
	2020	$730,000	$1,865,247	$315,014	$1,231,400	$4,141,661
Kevin C. Sagara Executive Vice President and Group President	2022	$830,000	$1,773,307	$800,006	$1,512,300	$4,915,613
	2021	$780,000	$1,373,004	$639,341	$1,370,100	$4,162,445
	2020	$643,158	$1,709,042	—	$1,132,500	$3,484,700
Karen L. Sedgwick Chief Administrative Officer and Chief Human Resources Officer	2022	$460,000	$789,340	—	$529,400	$1,778,740
	2021	$392,301	$491,430	—	$390,000	$1,273,731
Peter R. Wall Senior Vice President, Controller and Chief Accounting Officer	2022	$410,000	$740,097	—	$393,200	$1,543,297
	2021	$390,000	$1,140,578	—	$380,600	$1,911,178
	2020	$375,000	$404,451	—	$372,100	$1,151,551

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Executive Compensation

Grants of Plan-Based Awards

Our named executive officers participated in incentive compensation plans that are designed to encourage high levels of performance on both a short-term and a long-term basis. Performance-based annual cash bonuses were provided under our annual bonus plan. Long-term equity-based incentives were provided under our 2019 Long-Term Incentive Plan.

We summarize below our 2022 grants of plan-based awards for each of our executive officers named in the 2022 Summary Compensation Table.

2022 GRANTS OF PLAN-BASED AWARDS

	Grant Date(A)	Authori-zation Date(A)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (Performance-Based Annual Bonus)(B)			Estimated Future Payouts Under Equity Incentive Plan Awards (Number of Shares)(C)(E)			All Other Stock Awards Number of Shares (D)(E)	Option Awards (Service-Based Stock Options)(F)		Grant Date Fair Value of Stock and Option Awards(G)
			Threshold	Target	Maximum	Threshold	Target	Maximum		Number of Shares	Exercise Price per Share
Jeffrey W. Martin
Performance-based Restricted Stock Units (PBRSU) based on TSR vs. S&P 500 Utilities Index	1/03/22	12/20/21				—	11,996	23,992				$1,837,103
PBRSU based on TSR vs. S&P 500 Index	1/03/22	12/20/21				—	11,996	23,992				$2,014,536
PBRSU based on EPS growth	1/03/22	12/20/21				—	23,992	47,984				$3,166,704
Nonqualified Stock Options	1/03/22	12/20/21								144,071	$131.99	$3,166,681
Performance-Based Annual Bonus			—	$2,240,000	$4,480,000
Trevor I. Mihalik
PBRSU based on TSR vs. S&P 500 Utilities Index	1/03/22	12/20/21				—	3,284	6,568				$502,922
PBRSU based on TSR vs. S&P 500 Index	1/03/22	12/20/21				—	3,284	6,568				$551,495
PBRSU based on EPS growth	1/03/22	12/20/21				—	6,567	13,134				$866,778
Nonqualified Stock Options	1/03/22	12/20/21								39,430	$131.99	$866,671
Performance-Based Annual Bonus			—	$788,500	$1,577,000
Kevin C. Sagara
PBRSU based on TSR vs. S&P 500 Utilities Index	1/03/22	12/20/21				—	3,031	6,062				$464,176
PBRSU based on TSR vs. S&P 500 Index	1/03/22	12/20/21				—	3,031	6,062				$509,008
PBRSU based on EPS growth	1/03/22	12/20/21				—	6,062	12,124				$800,123
Nonqualified Stock Options	1/03/22	12/20/21								36,397	$131.99	$800,006
Performance-Based Annual Bonus			—	$788,500	$1,577,000

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Executive Compensation

	Grant Date(A)	Authori- zation Date(A)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (Performance-Based Annual Bonus)(B)			Estimated Future Payouts Under Equity Incentive Plan Awards (Number of Shares)(C)(E)			All Other Stock Awards Number of Shares (D)(E)	Option Awards (Service-Based Stock Options)(F)		Grant Date Fair Value of Stock and Option Awards(G)
			Threshold	Target	Maximum	Threshold	Target	Maximum		Number of Shares	Exercise Price per Share
Karen L. Sedgwick
PBRSU based on TSR vs. S&P 500 Utilities Index	1/03/22	12/20/21				—	930	1,860				$142,423
PBRSU based on TSR vs. S&P 500 Index	1/03/22	12/20/21				—	930	1,860				$156,179
PBRSU based on EPS growth	1/03/22	12/20/21				—	1,859	3,718				$245,369
Service-based Restricted Stock Units	1/03/22	12/20/21							1,859			$245,369
Performance-Based Annual Bonus			—	$276,000	$552,000
Peter R. Wall
PBRSU based on TSR vs. S&P 500 Utilities Index	1/03/22	12/20/21				—	872	1,744				$133,541
PBRSU based on TSR vs. S&P 500 Index	1/03/22	12/20/21				—	872	1,744				$146,438
PBRSU based on EPS growth	1/03/22	12/20/21				—	1,743	3,486				$230,059
Service-based Restricted Stock Units	1/03/22	12/20/21							1,743			$230,059
Performance-Based Annual Bonus			—	$205,000	$410,000
(A)	Grant and authorization dates are applicable to equity incentive awards, which consist of performance-based and service-based restricted stock units and nonqualified stock options. The Compensation and Talent Development Committee authorizes these awards as part of annual compensation planning that is typically completed in December with salary adjustments becoming effective on January 1 and awards granted on the first trading day of January. The Compensation and Talent Development Committee approves a dollar value and the other terms for the awards to be granted to each named executive officer. Special equity awards also may be granted at other times, including upon the hiring or promotion of executive officers, to reward extraordinary performance, or to promote retention. In accordance with the terms approved by the Compensation and Talent Development Committee, on the grant date of each award, the precise number of shares to be granted to each named executive officer was calculated using the closing price for shares of our common stock on that date (or, for the nonqualified stock options, a Black-Scholes valuation).
(B)	Non-equity incentive plan awards consisted of performance-based annual bonuses payable under our annual bonus plan. Amounts reported in the table represent estimates at the beginning of 2022 of bonuses expected to be paid under financial and operational performance measures established by the Compensation and Talent Development Committee. Outstanding company or individual performance may result in the payment of bonuses that exceed the target amounts. In no event will actual payouts exceed the maximum bonuses established under the plan for each executive.

Performance measures for 2022 were based on an ABP Earnings target of $2,657 million, Safety Measures and ESG Measures. For information about the predefined adjustments to earnings for annual bonus plan purposes, please refer to Appendix D to this proxy statement. No bonuses were payable for ABP Earnings of less than $2,498 million and maximum bonuses were payable for ABP Earnings of $2,816 million or more. Target bonuses were set at levels ranging from 160% of base salary for Mr. Martin to 50% of base salary for Mr. Wall, with maximum bonuses ranging from 320% to 100% of base salary, respectively. ABP Earnings for 2022 were $2,947 million and performance for the Safety Measures and ESG Measures exceeded target performance as set forth in Table 10 under “Compensation Discussion and Analysis—Compensation Components—Performance-Based Annual Bonus—ABP Earnings Goal Determination” and in Appendix D to this proxy statement. Accordingly, in February 2023, the Compensation and Talent Development Committee authorized the payment of bonuses to the named executive officers in the amounts reported in the 2022 Summary Compensation Table as non-equity incentive plan compensation earned in 2022.

(C)	Equity incentive plan awards consisted of performance-based restricted stock units. Shares subject to the performance-based restricted stock units generally will vest, in whole or in part, or be forfeited in early 2025 based on our total shareholder return compared to market and peer group indices and EPS growth (as adjusted for LTIP purposes), in each case from 2022-2024. For information about the treatment of performance-based restricted stock units in the event of a termination of employment before the end of the performance period or a change in control, see “Severance and Change in Control Benefits” below.

For the two components of performance-based restricted stock units with a total shareholder return performance measure, the target number of shares will vest if we have achieved a cumulative three-year total shareholder return that places us among the top 50% of the companies in the S&P 500 Utilities Index or S&P 500 Index, as applicable, with additional shares vesting ratably for performance above the 50th percentile of the applicable index to the maximum number (200% of the target number) of shares for performance at or above the 90th percentile of that index. If our performance does not place us among the top 50%, but is at or above the 25th percentile of the companies in the applicable index, the number of shares that will vest declines from the target number of shares at the 50th percentile to 25% of the target number of shares at the 25th percentile and zero shares below the 25th percentile.

For the performance-based restricted stock units with an EPS growth performance measure, the target number of shares will vest, subject to the Compensation and Talent Development Committee’s discretion (to make adjustments to earnings), if we have achieved a three-year EPS CAGR of 6.3%.

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If performance is at 7.6%, 150% of the target number of shares will vest, and if performance is at 8.6% or higher, the maximum number (200% of the target number) of shares will vest. If our three-year EPS CAGR is less than 6.3%, the number of shares that will vest declines from the target number of shares at 6.3% to 25% of the target number of shares at 5.0% and zero shares below 5.0%.

(D)	These awards represent service-based restricted stock units that vest ratably over three years. For information about the treatment of service-based restricted stock units in the event of a termination of employment before the end of the service period or a change in control, see “Severance and Change in Control Benefits” below.
(E)	During the performance or service periods, dividends paid or that would have been paid on the shares subject to the award are deemed reinvested to purchase additional shares, at their fair market value, which become subject to the same forfeiture and vesting conditions (including performance criteria, if applicable) as the shares to which the dividends relate. Due to the inability to forecast stock prices at which future dividends would be reinvested, the amounts shown in the table do not include such dividends.

Unless the named executive officer instructs otherwise, the company will withhold a sufficient number of shares to which the participant would otherwise be entitled to pay the minimum amount of withholding taxes that become payable.

(F)	Stock options are nonqualified, service-based options to purchase shares of our common stock. They were granted at an exercise price equal to the grant date closing price of our common stock and have a 10-year term, subject to earlier expiration following termination of employment, subject to certain exceptions. They generally vest and become exercisable ratably over three years. For information about the treatment of stock options in the event of a termination of employment before the end of the vesting period or a change in control, see “Severance and Change in Control Benefits” below.
(G)	These amounts reflect our grant date estimate of the aggregate compensation expense that we will recognize over the service period of the award. They are calculated in accordance with GAAP based on the assumptions described in Note 10 of the Notes to Consolidated Financial Statements included in our 2022 Annual Report to Shareholders but disregarding estimates of forfeitures related to service-based vesting conditions. The value actually realized by executives from stock and option awards will depend upon the extent to which performance and service-based vesting conditions are satisfied and the market value of the shares subject to the award upon vesting and sale.

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Executive Compensation

Outstanding Equity Awards at Year-End

We summarize below our grants of equity awards that were outstanding at December 31, 2022, for each of our executive officers named in the 2022 Summary Compensation Table. These awards consist of nonqualified stock options and performance-based and service-based restricted stock units.

2022 OUTSTANDING EQUITY AWARDS AT YEAR-END

							Stock Awards
		Option Awards (Service-Based Stock Options)(A)					Equity Incentive Plan Awards (Performance-Based Restricted Stock Units)(B)			Other Stock Awards (Service-Based Restricted Stock Units)(C)
		Number of Shares Underlying Unexercised Options					Number of Unearned/ Unvested Shares(D)	Market Value of Unearned/ Unvested Shares		Number of Unearned/ Unvested Shares(D)	Market Value of Unearned/ Unvested Shares
	Grant Date			Exercise Price		Expiration Date
		Exercisable	Unexercisable
Jeffrey W. Martin	01/03/22	—	144,071	$131.99		01/01/32
	01/03/22						24,527	$3,790,355
	01/03/22						24,527	3,790,355
	01/03/22						24,527	3,790,355
	01/04/21	49,526	99,050	$123.80		01/01/31
	01/04/21						21,761	3,362,903
	01/04/21						18,769	2,900,504
	01/04/21						24,178	3,736,396
	01/02/20	70,851	35,425	$149.12		01/01/30
	01/02/20						23,643	3,653,744	(F)
	01/02/20						6,261	967,543	(F)
	01/02/20						20,510	3,169,562	(G)
		120,377	278,546	$133.50	(E)		188,703	$29,161,717		—	—
Trevor I. Mihalik	01/03/22	—	39,430	$131.99		01/01/32
	01/03/22						6,714	$1,037,640
	01/03/22						6,714	1,037,640
	01/03/22						6,713	1,037,482
	01/04/21	13,506	27,012	$123.80		01/01/31
	01/04/21						5,935	917,129
	01/04/21						5,119	791,023
	01/04/21						6,594	1,019,032
	01/02/20	10,628	5,314	$149.12		01/01/30
	01/02/20						7,093	1,096,123	(F)
	01/02/20						1,879	290,318	(F)
	01/02/20						6,154	950,970	(G)
	01/02/20									769	118,829	(J)
		24,134	71,756	$131.38	(E)		52,915	$8,177,357		769	$118,829
Kevin C. Sagara	01/03/22	—	36,397	$131.99		01/01/32
	01/03/22						6,197	$957,700
	01/03/22						6,197	957,700
	01/03/22						6,197	957,700
	01/04/21	11,176	22,350	$123.80		01/01/31
	01/04/21						4,912	759,033
	01/04/21						4,236	654,666
	01/04/21						5,456	843,207
	01/02/20						3,608	557,513	(F)
	01/02/20						956	147,701	(F)
	01/02/20						3,130	483,756	(G)
	01/02/20									782	120,855	(J)
		11,176	58,747	$128.06	(E)		40,889	$6,318,976		782	$120,855

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							Stock Awards
		Option Awards (Service-Based Stock Options)(A)					Equity Incentive Plan Awards (Performance-Based Restricted Stock Units)(B)			Other Stock Awards (Service-Based Restricted Stock Units)(C)
		Number of Shares Underlying Unexercised Options					Number of Unearned/ Unvested Shares(D)	Market Value of Unearned/ Unvested Shares		Number of Unearned/ Unvested Shares(D)	Market Value of Unearned/ Unvested Shares
	Grant Date			Exercise Price		Expiration Date
		Exercisable	Unexercisable
Karen L. Sedgwick	01/03/22						1,901	$293,850
	01/03/22						1,901	293,850
	01/03/22						1,900	293,692
	01/03/22									1,900	$293,692	(H)
	01/04/21						1,200	185,424
	01/04/21						1,035	159,928
	01/04/21						1,332	205,863
	01/04/21									887	137,133	(I)
	01/02/20						1,006	155,445	(F)
	01/02/20						267	41,219	(F)
	01/02/20						874	135,033	(G)
	01/02/20									217	33,589	(J)
		—	—	—	(E)		11,416	$1,764,304		3,004	$464,414
Peter R. Wall	01/03/22						1,783	$275,524
	01/03/22						1,783	275,524
	01/03/22						1,782	275,366
	01/03/22									1,782	$275,366	(H)
	01/04/21						1,320	203,937
	01/04/21						1,138	175,896
	01/04/21						1,465	226,433
	01/04/21									976	150,847	(I)
	01/04/21									3,840	593,428	(K)
	04/01/20						482	74,531	(F)
	04/01/20						128	19,754	(F)
	04/01/20						418	64,603	(G)
	04/01/20									104	16,067	(J)
	01/02/20						1,014	156,780	(F)
	01/02/20						268	41,494	(F)
	01/02/20						880	136,046	(G)
	01/02/20									220	33,927	(J)
		—	—	—	(E)		12,461	$1,925,888		6,922	$1,069,635
(A)	Stock options generally vest and become exercisable ratably over three years and they remain exercisable until they expire at the end of the 10-year term, subject to earlier expiration following termination of employment (subject to certain exceptions). For information about the treatment of stock options in the event of a termination of employment before the end of the vesting period or a change in control, see “Severance and Change in Control Benefits” below.
(B)	Performance-based restricted stock units generally will vest, in whole or in part, or be forfeited at the end of a three-year performance period based on our total shareholder return compared to market and peer group indices and our EPS growth (as adjusted for LTIP purposes). For information about the treatment of performance-based restricted stock units in the event of a termination of employment before the end of the performance period or a change in control, see “Severance and Change in Control Benefits” below.

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Executive Compensation

For total shareholder return-based awards, we have reported the number and market value of shares subject to the awards (together with reinvested dividends and dividend equivalents) that would have vested at December 31, 2022 had the applicable performance and service periods ended at that date. As of December 31, 2022, the performance for these awards as a percentage of target was:

Total Shareholder Return-Based Awards	Performance as of December 31, 2022
01/03/22 Award (TSR vs. S&P 500 Utilities Index)	200.00%
01/03/22 Award (TSR vs. S&P 500 Index)	200.00%
01/04/21 Award (TSR vs. S&P 500 Utilities Index)	180.00%
01/04/21 Award (TSR vs. S&P 500 Index)	155.25%
01/02/20 and 04/01/20 Awards (TSR vs. S&P 500 Utilities Index)	131.75%
01/02/20 and 04/01/20 Awards (TSR vs. S&P 500 Index)	81.40%

On January 26, 2023, the January 2, 2020 and April 1, 2020 awards based on total shareholder return compared to the S&P 500 Utilities Index vested at 130.5% of target and the January 2, 2020 and April 1, 2020 awards based on total shareholder return compared to the S&P 500 Index vested at 80.8% of target.

The EPS growth-based awards granted on January 4, 2021 and January 3, 2022 (together with related reinvested dividend equivalents) are reported based on target performance, as the applicable performance period has not yet ended and the EPS (as adjusted for LTIP purposes) for the final year(s) of the performance period has not yet been determined. The number of shares that ultimately vest will depend upon the extent to which the performance measures have been satisfied at the actual end of the applicable performance period and may be fewer or greater than the number reported in the table.

On February 21, 2023, the January 2, 2020 and April 1, 2020 awards based on EPS growth (as adjusted for LTIP purposes) with a performance period that ended on December 31, 2022 vested at 200% of target, or maximum performance. These awards are reported based on the final performance result of 200% of target. For additional detail, see Note B to the 2022 Option Exercises and Stock Vested table below.

(C)	The awards granted on January 3, 2022, January 4, 2021, January 2, 2020 and April 1, 2020 represent service-based restricted stock units that vest ratably over the three years following the grant date of the applicable award on the first NYSE trading day of each year, except that the special award granted to Mr. Wall on January 4, 2021 vests ratably over four years. For information about the treatment of service-based restricted stock units in the event of a termination of employment before the end of the service period or a change in control, see “Severance and Change in Control Benefits” below.
(D)	Includes shares deemed purchased with reinvested dividends and dividend equivalents that become subject to the same forfeiture conditions as the shares to which the dividends relate. Does not include reinvested dividends and dividend equivalents with a record date of December 22, 2022, which were paid on January 15, 2023.
(E)	The weighted-average exercise price for outstanding options as of December 31, 2022 was (1) $133.50 for Mr. Martin, $131.38 for Mr. Mihalik and $128.06 for Mr. Sagara for all outstanding options; (2) $131.26 for Mr. Martin, $130.18 for Mr. Mihalik and $128.87 for Mr. Sagara for all unexercisable options and (3) $138.70 for Mr. Martin, $134.95 for Mr. Mihalik and $123.80 for Mr. Sagara for all exercisable options.
(F)	These awards vested on January 26, 2023, immediately following the Compensation and Talent Development Committee’s determination and certification of the total shareholder return results. The value realized upon the vesting of these shares is set forth in Note B to the 2022 Option Exercises and Stock Vested table below.
(G)	These awards vested on February 21, 2023, immediately following the Compensation and Talent Development Committee’s determination and certification of the EPS growth (as adjusted for LTIP purposes) results. The value realized upon the vesting of these shares is set forth in Note B to the 2022 Option Exercises and Stock Vested table below.
(H)	The first of three annual installments of these awards vested on January 3, 2023.
(I)	The second of three annual installments of these awards vested on January 3, 2023.
(J)	The third of three annual installments of these awards vested on January 3, 2023.
(K)	The second of four annual installments of Mr. Wall’s special January 4, 2021 award vested on January 3, 2023.

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Option Exercises and Stock Vested

We summarize below the restricted stock units that vested during 2022 for each of our executive officers named in the 2022 Summary Compensation Table. No named executive officers exercised stock options in 2022.

2022 OPTION EXERCISES AND STOCK VESTED

	Stock Awards
	Number of Shares Acquired on Vesting	Value Realized on Vesting(A)(B)
Jeffrey W. Martin	38,656	$5,229,495
Trevor I. Mihalik	10,249	$1,381,824
Kevin C. Sagara	10,586	$1,419,087
Karen L. Sedgwick	2,494	$334,504
Peter R. Wall	4,021	$536,400

(A)	Market value of vesting stock (including reinvested dividends) at the vesting date, determined by multiplying the number of shares vested by the closing price of our common stock on the vesting date. Also includes the dividend equivalent with a record date of December 23, 2021, that was paid on January 15, 2022.
(B)	The performance-based restricted stock unit awards granted in January 2019 that measured total shareholder return performance against the S&P 500 Utilities Index companies and the S&P 500 Index companies vested on January 20, 2022 at 64.0% of target performance and 1.6% of target performance, respectively. The performance-based restricted stock unit awards granted in January 2019 based on EPS growth (as adjusted for LTIP purposes) vested on February 22, 2022 at 200% of target performance. Mr. Mihalik elected to defer 15% of all vesting 2019 performance-based restricted stock units (equal to 1,319 shares of common stock) into the nonqualified Employee and Director Savings Plan. These deferred performance-based restricted stock units will be settled for shares of our common stock in one lump sum in January of the year following Mr. Mihalik’s separation of service from the company, subject to certain delays required by applicable law. Service-based restricted stock unit awards that vested on January 3, 2022 consisted of the third of three annual installments of the annual awards granted to Messrs. Mihalik, Sagara and Wall and Ms. Sedgwick on January 2, 2019; the second of three annual installments of the annual awards granted to Messrs. Mihalik, Sagara and Wall and Ms. Sedgwick on January 2, 2020 and to Mr. Wall on April 1, 2020; the first of three annual installments of the annual awards granted to Ms. Sedgwick and Mr. Wall on January 4, 2021; the second of two annual installments of the special award granted to Mr. Sagara on January 2, 2020; and the first of four annual installments of the special award granted to Mr. Wall on January 4, 2021.

The performance-based restricted stock unit awards granted in January 2020 and April 2020 that measured total shareholder return performance against the S&P 500 Utilities Index companies and the S&P 500 Index companies vested on January 26, 2023 at 130.5% of target performance and 80.8% of target performance, respectively. The performance-based restricted stock unit awards granted in January 2020 and April 2020 based on EPS growth (as adjusted for LTIP purposes) vested on February 21, 2023 at 200% of target performance. Service-based restricted stock unit awards that vested on January 3, 2023 consisted of the third of three annual installments of the annual awards granted to Messrs. Mihalik, Sagara and Wall and Ms. Sedgwick on January 2, 2020 and to Mr. Wall on April 1, 2020; the second of three annual installments of the annual awards granted to Ms. Sedgwick and Mr. Wall on January 4, 2021; the first of three annual installments of the annual awards granted to Ms. Sedgwick and Mr. Wall on January 3, 2022; and the second of four annual installments of the special award granted to Mr. Wall on January 4, 2021. The number of shares acquired upon the vesting of these awards and their market value (including the units and the value of the dividend equivalent with a record date of December 22, 2022, which was paid on January 15, 2023), none of which are reflected in this table due to the vesting of the applicable awards after December 31, 2022, were 50,497 shares and $7,999,789 for Mr. Martin; 15,924 shares and $2,519,167 for Mr. Mihalik; 8,494 shares and $1,341,956 for Mr. Sagara; 3,454 shares and $541,105 for Ms. Sedgwick; and 5,902 shares and $922,351 for Mr. Wall.

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Executive Compensation

Pension Benefits

Our named executive officers participate in our Cash Balance Plan, a broad-based tax-qualified retirement plan that is subject to certain limits under the Internal Revenue Code. Under the plan, we annually credit to a notional account for each participant an amount equal to 7.5% of the participant’s salary and performance-based annual bonus. Account balances earn interest and are fully vested after three years of service.

In addition to the Cash Balance Plan, Messrs. Martin, Mihalik and Sagara participate in a Supplemental Executive Retirement Plan, a nonqualified pension plan designed to recruit and retain executive talent. Under the plan, benefits are calculated using a defined benefit formula based on final average earnings (average base salary for the two consecutive years of highest base salary prior to retirement plus the average of the three highest annual bonuses during the 10 years prior to retirement), years of service and age at retirement of the executive officer. Benefits payable under the Supplemental Executive Retirement Plan are reduced by benefits payable under the Cash Balance Plan.

Benefits under the defined benefit formula begin to vest after five years of service and attainment of age 55, with full vesting when age plus years of service total 70 or the executive attains age 60. Benefits for Mr. Sagara, who became a participant in the plan on August 11, 2018, will not begin vesting in the defined benefit until he has participated in the plan for five years, after which prior service will be considered. Upon normal retirement at age 62, the annual benefit (as a percentage of final average earnings) in the form of a 50% joint and survivor annuity is 20% after five years of service, 40% after 10 years of service, 50% after 15 years of service, 60% after 20 years of service, 62.5% after 30 years of service, and 65% after 40 years of service. Reduced benefits based on age and years of service are provided for retirement as early as age 55 and the completion of five years of service.

Supplemental Executive Retirement Plan participants who have at least three years of service and do not meet the minimum vesting criteria under the defined benefit formula, which includes Mr. Sagara, and Cash Balance Restoration Plan participants, which include Ms. Sedgwick and Mr. Wall, are entitled to a benefit equal to the benefit that would have been received under the tax-qualified Cash Balance Plan but for Internal Revenue Code limitations on pay and benefits under tax-qualified plans. Account balances in the Cash Balance Restoration Plan earn interest and are fully vested after three years of service.

Retiring employees may elect to receive the retirement date present value of their vested accumulated retirement benefits in a single lump sum payment. Alternatively, they may elect an annuity that provides the actuarial equivalent of the lump sum benefit.

We summarize below the present value of accumulated benefits under our various retirement plans at December 31, 2022, for each of our executive officers named in the 2022 Summary Compensation Table.

Pension Benefits At Year-End

	Plan	Years of Credited Service	Present Value of Accumulated Benefit(A)
Jeffrey W. Martin(B)	Cash Balance Plan	18	$421,460
	Supplemental Executive Retirement Plan	18	$38,110,807
	Total		$38,532,267
Trevor I. Mihalik(B)	Cash Balance Plan	10	$226,962
	Supplemental Executive Retirement Plan	10	$7,580,813
	Total		$7,807,775
Kevin C. Sagara(B)(C)	Cash Balance Plan	19	$585,449
	Supplemental Executive Retirement Plan	19	$15,994,035
	Total		$16,579,484
Karen L. Sedgwick(D)	Cash Balance Plan	31	$640,434
	Cash Balance Restoration Plan	31	$193,650
	Total		$834,084
Peter R. Wall(D)	Cash Balance Plan	10	$187,161
	Cash Balance Restoration Plan	10	$158,415
	Total		$345,576
(A)	Amounts are based on the assumptions used for financial reporting purposes set forth in Note 9 of the Notes to Consolidated Financial Statements contained in our 2022 Annual Report to Shareholders, except that retirement age has been assumed to be the earliest time at which the executive could retire under each of the plans without any benefit reduction due to age.

Amounts shown for the Cash Balance Plan are based on the greater of the amounts payable under the plan or the sum of the present value of the accumulated benefit payable under a frozen predecessor plan plus future cash balance accruals. The amounts shown for the Supplemental Executive Retirement Plan and the Cash Balance Restoration Plan are the present value of the incremental benefit over that provided by the Cash Balance Plan.

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(B)	Mr. Martin and Mr. Mihalik are eligible for early retirement benefits under the defined benefit formula of the Supplemental Executive Retirement Plan. Mr. Sagara is not yet vested in a benefit under the defined benefit formula of the Supplemental Executive Retirement Plan. However, Mr. Sagara would have been entitled to the benefit that would have been received under the tax-qualified Cash Balance Plan but for Internal Revenue Code limitations on pay and benefits under tax-qualified plans. At December 31, 2022, Mr. Martin was age 60, Mr. Mihalik was age 56, and Mr. Sagara was age 61. Had they retired at December 31, 2022 and received their benefits under the plans as a lump sum, their early retirement benefits would have been $43,978,209 for Mr. Martin; $9,734,182 for Mr. Mihalik; and $1,494,938 for Mr. Sagara.
(C)	Mr. Sagara’s total service is 26 years, including his prior employment from 1992-1999, for which a pension benefit was distributed in 2000, and 19 years of service following his rehire in 2003. The pension benefits in this table only reflect Mr. Sagara’s service since his rehire in 2003.
(D)	Ms. Sedgwick and Mr. Wall, who are not participants in the Supplemental Executive Retirement Plan, are vested in benefits under the Cash Balance Plan and nonqualified Cash Balance Restoration Plan. Had their respective employment terminated on December 31, 2022, Ms. Sedgwick’s benefit would have been $954,037 and Mr. Wall’s benefit would have been $444,835.

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Executive Compensation

Nonqualified Deferred Compensation

Our nonqualified Employee and Director Savings Plan permits executives to elect on a year-by-year basis to defer the receipt of up to 85% of their annual salary and performance-based annual bonus for payment in installments or in a lump sum at a future date in connection with an executive’s separation of service from the company or on a fixed in-service distribution date. Executive officers also may defer all or a portion of certain performance-based restricted stock unit awards upon vesting.

The timing and form of distribution are selected by the executive at the time of the deferral election, and subsequent changes are limited. In the event of a change in control, participant accounts are distributed in a lump sum immediately prior to the date of the change in control. Deferred amounts are fully vested and earn interest at a rate reset annually to the higher of 110% of the Moody’s Corporate Bond Yield Average Rate or the Moody’s Corporate Bond Yield Average Rate plus 1% (4.06% for 2022) or, at the election of the executive, are deemed invested in investment accounts that mirror the investment accounts available under our tax-qualified 401(k) savings plan in which all employees may participate. Deferrals of performance-based restricted stock unit awards cannot be transferred into other investments and are paid out in shares of common stock in accordance with the officer’s payout elections following separation of service from the company.

The Internal Revenue Code places annual limits on the amounts that employees and employers can defer into a 401(k) savings plan. Because of these limits, the company makes matching contributions for deferred compensation plan participants through the deferred compensation plan. The deferred compensation matching contribution is equal to one-half of the first 6% of the employee’s contributions plus one-fifth of the next 5% of the employee’s contributions less an offset for 401(k) savings plan matching contributions. There are no company matching contributions on deferrals of performance-based restricted stock unit awards.

All employee contributions and related investment earnings in the deferred compensation plan vest immediately. New participants are immediately eligible for company matching contributions and company matching contributions (including related earnings) vest after one year of service.

We summarize below information regarding the participation by each of our named executive officers in our nonqualified deferred compensation plans.

2022 NONQUALIFIED DEFERRED COMPENSATION

	Executive Contributions in 2022(A)	Company Contributions in 2022(B)	Aggregate Earnings in 2022(C)	Aggregate Balance at 12/31/22(D)
Jeffrey W. Martin	$1,407,787	$203,093	$1,300,577	$10,671,169
Trevor I. Mihalik	$645,365	$76,949	$395,911	$3,314,057
Kevin C. Sagara	$82,904	$26,941	$536,707	$6,455,644
Karen L. Sedgwick	$93,648	$22,817	$25,737	$833,559
Peter R. Wall	$67,894	$16,599	$8,045	$239,570

(A)	Executive contributions consist of deferrals of salary and performance-based annual bonus that also are reported as compensation in the 2022 Summary Compensation Table, as well as the deferral at vesting of certain performance-based restricted stock unit awards. Timing differences between reporting bonus compensation in the 2022 Summary Compensation Table (which reports bonus amounts in the year for which they were earned) and related deferral dates (the date on which the bonuses would have been paid to the executive) may in any year result in lesser or greater amounts reported as executive contributions in this table than the amounts that have been reported as compensation for the same year in the 2022 Summary Compensation Table. Executive contributions in 2022 that are also included as 2022 salary reported in the 2022 Summary Compensation Table total $419,712 for Mr. Martin; $124,356 for Mr. Mihalik; $82,904 for Mr. Sagara; $50,748 for Ms. Sedgwick; and $45,058 for Mr. Wall. Deferrals of the 2022 performance-based annual bonus that was paid in March 2023 are not included in this table.
(B)	Company contributions are equal to one-half of the first 6% of the employee’s contributions plus one-fifth of the next 5% of the employee’s contributions less an offset for 401(k) savings plan matching contributions.
(C)	Earnings are measured as the difference in deferred account balances between the beginning and the end of the year plus nonqualified deferred compensation distributions (if applicable) and minus executive and company contributions made during the year. Earnings consisting of above-market interest also are reported in the 2022 Summary Compensation Table. Excluding above-market interest, earnings for 2022 were $1,248,890 for Mr. Martin; $379,789 for Mr. Mihalik; $470,449 for Mr. Sagara; $13,726 for Ms. Sedgwick; and $4,876 for Mr. Wall. These earnings are not reported in the 2022 Summary Compensation Table.
(D)	Year-end balances consist of executive and company contributions and earnings on contributed amounts, less any distributions. All contributions and all earnings that consist of above-market interest have been included in the 2022 Summary Compensation Table for 2022 or prior years. Such aggregate amounts (other than the 2019 bonus paid in 2020) reported in the 2022 Summary Compensation Table for fiscal years 2020, 2021 and 2022 are $3,908,265 for Mr. Martin; $1,707,069 for Mr. Mihalik; $929,116 for Mr. Sagara; $192,554 for Ms. Sedgwick; and $202,809 for Mr. Wall. These amounts do not include deferrals of the 2022 performance-based annual bonus paid in March 2023 but do include deferrals of the 2019 performance-based annual bonus paid in March 2020.

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Severance and Change in Control Benefits

We have a severance pay agreement with each of our named executive officers. Each agreement is for a three-year term and is automatically extended for an additional year upon each agreement’s anniversary unless we or the executive elect not to extend the term.

The severance pay agreements provide executives with severance benefits in the event that we were to terminate the executive’s employment during the agreement’s term for reasons other than “cause” or as a result of death or disability, or the executive were to resign for “good reason.” The nature and amount of the severance benefits vary depending on the executive’s position, and increased benefits are provided if, upon termination, the executive enters into an agreement with the company to provide consulting services for two years and agrees to abide by certain covenants regarding non-solicitation of employees and information confidentiality. Additional benefits also are provided if the termination of employment were to occur within two years following a “change in control” of the company.

The definitions of “cause” and “good reason” vary depending on whether the termination of employment occurs following a change in control of the company. However, “cause” is generally defined to include a willful and continued failure by the executive to perform his or her duties for the company, and “good reason” is generally defined to include adverse changes in the executive’s responsibilities, compensation and benefit opportunities and, following a change in control, certain changes in employment location. A “change in control” is defined in the agreements to generally include events resulting in a change in the effective control of the company or a change in the ownership of a substantial portion of the company’s assets.

Awards granted under our 2019 Long-Term Incentive Plan, which constitute all outstanding awards that have not fully vested, include a “double trigger” provision for vesting of equity in connection with a change in control. Restricted stock unit and stock option awards issued to date under the 2019 Long-Term Incentive Plan, as well as stock option awards issued under the 2013 Long-Term Incentive Plan, all of which are fully vested, provide for continuation following a change in control through the new company’s assumption of the awards or the issuance of replacement awards. Replacement awards must meet certain criteria, which are described in Article 16 of the 2013 Long-Term Incentive Plan and Article 14 of the 2019 Long-Term Incentive Plan. If awards are not assumed or replaced, or if an employee is eligible for retirement (age 55 or older with five or more years of service) as of the date of the change in control, awards would vest upon the change in control. If such awards are subject to performance-based vesting, such awards would vest at the greater of the target performance level or the actual performance level had the performance period ended on the last day of the calendar year immediately preceding the date of the change in control (or, for awards based on total shareholder return, had the performance period ended on the date of the change in control). Messrs. Martin, Mihalik and Sagara and Ms. Sedgwick have reached age 55 and completed at least five years of service and thus are eligible for retirement. In addition, any outstanding awards would immediately vest upon an executive’s involuntary termination other than for cause, resignation for “good reason,” death, disability or retirement, in each case during the three-year period following a change in control.
Service-based awards also vest upon an executive’s death.

With respect to performance-based awards and stock options, if an executive’s employment is terminated after the executive has reached age 55 and completed five years of service (and the termination is other than for cause), and the termination occurs after completion of one year of the applicable performance or service period (or after November 30th of the year in which the grant was made if the executive has attained age 62), the executive’s award is not forfeited as a result of the termination of employment. Performance-based awards continue to be subject to forfeiture based on the extent to which the related performance goals have been satisfied at the end of the applicable performance period. Stock options remain exercisable (subject to the award’s vesting conditions) until the earlier of the third anniversary of the executive’s termination date (fifth anniversary if the executive has attained age 62) or the end of their respective 10-year terms.

If an executive’s employment is terminated and the executive has not met the retirement eligibility criteria specified in the award agreement or the termination is for cause, performance-based awards and unvested stock options are forfeited. Vested stock options expire on the 90th day following termination of employment. If an executive’s employment is terminated by reason of death, the option remains exercisable until the earlier of the third anniversary of the executive’s death or the end of its 10-year term. With respect to service-based awards, if an executive’s employment is terminated during the service period, the award is forfeited, subject to earlier vesting upon a change in control of Sempra, the death of the executive, at the discretion of the Compensation and Talent Development Committee or as otherwise provided in connection with the grant of the award.

We summarize below the benefits each of our executive officers named in the 2022 Summary Compensation Table would have been entitled to receive had we terminated his or her employment (other than for cause) at December 31, 2022, or had the executive resigned for “good reason” on that date, and the benefits each executive would have been entitled to receive had such termination occurred (or such termination was deemed to have occurred in cases of certain involuntary terminations in connection with or in anticipation of a change in control) within two years following a change in control of the company (or within three years for purposes of certain equity award acceleration, and assuming such awards were assumed or replaced in such change in control). These amounts assume the executive had entered into a two-year consulting, non-solicitation and confidentiality agreement providing for enhanced severance. We also show the benefits that each executive would have been entitled to receive in the event of his or her death on December 31, 2022. In addition, we show the benefits that each executive would have been entitled to receive (accelerated vesting of restricted stock units and stock options) had a change in control of the company occurred on December 31, 2022, whether or not accompanied or followed by a termination of the executive’s employment.

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SEVERANCE AND CHANGE IN CONTROL BENEFITS

	Termination of Employment by the Company Without Cause or by the Executive Officer for Good Reason or Death			Change in Control Only
	Unrelated to a Change in Control	Related to a Change in Control	Resulting from Death	(Without Termination of Employment)
Jeffrey W. Martin
Lump Sum Cash Payment(A)	$9,946,667	$14,920,000
Acceleration of Existing Equity Awards(B)		35,868,403		$35,868,403
Enhanced Retirement Benefits(C)
Health & Welfare Benefits(D)	55,213	116,997	(D)
Financial Planning(E)	50,000	75,000
Outplacement	50,000	50,000
Total	$10,101,880	$51,030,400		$35,868,403
Trevor I. Mihalik
Lump Sum Cash Payment(A)	$4,067,067	$6,100,600
Acceleration of Existing Equity Awards(B)		10,110,821	$118,829	$10,110,821
Enhanced Retirement Benefits(C)		2,174,888	2,174,888
Health & Welfare Benefits(D)	55,213	116,774
Financial Planning(E)	50,000	75,000
Outplacement	50,000	50,000
Total	$4,222,280	$18,628,083	$2,293,717	$10,110,821
Kevin C. Sagara
Lump Sum Cash Payment(A)	$3,817,000	$5,725,500
Acceleration of Existing Equity Awards(B)		7,981,371	$120,855	$7,981,371
Enhanced Retirement Benefits(C)		16,234,598	16,234,598
Health & Welfare Benefits(D)	54,949	122,725
Financial Planning(E)	50,000	75,000
Outplacement	50,000	50,000
Total	$3,971,949	$30,189,194	$16,355,453	$7,981,371
Karen L. Sedgwick
Lump Sum Cash Payment(A)	$1,219,550	$1,626,067
Acceleration of Existing Equity Awards(B)		2,238,140	$464,414	$2,238,140
Enhanced Retirement Benefits(C)
Health & Welfare Benefits(D)	41,410	58,665
Financial Planning(E)	37,500	50,000
Outplacement	50,000	50,000
Total	$1,348,460	$4,022,872	$464,414	$2,238,140
Peter R. Wall
Lump Sum Cash Payment(A)	$1,135,300	$1,513,733
Acceleration of Existing Equity Awards(B)		3,009,519	$1,069,635
Enhanced Retirement Benefits(C)
Health & Welfare Benefits(D)	41,054	58,098
Financial Planning(E)	37,500	50,000
Outplacement	50,000	50,000
Total	$1,263,854	$4,681,350	$1,069,635	$–
Total After Severance Reduction(F)	$1,263,854	$4,226,549	$1,069,635	$–

(A)	For Messrs. Martin, Mihalik and Sagara, the severance payment is equal to one times (two times if related to a change in control) the sum of (i) annual base salary and (ii) the higher of the average of the last three performance-based annual bonuses or his target bonus for the year in which the termination occurs. For Ms. Sedgwick and Mr. Wall, the severance payment is equal to one-half times (one times if related to a change in control) the sum of (i) annual base salary and (ii) the higher of the average of the last three performance-based annual bonuses or his or her target bonus for the year in which the termination occurs. An additional one times the sum of annual base salary and the higher of the average of the last three performance-based annual bonuses or target bonus for the year in which the termination occurs is conditioned upon the executive’s agreement to provide post-termination consulting services and abide

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Executive Compensation

by restrictive covenants related to non-solicitation and confidentiality. In addition, in the event a termination occurs or is deemed to occur within two years following a change in control, or in the event of an executive’s death or disability, an executive will also receive a prorated bonus for the year of termination equal to the greater of the average of the last three performance-based annual bonuses or the target bonus for the year in which the termination occurs. If the executive receives a bonus under the annual bonus plan for the year of termination, such bonus is offset by the prorated bonus provided under the severance pay agreement. For each of the named executive officers, the amount shown in the table above excludes payment of the bonus earned in the year of termination because the actual 2022 bonus under the annual bonus plan exceeds the 2022 bonus payable under the severance pay agreement.

(B)	Fair market value at December 31, 2022, of shares subject to stock options and performance-based and service-based restricted stock units for which forfeiture restrictions would terminate. Includes the value of the 2020 performance-based restricted stock unit awards that vested in early 2023. The value realized upon the vesting of these awards is discussed in Note B to the “2022 Option Exercises and Stock Vested” table above. Any outstanding awards would immediately vest upon an executive’s involuntary termination (other than for cause), termination for “good reason”, death, disability or retirement, in each case that occurs or is deemed to occur during the three-year period following a change in control for the amounts listed under the “Related to a Change in Control” column and upon these events for the amounts listed under the “Unrelated to a Change in Control” column. Assuming any outstanding awards were assumed or replaced in a change in control, such awards would immediately vest upon a change in control without an accompanying termination only if an employee is eligible for retirement (age 55 or older with five or more years of service) as of the date of the change in control for the amounts listed under the “Change in Control Only” column. Service-based awards would vest upon an executive’s death.
(C)	For Messrs. Mihalik and Sagara, the amounts shown for termination related to a change in control are the incremental actuarial value assuming that they had attained age 62, but reduced for applicable early retirement factors. For termination resulting from death, the $2,174,888 shown for Mr. Mihalik and the $16,234,598 shown for Mr. Sagara are the difference between the death benefit under the plan and the benefit that would have been payable in connection with a voluntary termination on December 31, 2022. For the other named executive officers, there is no difference between the death benefit and the benefit payable in connection with a voluntary termination.
(D)	Estimated value associated with continuation of health benefits for two years (18 months for Ms. Sedgwick and Mr. Wall) for termination unrelated to a change in control and continuation of health, life, disability and accident benefits for three years (two years for Ms. Sedgwick and Mr. Wall) for termination related to a change in control. In addition, Mr. Martin is eligible to receive the life insurance benefit payable upon death described under “Compensation Discussion and Analysis—Compensation Components—Benefit Plans—Health, Life Insurance and Disability Plans and Other Executive Benefits,” which in the event his death had occurred on December 31, 2022 would have been $11,000,000.
(E)	Estimated value associated with continuation of financial planning services for two years (18 months for Ms. Sedgwick and Mr. Wall) for termination unrelated to a change in control, and three years (two years for Ms. Sedgwick and Mr. Wall) for termination related to a change in control.
(F)	Under the severance pay agreements, the change in control severance payments may be reduced to ensure that the total benefit falls below the excise tax threshold under Section 280G of the Internal Revenue Code. Such reduction will not apply if the executive’s net after-tax unreduced benefit would equal or exceed 105% of the net after-tax reduced benefit.

Executive officers who voluntarily terminate their employment (other than for “good reason”) or whose employment is terminated by the company for cause are not entitled to severance benefits. Our executives also may be eligible for certain payments under our retirement or deferred compensation plans as described above under “Compensation Discussion and Analysis—Compensation Components—Benefit Plans—Retirement and Savings Plans,” “Pension Benefits,” and “Nonqualified Deferred Compensation.”

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Executive Compensation

Pay-Versus-Performance

The information below has been prepared in accordance with the SEC’s recently adopted pay-versus-performance disclosure rules, which include a new measure called “Compensation Actually Paid” (CAP).

It is important to note that CAP does not represent the actual amount of pay that has been fully earned or realized, either in the year set forth in the table or at all. For a fulsome description of our executive compensation program and the alignment of executive compensation and performance for our principal executive officer (PEO) and our non-PEO named executive officers (Non-PEO NEOs), please refer to the Compensation Discussion and Analysis on pages 48 through 72 in this proxy statement.

2022 PAY-VERSUS-PERFORMANCE TABLE
					Value of Initial Fixed $100 Investment Based on
Year (a)	Summary Compensation Table Total for PEO(A) (b)	Compensation Actually Paid to PEO(A) (c)	Average Summary Compensation Table Total for Non-PEO NEOs(A) (d)	Average Compensation Actually Paid to Non-PEO NEOs(A) (e)	Total Shareholder Return(B) (f)	Peer Group Total Shareholder Return(B) (g)	Net Income (in millions)(C) (h)	ABP Earnings (in millions)(D) (i)
2022(E)	$18,608,094	$34,176,500	$4,171,843	$6,055,283	$113	$120	$2,285	$2,947
2021(E)	$24,675,982	$11,770,982	$4,727,198	$2,995,826	$94	$118	$1,463	$2,558
2020(E)	$23,181,719	$1,151,962	$5,277,710	$337,680	$87	$100	$4,105	$2,339

(A)	The amounts reported in the “Compensation Actually Paid to PEO” and “Average Compensation Actually Paid to Non-PEO NEOs” columns do not reflect the actual compensation paid to or realized by the PEO or the Non-PEO NEOs during each applicable year. The calculation of compensation actually paid (CAP) for purposes of this table includes point-in-time valuations as required by the SEC’s prescribed methodology of stock awards and option awards (collectively, Equity Awards), including unvested Equity Awards, and these values fluctuate based on the company’s stock price. See the 2022 Summary Compensation Table (SCT) for the amounts of the PEO’s and each of the Non-PEO NEO’s base salary, annual bonus plan award and certain other compensation and the 2022 Option Exercises and Stock Vested table for the value realized by each of them upon the vesting of restricted stock unit awards and the exercise of stock options during 2022.

The following adjustments were made to the amounts reported in the Total column of the SCT (SCT Total Compensation), which are reported in columns (b) and (d), to derive the CAP reported in columns (c) and (e), respectively:
PEO: SCT Total Compensation to CAP Reconciliation:

Year	Total Compensation Reported in SCT	Equity Awards Reported in SCT(1)	Adjusted Equity Awards Included in CAP(2)	Change in Pension Value Reported in SCT(3)	Adjusted Change in Pension Value Included in CAP(4)	CAP
2022	$18,608,094	$(10,185,024)	$26,303,071	$(1,882,015)	$1,332,374	$34,176,500
2021	$24,675,982	$(8,916,873)	$4,149,864	$(9,910,201)	$1,772,210	$11,770,982
2020	$23,181,719	$(7,266,822)	$(5,217,066)	$(10,532,416)	$986,547	$1,151,962

Average Non-PEO NEOs: SCT Total Compensation to CAP Reconciliation:

Year	Average Total Compensation Reported in SCT	Average Equity Awards Reported in SCT(1)	Average Adjusted Equity Awards Included in CAP(2)	Average Change in Pension Value Reported in SCT(3)	Average Adjusted Change in Pension Value Included in CAP(4)	Average CAP
2022	$4,171,843	$(1,722,654)	$3,953,284	$(718,428)	$371,238	$6,055,283
2021	$4,727,198	$(1,519,041)	$844,567	$(1,617,653)	$560,755	$2,995,826
2020	$5,277,710	$(1,751,610)	$(1,840,045)	$(1,614,520)	$266,145	$337,680

(1)	The amounts in this column are equal to the sum of the amounts in the “Stock Awards” and “Option Awards” columns of the 2022 Summary Compensation Table (or, for the Non-PEO NEOs, the average of such sums), which represent the grant date fair value of Equity Awards granted in the applicable year.

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Executive Compensation

(2)	The amounts set forth in the following tables are reflected in this column:

PEO: Equity Award Values Included in CAP

Year	Year-End Fair Value of Current Year Unvested Equity Awards(i)	Change in Fair Value of Prior Years’ Equity Awards Unvested at Year-End(ii)	Fair Value of Equity Awards Granted and Vested in Same Year(iii)	Change in Fair Value between Prior Year- End and Vest Date of Equity Awards Vested in Current Year(iv)	Adjusted Stock and Option Award Values Included in CAP
2022	$16,322,830	$9,756,433	—	$223,808	$26,303,071
2021	$9,523,749	$(5,293,383)	—	$(80,502)	$4,149,864
2020	$6,534,674	$(11,312,907)	—	$(438,833)	$(5,217,066)

Non-PEO NEOs: Equity Award Values Included in CAP

Year	Average Year-End Fair Value of Current Year Unvested Equity Awards(i)	Average Change in Fair Value of Prior Years’ Equity Awards Unvested at Year- End(ii)	Average Fair Value of Equity Awards Granted and Vested in Same Year(iii)	Average Change in Fair Value between Prior Year-End and Vest Date of Equity Awards Vested in Current Year(iv)	Average Adjusted Stock and Option Award Values Included in CAP
2022	$2,671,503	$1,252,325	—	$29,456	$3,953,284
2021	$1,610,174	$(739,051)	—	$(26,556)	$844,567
2020	$801,071	$(2,488,900)	47,106	$(199,322)	$(1,840,045)

(i)	the year-end fair value of any Equity Awards granted in the applicable year that were outstanding and unvested as of the end of the applicable year (or, for the Non-PEO NEOs, the average of such year-end fair values);
(ii)	the amount of change as of the end of the applicable year (from the end of the prior year) in the fair value of Equity Awards granted in prior years that were outstanding and unvested as of the end of the applicable year (or, for the Non-PEO NEOs, the average of such amounts of change);
(iii)	the fair value as of the vesting date of Equity Awards that were granted and vested in the same applicable year (or, for the Non-PEO NEOs, the average of such fair values); and
(iv)	the amount of change as of the vesting date (from the end of the prior year) in the fair value of Equity Awards that were granted in prior years and vested in the applicable year (or, for the Non-PEO NEOs, the average of such amounts of change).

No Equity Awards were granted in prior years that were determined to fail to meet the applicable vesting conditions during the applicable year and no dollar value of dividends or other earnings paid on Equity Awards in the applicable year is not otherwise reflected in the fair value of such award.

The value of Equity Awards included in CAP, as reported in columns (c) and (e), is impacted by changes in our stock price. Our year-end stock price was $151.48 in 2019, $127.41 in 2020, $132.28 in 2021 and $154.54 in 2022.
(3)	The amounts in this column reflect the aggregate change in the actuarial present value of accumulated benefits under all defined benefit and actuarial pension plans reported in the 2022 Summary Compensation Table. Above-market interest on non-qualified deferred compensation reported in the 2022 Summary Compensation Table are not reflected.
(4)	The amounts in this column reflect the actuarily determined service cost for services rendered during each applicable year under all defined benefit and actuarial pension plans. There were no plan amendments to defined benefit and actuarial pension plans during the applicable years that resulted in adjustments for prior service costs.
(B)	The cumulative TSR reflected in each of columns (f) and (g) reflects a three-year measurement period for 2022, a two-year measurement period for 2021 and a one-year measurement period for 2020, in each case for the period starting on December 31, 2019 and assuming the reinvestment of all dividends.

Consistent with the performance graph included in our 2022 Annual Report to Shareholders, the peer group TSR in column (g) is calculated using the S&P 500 Utilities Index as our peer group, with the returns of each component issuer in such index weighted according to the respective issuers’ market capitalization. For additional information, including TSR over the past one-year, five-year, 10-year and 20-year periods for the company, the S&P 500 Utilities Index and the S&P 500 Index, see “Performance Highlights” in the Compensation Discussion and Analysis in this proxy statement.

As part of our compensation program, we granted Equity Awards to our named executive officers in 2020, 2021 and 2022 that use multiple performance measures, including TSR relative to the S&P 500 Utilities Index and the S&P 500 Index. The TSR for the S&P 500 Utilities Index reflected in column
(g) differs from the TSR used for our restricted stock unit awards because the TSR reflected in column (g) is based on the market-capitalization-weighted index while the TSR used for our performance-based restricted stock unit awards is based on our TSR percentile ranking relative to the companies in the S&P 500 Utilities Index, excluding water companies, or the companies in the S&P 500 Index, in each case for the three-year performance period for such awards. For additional information about the performance measures used in our annual long-term incentive plan awards, see “Compensation Components—Long-Term Equity-Based Incentives—Rationale for 2022 Annual LTIP Award Design” and “Compensation Components—Long-Term Equity-Based Incentives—Performance Goals for the 2022 Performance-Based Restricted Stock Units” in the Compensation Discussion and Analysis in this proxy statement.

The value of our TSR is impacted by changes in our stock price. Our year-end stock price was $151.48 in 2019, $127.41 in 2020, $132.28 in 2021 and $154.54 in 2022.
(C)	Net income represents the amount of net income reflected in our audited financial statements for the applicable fiscal year and includes preferred stock dividends, preferred stock dividends of subsidiaries and earnings attributable to noncontrolling interests. Earnings attributable to common shares, which exclude these items, were $2,094 million in 2022, $1,254 million in 2021 and $3,764 million in 2020.

CAP, as reported in columns (c) and (e), includes cash awards under the annual bonus plan. The company financial performance measure under the plan is ABP Earnings. A description of ABP Earnings and its relationship to net income is provided below in footnote (D).
(D)	Although we use numerous financial and non-financial performance measures for the purpose of evaluating company performance for our executive compensation program, we have determined that ABP Earnings is the financial performance measure that, in our assessment, represents the most important performance measure (that is not otherwise required to be disclosed in this table) used to link CAP for the most recently completed fiscal year to company performance. The Compensation and Talent Development Committee uses ABP Earnings, a non-GAAP financial measure, as the company financial performance measure in the annual bonus plan. The amount reported in column (i), which represents earnings used for annual bonus plan purposes (or ABP Earnings), is calculated as Sempra’s GAAP net income, excluding earnings attributable to noncontrolling interests and preferred stock dividends and subject to certain other predefined adjustments. ABP Earnings may be higher or lower than earnings reported in our financial statements (labeled as “earnings attributable to common shares” or “GAAP Earnings”) due to these adjustments, which are described in “Compensation Components—Performance-Based Annual Bonuses—Reconciliation of GAAP Earnings to ABP Earnings” in the Compensation Discussion and Analysis in this proxy statement and in Appendix D to this proxy statement. For additional information about the performance measures used in our annual bonus plan, see “Compensation Components—Performance-Based Annual Bonuses—Annual Bonus Plan Performance Measures” and “Compensation Components—Performance-Based Annual Bonuses—ABP Earnings Goal Determination” in the Compensation Discussion and Analysis in this proxy statement.
(E)	The PEO for 2022, 2021 and 2020 was Mr. Martin. The Non-PEO NEOs for 2022 and 2021 were Messrs. Mihalik, Sagara and Wall and Ms. Sedgwick and the Non-PEO NEOs for 2020 were Messrs. Mihalik, Sagara, Wall, Arriola and Bilicic.

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Executive Compensation

Certain CAP Relationships

The relationships between the company’s TSR and the peer group TSR reported in the 2022 Pay-Versus-Performance table above, as well as between CAP and the company’s TSR, net income and ABP Earnings are shown below. As shown in these charts and as more fully described in the notes to the 2022 Pay-Versus-Performance table above and the Compensation Discussion and Analysis in this proxy statement, there is significant alignment between CAP and the company’s TSR and ABP Earnings, as these are measures that have been selected by the Compensation and Talent Development Committee for use in various elements of our executive compensation program for purposes of aligning executive compensation with company performance. In addition, because a significant portion of target total direct pay to our named executive officers is delivered in the form of long-term equity-based incentives (72% for our PEO and an average of 56% for our Non-PEO NEOs), the change in CAP over time is driven primarily by our stock price and our performance against the metrics that determine vesting of our performance-based restricted stock units. There is less alignment between CAP and the company’s net income because net income, which includes earnings attributable to noncontrolling interests and other amounts that are not indicative of the company’s performance, is not used in our executive compensation programs for this purpose.

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Executive Compensation

Important Performance Measures

As described in the Compensation Discussion and Analysis in this proxy statement, one of the key principles of our executive compensation philosophy is to align pay with short-term and long-term company performance. In our assessment, the most important performance measures used to link executive compensation actually paid to our named executive officers for the most recently completed fiscal year to the company’s performance are listed in the table below. This list includes Safety Measures and ESG Measures, which are non-financial performance measures.
Performance Measure	Description
ABP Earnings	See footnote (D) to the 2022 Pay-Versus-Performance table for information about the use of ABP Earnings in our 2022 executive compensation program.
Relative TSR vs. S&P 500 Utilities Index	See footnote (B) to the 2022 Pay-Versus-Performance table for information about the use of relative TSR in our 2022 executive compensation program.
Relative TSR vs. S&P 500 Index	See footnote (B) to the 2022 Pay-Versus-Performance table for information about the use of relative TSR in our 2022 executive compensation program.
EPS Growth	Our annual long-term incentive plan awards granted in 2020, 2021 and 2022 include a performance-based restricted stock unit award linked to relative EPS growth. The award measures the CAGR of our EPS for the relevant three-year period, and the payout scale is based on the three-year analyst consensus estimates for our S&P 500 Utilities Index peers. Calculation of EPS for purposes of the applicable LTIP award cycle includes certain adjustments, as described under “Compensation Components—Long-Term Equity-Based Incentives—Performance Goals for the 2022 Performance-Based Restricted Stock Units—EPS Growth” in the Compensation Discussion and Analysis in this proxy statement.
Safety Measures	Our annual bonus plan includes Safety Measures as one of its performance measures. These measures are related to employee and contractor safety and SDG&E and SoCalGas operational measures related to public safety, and they were selected by the Compensation and Talent Development Committee because the committee believes that strong safety performance is critical to our infrastructure-intensive businesses. These measures are described under “Compensation Components—Performance-Based Annual Bonuses—ABP Earnings Goal Determination” in the Compensation Discussion and Analysis in this proxy statement.
ESG Measures	Our annual bonus plan includes ESG Measures as one of its performance measures. These measures reflect the company’s key sustainability priorities and initiatives, and they were selected by the Compensation and Talent Development Committee to incentivize progress on these commitments. These measures are described under “Compensation Components—Performance-Based Annual Bonuses—ABP Earnings Goal Determination” in the Compensation Discussion and Analysis in this proxy statement.

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Executive Compensation

Ratio of Chief Executive Officer to Median Employee Pay

The following is a reasonable estimate, prepared under applicable SEC rules, of the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of our other employees. In addition to our full-time U.S. workforce, our employee population includes a substantial percentage of part-time employees and employees in Mexico. Given the different methodologies that various public companies use to determine an estimate of their pay ratio and the differences in employee populations, the estimated ratio reported below should not be used as a basis for comparison between companies.

SEC rules allow us to identify our median employee once every three years unless there has been a change in our employee population or employee compensation arrangements that we reasonably believe would result in a significant change in our pay ratio disclosure. We determined a median employee in 2020 based on a measurement date of December 31, 2020. In determining that median employee, we did not exclude any of our international employees, all of whom are located in Mexico or the Netherlands, and no cost-of-living adjustment was applied. We used a definition of compensation, or “consistently applied compensation measure” (CACM), that included 2020 base salary and 2020 target annual incentive award and selected the median employee from a group of employees who received compensation within plus or minus 1% of the median CACM. Our 2020 median employee separated from service prior to December 31, 2022. Pursuant to SEC rules, we substituted an employee with substantially similar compensation.

To calculate the 2022 pay ratio, we calculated 2022 compensation for Mr. Martin and the median employee using the methodology used for the 2022 Summary Compensation Table plus health and welfare and other nondiscriminatory benefits, which are a key part of our total rewards program. Using this methodology, the 2022 total compensation of our median employee was $132,841 and the 2022 total compensation of our Chief Executive Officer was $18,632,066. For 2022, we estimate that the ratio of Chief Executive Officer pay to median employee pay was 140:1.

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About the Annual Shareholders Meeting
and Voting

Attending the Annual Shareholders Meeting

1.	What is the format of the Annual Shareholders Meeting, and what content will be covered?

In line with our strategic focus on helping enable the energy transition and in support of the health and safety of our shareholders, employees and directors in light of the continued impact of the COVID-19 pandemic, we are holding the Annual Shareholders Meeting online in a virtual-only format that reduces the transportation costs and environmental impact of the Annual Shareholders Meeting and provides all shareholders the opportunity to attend and participate in the meeting from any location. See Questions 3 and 4 below for information about attending and participating in the meeting.

The content of the Annual Shareholders Meeting will consist of the formal shareholder meeting business items outlined in Question 13 below. We do not intend to hold a business update at the Annual Shareholders Meeting, but we will answer questions related to our business and operations following adjournment of the formal business portion of the meeting during a question-and-answer session. For information about our business, we encourage you to review our 2022 Annual Report to Shareholders, which is available on the Internet at www.sempra.com/2023-annual-meeting, at www.proxyvote.com and on the SEC’s website at www.sec.gov.

2.	Who can attend, vote and submit questions at the virtual Annual Shareholders Meeting, and how do I do so?

Attending the Meeting in Listen-Only Mode. We will permit all persons, including shareholders of record, beneficial owners of shares held in “street name” through a bank, broker or other nominee and non-shareholder guests, to attend the Annual Shareholders Meeting being conducted online via live audiovisual webcast in listen-only mode. Please visit www.virtualshareholdermeeting.com/SRE2023 at the date and time of the meeting to attend in this limited capacity. Please note that individuals attending the meeting in this capacity will not be able to vote or submit questions.

Attending and Participating in the Meeting, Including Voting and Submitting Questions. You are eligible to attend and participate in the Annual Shareholders Meeting, including to submit questions at the meeting and vote your shares at the meeting prior to the closing of the polls, if you were a shareholder as of March 17, 2023, the record date for the meeting, and you visit www.virtualshareholdermeeting.com/SRE2023 at the date and time of the meeting and follow the instructions in Question 3 below (which include entering your 16-digit control number when logging into the meeting site). Additional instructions on how to attend and participate in the virtual meeting are posted at www.proxyvote.com. Owners of shares held in any of the Employee Savings Plans, which are discussed in Question 12 below, may submit questions at the meeting but will not be able to vote these shares at the meeting.

3.	How do I participate in the virtual Annual Shareholders Meeting?

The Annual Shareholders Meeting conducted online via live audiovisual webcast will begin promptly at 9 a.m. Pacific Time on Friday, May 12, 2023. We encourage you to access the meeting site at www.virtualshareholdermeeting.com/SRE2023 and enter your 16-digit control number prior to the start time. Online check-in will begin at 8:30 a.m. Pacific Time, and you should allow ample time for check-in procedures on the day of the meeting.

Where to Find/Obtain a 16-Digit Control Number. To be able to submit questions and vote at the virtual meeting prior to the closing of the polls (other than owners of shares held in any of the Employee Savings Plans, who may submit questions at the meeting but will not be able to vote these shares at the meeting), shareholders will need to log into the meeting site with the 16-digit control number shown on your notice about the Internet availability of our proxy materials, proxy card or voting instruction form. If you are a beneficial owner of shares held through a bank, broker or other nominee and your voting instruction form does not indicate that you may vote your shares through www.proxyvote.com, you will need to obtain a “legal proxy” from your bank, broker or other nominee (preferably at least five days before the Annual Shareholders Meeting) to receive a 16-digit control number that may be used to log into the meeting site. If you are a beneficial owner who needs to obtain such a “legal proxy” to attend the meeting, please follow the specific instructions to do so provided by your bank, broker or other nominee. Shareholders of record needing assistance with control numbers may call the technical support numbers referenced in Question 4 below beginning April 12, 2023, and beneficial owners needing assistance with control numbers should contact their bank, broker or other nominee.

How to Submit Questions During the Meeting. Each shareholder who logs into the virtual meeting site using a 16-digit control number will be able to submit questions during the meeting. Each shareholder also must provide his or her name and email address upon logging into the meeting site in order for any submitted questions to be recognized during the meeting.

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About the Annual Shareholders Meeting and Voting

How Shareholder Questions Will Be Addressed During the Meeting. Just as we have done for in-person meetings in the past, representatives from the company generally will answer questions, as time permits, in the order they are received and as recognized by the Chair of the meeting in his or her sole discretion, except that questions not directly related to the business of the meeting will be reserved for a question-and-answer session to start immediately following adjournment of the formal business portion of the meeting and continue until a reasonable time as determined by the Chair of the meeting. Each question recognized by the Chair of the meeting, as well as the identity of the shareholder posing the question, will be read by the Chair so that all meeting attendees can hear the question as well as the response. If any shareholder submits questions that cannot be answered within the time available, due to time constraints, technical difficulties or for any other reason, the shareholder may contact our investor relations department at investor@sempra.com or (619) 696-2901 after the meeting concludes to obtain responses to these questions. We generally will not restrict the content covered by the questions that may be asked; however, the meeting may not be used as a forum to present general economic, political or other views that are not directly related to the matters properly before the meeting and questions should be limited to the formal business of the meeting or the business and operations of Sempra. We reserve the right to exclude questions regarding topics that are not pertinent to meeting matters during the formal business portion of the meeting and to exclude questions regarding topics that are not pertinent to company business during the question-and-answer session to follow the formal business portion of the meeting. We also reserve the right, both during the formal business portion of the meeting and the subsequent question-and-answer session, to exclude questions whose answers are contained in this proxy statement or that are otherwise not in compliance with our Rules of Procedure for the Annual Shareholders Meeting. For more information, please consult the Rules of Procedure for the Annual Shareholders Meeting, which will be available at www.sempra.com/2023-annual-meeting before the meeting and on the virtual meeting platform at www.virtualshareholdermeeting.com/SRE2023 during the meeting.

4.	What if I have technical difficulties during the check-in time or during the virtual Annual Shareholders Meeting?

Instructions on how to attend and participate in the virtual meeting are posted at www.proxyvote.com. If you encounter difficulties accessing the meeting site during the check-in or meeting time, please call (844) 983-0876 (U.S. and Canada) or +1 (303) 562-9303 (International) beginning April 12, 2023 for technical support, which numbers also will be posted on the login page at www.virtualshareholdermeeting.com/SRE2023. Please plan to check in before the start time of the meeting so that any technical difficulties may be addressed before the live audiovisual webcast begins. The meeting may be recessed or adjourned at the sole discretion of the Chair of the meeting, including if we experience technical difficulties that prevent us from properly conducting the meeting. If technical issues with the meeting platform prevent the Chair from communicating with shareholders via the meeting site within 60 minutes after the time for which the meeting was called or in the event of a technical malfunction or other significant problem that disrupts our ability to continue the meeting before the polls are closed and the formal business portion of the meeting has been completed, the meeting will be adjourned and will reconvene at the same virtual location on May 16, 2023 at 9 a.m. Pacific Time, unless announced differently at the meeting. In such event, we expect an announcement will be made on www.virtualshareholdermeeting.com/SRE2023 and www.sempra.com/2023-annual-meeting.

How You Can Vote

5.	Who is entitled to vote?

You are entitled to one vote on each of the nine director nominees named in this proxy statement and one vote on each of the other proposals to be voted on at the Annual Shareholders Meeting for each share of our common stock that you owned at the close of business on March 17, 2023, the record date for the meeting and any adjournment or postponement thereof. You may vote all shares owned by you on the record date, including (i) shares held directly in your name as the shareholder of record and (ii) shares held for you as the beneficial owner through a bank, broker or other nominee. On the record date, 314,650,353 shares of our common stock were outstanding.

6.	What is the difference between holding shares as a beneficial owner and as a shareholder of record?

Most of our shareholders hold their shares beneficially through a bank, broker or other nominee rather than having the shares registered directly in their own names.

Beneficial Owner. If your shares are held through a bank, broker or other nominee, it is likely that the shares are registered in the name of the nominee and you are the beneficial owner of such shares. You also are considered the beneficial owner of any shares you may own through any of the Employee Savings Plans. Your bank, broker or other nominee has provided you with voting instructions describing how you may direct the registered holder to vote your shares.

Shareholder of Record. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC (AST), you are the shareholder of record of such shares. We have provided you with either a proxy card to use in voting these shares or a notice about the Internet availability of our proxy materials, each of which instructs you on how you may access our proxy materials on the Internet and vote your shares.

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About the Annual Shareholders Meeting and Voting

7.	How do I vote and how will my shares be voted?

The process for voting your shares depends on how your shares are held. As discussed above, you may hold your shares as a shareholder of record (registered in your own name) or as a beneficial owner (through a bank, broker or other nominee). See Question 12 below for instructions on how you may direct the voting of your shares held in any of the Employee Savings Plans.

Voting by Shareholders of Record. If you are a shareholder of record, you may vote by attending the virtual meeting as described in Questions 2 and 3 above or you may vote by proxy in advance of the meeting. Even if you plan to attend the meeting, we recommend that you vote your shares in advance to be sure your vote will be counted if you later decide not to attend the meeting.

If you are a shareholder of record and would like to vote your shares by proxy in advance of the Annual Shareholders Meeting, you may vote in the following ways:

Internet (including via a mobile device) — by visiting www.proxyvote.com or scanning the QR code on your notice about the Internet availability of our proxy materials or proxy card, and following the other Internet voting instructions included in this proxy statement or on your notice about the Internet availability of our proxy materials or proxy card

Telephone — by calling 1-800-690-6903 and following the other telephone voting instructions included in this proxy statement or on your proxy card

Mail — if you received our proxy materials by mail, by marking, dating and signing your proxy card in accordance with the instructions on the card and returning it by mail in the pre-addressed reply envelope provided with our proxy materials

For Internet and telephone voting, you will need to have your notice about the Internet availability of our proxy materials or proxy card available. Internet and telephone voting will close at 11:59 p.m. Eastern Time on May 11, 2023. If you wish to vote by completing and returning your proxy card by mail, your completed proxy card must be received before the polls close for voting at the Annual Shareholders Meeting or any adjournment or postponement thereof.

Voting by Beneficial Owners. If you hold your shares as a beneficial owner through a bank, broker or other nominee, you should receive separate voting instructions from that entity describing how you may direct the registered holder to vote your shares in advance of the Annual Shareholders Meeting. You may also vote by attending the virtual meeting as described in Questions 2 and 3 above.

Voting of Shares as Directed. Your shares will be voted as you instruct on your proxy card, on your voting instruction form, or pursuant to any of the other methods to direct your vote described above. Except for shares in any of the Employee Savings Plans, which are discussed in Question 12 below, if you submit your vote via the Internet or by telephone in advance of the meeting or sign and return your proxy card without giving specific voting instructions, in each case, such shares will be voted in accordance with the recommendations of our Board of Directors on the proposals described in this proxy statement and in the discretion of the proxy holders on any other matters that properly come before the Annual Shareholders Meeting and any adjournment or postponement thereof.

8.	How can I vote without attending the virtual Annual Shareholders Meeting?

Whether you hold your shares as a shareholder of record or as a beneficial owner, it is not necessary for you to attend the Annual Shareholders Meeting or any adjournment or postponement thereof in order to vote your shares. If you are a shareholder of record, you may vote by submitting a proxy. If you are a beneficial owner of shares, you may vote by submitting voting instructions to the registered owner of your shares or, if you hold shares in any of the Employee Savings Plans, to the trustee of such plans.

For directions on how you may vote, please refer to the instructions in Question 7 above or on your notice about the Internet availability of our proxy materials, proxy card or voting instruction form.

Even if you plan to attend the Annual Shareholders Meeting, we recommend that you also submit your proxy or voting instructions in advance as described in Question 7 above so that your vote will be counted if you later decide not to attend the meeting.

9.	What is the deadline to vote in advance of the Annual Shareholders Meeting?

If you hold shares as a shareholder of record and you wish to vote in advance of the meeting by Internet or by telephone, you must do so before Internet and telephone voting closes at 11:59 p.m. Eastern Time on May 11, 2023. If you hold shares as a shareholder of record and wish to vote in advance of the meeting by mail, your completed proxy card must be received before the polls close for voting at the Annual Shareholders Meeting or any adjournment or postponement thereof.

If you hold shares in any of the Employee Savings Plans, your voting instructions must be received by 8 a.m. Eastern Time on May 9, 2023, for the trustee of the plans to vote your shares in accordance with your instructions. See Question 12 below.

If you hold shares as a beneficial owner (but not through any of the Employee Savings Plans), you should follow the voting instructions provided by your bank, broker or other nominee.

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10.	May I change or revoke my vote?

If you are a shareholder of record, you may change your vote by granting a new proxy bearing a later date (which would automatically revoke the earlier proxy), by providing a written notice of revocation to the attention of our Corporate Secretary at Sempra’s principal executive offices at 488 8th Avenue, San Diego, California 92101 that is received before the polls close for voting at the Annual Shareholders Meeting or any adjournment or postponement thereof, or by attending the virtual Annual Shareholders Meeting and voting at the meeting prior to the closing of the polls as described in Questions 2 and 3 above (which would automatically revoke the previously submitted proxy). Note that if you are a shareholder of record, you cannot change your vote in advance of the meeting using the Internet or telephone voting methods described in Question 7 above after 11:59 p.m. Eastern Time on May 11, 2023. If you are an owner of shares held in any of the Employee Savings Plans, as described in Question 12 below, you cannot change your vote after 8 a.m. Eastern Time on May 9, 2023.

For shares you hold as a beneficial owner, you may change your vote by timely submitting new voting instructions to your bank, broker or other nominee (which would revoke your earlier instructions), or by attending the virtual Annual Shareholders Meeting and voting at the meeting prior to the closing of the polls as described in Questions 2 and 3 above (which would revoke the previously submitted instructions). Beneficial owners of shares should follow the voting instructions provided by their bank, broker or other nominee.

Attending the Annual Shareholders Meeting will not, in itself, cause your previously granted proxy or previously submitted instructions to be revoked. You must submit a new vote during the meeting prior to the closing of the polls in order to do so.

11.	Is my vote confidential?

The Employee Savings Plans automatically provide for confidential voting for the shares in those plans, and votes by beneficial owners of our shares also will be confidential depending on the policies of the applicable bank, broker or other nominee. Shareholders of record may elect that their identity and individual vote be held confidential by making the appropriate selection when voting via the Internet or by telephone or by checking the appropriate box on their proxy card. Confidential voting will not apply to the extent voting disclosure is required by law or is necessary or appropriate to assert or defend any claim relating to voting.

12.	How are shares held in the Employee Savings Plans voted? What happens if I do not timely vote such shares?

If you hold shares through the Sempra Energy Savings Plan, Southern California Gas Company Retirement Savings Plan or San Diego Gas & Electric Company Savings Plan (collectively, the Employee Savings Plans), they will be voted as you instruct via the Internet (including with a mobile device) or by telephone or mail as these voting methods are described in Question 7 above. If you submit your vote without giving specific voting instructions or you do not timely submit your vote, your shares will be voted in the discretion of Newport Trust Company, the independent fiduciary and investment manager for the Sempra Energy Common Stock Fund under the Employee Savings Plans.

For shares held through any of the Employee Savings Plans, your voting instructions must be received by 8 a.m. Eastern Time on May 9, 2023 for Newport Trust Company to vote your shares in accordance with your instructions. Although the meeting site may permit you to cast a vote during the virtual Annual Shareholders Meeting if you choose to attend, that vote will not be counted with respect to any shares held in any of the Employee Savings Plans, which also has been the case at our in-person meetings in past years. Owners of shares through any of the Employee Savings Plans will be able to submit questions during the meeting in the same manner as our other shareholders, if they log into the meeting site using their 16-digit control number as described in Question 3 above.

Information About Proposals To Be Voted On

13.	What items of business will be voted on at the Annual Shareholders Meeting?

The business items to be voted on at the Annual Shareholders Meeting are:

Business Items
Proposal 1. Election of the nine director nominees named in this proxy statement
Proposal 2. Ratification of appointment of Deloitte & Touche LLP as our independent registered public accounting firm
Proposal 3. Advisory approval of our executive compensation
Proposal 4. Advisory approval of how often shareholders will vote on an advisory basis on our executive compensation
Proposal 5. Amendment to our articles of incorporation to increase the number of authorized shares of our common stock
Proposal 6. Amendment to our articles of incorporation to change the company’s legal name
Proposal 7. Amendments to our articles of incorporation to make certain technical and administrative changes
Proposal 8. Shareholder proposal requiring an independent board chairman, if properly presented at the meeting

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About the Annual Shareholders Meeting and Voting

14.	What are my voting choices?

You may vote “FOR” or “AGAINST” the election of each of the director nominees named in this proxy statement or you may “ABSTAIN” from voting on one or more such director nominees (Proposal 1). You may vote “FOR,” “AGAINST” or “ABSTAIN” on each of the other proposals to be voted on at the Annual Shareholders Meeting (Proposals 2, 3, 5, 6, 7 and 8), except that you may vote “1 YEAR,” “2 YEARS,” “3 YEARS” or “ABSTAIN” on the advisory approval of how often shareholders will vote on an advisory basis on our executive compensation (Proposal 4).

15.	How does the Board of Directors recommend that I vote?

Our Board of Directors recommends that you vote your shares as follows:

Proposal	Board Recommendation
1. Election of the nine director nominees named in this proxy statement	FOR each director nominee named in this proxy statement
2. Ratification of appointment of independent registered public accounting firm	FOR ratification of appointment of independent registered public accounting firm
3. Advisory approval of our executive compensation	FOR advisory approval of our executive compensation
4. Advisory approval of how often shareholders will vote on an advisory basis on our executive compensation.	Advisory approval of our executive compensation every 1 YEAR
5. Amendment to our articles of incorporation to increase the number of authorized shares of our common stock	FOR amendment to our articles of incorporation to increase the number of authorized shares of our common stock
6. Amendment to our articles of incorporation to change the company’s legal name	FOR amendment to our articles of incorporation to change the company’s legal name
7. Amendments to our articles of incorporation to make certain technical and administrative changes	FOR amendments to our articles of incorporation to make certain technical and administrative changes
8. Shareholder proposal requiring an independent board chairman	AGAINST shareholder proposal requiring an independent board chairman

16.	What vote is required to approve each item?

Assuming a quorum (as defined in Question 20 below) is present at the Annual Shareholders Meeting, the vote required to approve each item is as follows:

Proposal	Vote Required for Approval
1. Election of the nine director nominees named in this proxy statement	Each director must receive “FOR” votes constituting a majority of the shares represented and voting at the Annual Shareholders Meeting, and the “FOR” votes also must represent more than 25% of our outstanding shares.
2. Ratification of appointment of independent registered public accounting firm	The proposal must receive “FOR” votes constituting a majority of the shares represented and voting at the Annual Shareholders Meeting, and the “FOR” votes also must represent more than 25% of our outstanding shares. Although this is an advisory vote and non-binding, our Audit Committee may reconsider the appointment if it is not ratified.
3. Advisory approval of our executive compensation	The proposal must receive “FOR” votes constituting a majority of the shares represented and voting at the Annual Shareholders Meeting, and the “FOR” votes also must represent more than 25% of our outstanding shares. Although this is an advisory vote and non-binding, our Compensation and Talent Development Committee will take the voting results on this proposal into consideration when making future executive compensation decisions.
4. Advisory approval of how often shareholders will vote on an advisory basis on our executive compensation	The option of “1 YEAR,” “2 YEARS” or “3 YEARS” that receives the greatest number of affirmative votes will be the shareholders’ advisory recommendation of the frequency of future advisory votes on our executive compensation. Although this is an advisory vote and non-binding, our Compensation and Talent Development Committee will take the voting results on this proposal into consideration when determining the frequency of future say-on-pay votes.
5. Amendment to our articles of incorporation to increase the number of authorized shares of our common stock	The proposal must receive “FOR” votes constituting a majority of the outstanding shares entitled to vote on the matter at the Annual Shareholders Meeting.

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Proposal	Vote Required for Approval
6. Amendment to our articles of incorporation to change the company’s legal name	The proposal must receive “FOR” votes constituting a majority of the outstanding shares entitled to vote on the matter at the Annual Shareholders Meeting.
7. Amendments to our articles of incorporation to make certain technical and administrative changes	The proposal must receive “FOR” votes constituting a majority of the outstanding shares entitled to vote on the matter at the Annual Shareholders Meeting.
8. Shareholder proposal requiring an independent board chairman	The proposal must receive “FOR” votes constituting a majority of the shares represented and voting at the Annual Shareholders Meeting, and the “FOR” votes also must represent more than 25% of our outstanding shares.

17.	What happens if additional items are presented at the Annual Shareholders Meeting?

We are not aware of any item that may be voted on at the Annual Shareholders Meeting that is not described in this proxy statement, nor have we received notice of any such item by the deadline prescribed by Rule 14a-4(c)(1) under the Exchange Act. However, the holders of the proxies that we are soliciting will have the discretion to vote them as they determine appropriate on any additional matters that may be voted on at the Annual Shareholders Meeting and any adjournment or postponement thereof, including matters incidental to the conduct of the meeting.

18.	What is a broker non-vote?

Broker non-votes occur on certain proposals when beneficial owners of shares held through a bank, broker or other nominee do not timely provide voting instructions. For beneficial owners of shares, your bank, broker or other nominee must vote your shares according to the specific instructions they receive from you. If you do not timely provide voting instructions to your bank, broker or other nominee, they are, in some cases, permitted to vote your shares in their discretion, but they are not permitted to vote on certain proposals and they may elect not to vote on any of the proposals unless you provide voting instructions. If you do not timely provide voting instructions and your bank, broker or other nominee votes your shares on some but not all proposals, a “broker non-vote” will occur for the proposals on which the bank, broker or other nominee does not vote. Voting your shares will help to ensure that your interests are represented at the meeting. See Question 19 below for information on the effect of abstentions and broker non-votes on each proposal to be voted on at the Annual Shareholders Meeting.

If you have any questions about the proxy voting process, please contact the bank, broker or other nominee that holds your shares.

19.	How are votes counted? What is the effect of abstentions and broker non-votes on each proposal?

You may vote “FOR” or “AGAINST” or you may “ABSTAIN” from voting on any or all of the director nominees named in this proxy statement and on any other proposal to be voted on at the Annual Shareholders Meeting except for Proposal 4, the advisory approval of how often shareholders will vote on an advisory basis on our executive compensation, on which you may vote “1 YEAR,” “2 YEARS,” “3 YEARS” or “ABSTAIN.”

If you indicate “ABSTAIN” on any or all nominees or proposals, your vote will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Shareholders Meeting and any adjournment or postponement thereof (see Question 20 below), but will not be considered a vote cast with respect to the director nominee(s) or other proposal(s) on which you abstain from voting. As a result, abstentions should have no effect on the outcome of the vote for the election of the director nominees named in this proxy statement (Proposal 1), the ratification of the appointment of our independent registered public accounting firm (Proposal 2), the advisory approvals of our executive compensation and how often shareholders will vote on an advisory basis on our executive compensation (Proposals 3 and 4), and the shareholder proposal requiring an independent board chairman (Proposal 8), in each case unless such abstentions result in a failure to obtain affirmative votes representing more than 25% of our outstanding shares. Due to the voting standard for the amendments to our articles of incorporation to increase the number of authorized shares of our common stock, to change the company’s legal name and to make certain technical and administrative changes (Proposals 5, 6 and 7), abstentions on these proposals will have the same effect as a vote against the proposals.

Broker non-votes, which are discussed in Question 18 above, will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Shareholders Meeting and any adjournment or postponement thereof, but will not be considered votes cast with respect to any of the proposals for which they occur. As a result, if broker non-votes occur on the election of any of the director nominees named in this proxy statement (Proposal 1), the ratification of the appointment of our independent registered public accounting firm (Proposal 2), the advisory approvals of our executive compensation and how often shareholders will vote on an advisory basis on our executive compensation (Proposals 3 and 4) or the shareholder proposal requiring an independent board chairman (Proposal 8), they should have no effect on the outcome of any such proposal, unless, in the case of Proposals 1, 2, 3 and 8, such broker non-votes result in a failure to obtain affirmative votes representing more than 25% of our outstanding shares. Proposals 5, 6 and 7, however, must receive “FOR” votes constituting a majority of the outstanding shares entitled to vote on each such proposal at the Annual Shareholders Meeting. Therefore, if broker non-votes occur on the amendments to our articles of incorporation to increase the number of authorized shares of our common stock,

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to change the company’s legal name and to make certain technical and administrative changes (Proposals 5, 6 and 7), they will have the same effect as a vote against each such proposal. See Question 18 above for additional information about broker non-votes.

See Question 21 below for information on the effect of failing to timely vote or voting without giving specific instructions if you are a shareholder of record. See Question 12 above for information on the effect of failing to timely vote or voting without giving specific instructions if you are an owner of shares through any of the Employee Savings Plans.

20.	What constitutes a quorum?

A majority of the outstanding shares of common stock entitled to vote at the Annual Shareholders Meeting or any adjournment or postponement thereof, attending the meeting or represented by proxy, constitutes a quorum for the transaction of business at the meeting. Broker non-votes and abstentions will be counted for purposes of determining whether a quorum is present at the Annual Shareholders Meeting or any adjournment or postponement thereof.

21.	Will shares that I own be voted if I do not timely provide voting instructions?

If you own shares as a shareholder of record, those shares will be voted as you instruct in advance of the meeting via the Internet, by telephone or on your proxy card. If you submit your vote via the Internet or by telephone in advance of the meeting or sign and return your proxy card without giving specific voting instructions, in each case, such shares will be voted in accordance with the recommendations of our Board of Directors on the proposals described in this proxy statement and in the discretion of the proxy holders on any other matters that properly come before the Annual Shareholders Meeting and any adjournment or postponement thereof. If you do not timely vote by one of the voting methods described in Question 7 above, your shares will not be voted unless you, or your proxy holder(s), vote your shares at the Annual Shareholders Meeting by attending the virtual meeting and any adjournment or postponement thereof.

If you are a beneficial owner of shares, those shares will be voted by your bank, broker or other nominee according to the specific instructions they receive from you. If you do not timely provide voting instructions, a broker non-vote may occur for your shares on some or all of the proposals to be voted on at the Annual Shareholders Meeting. See Questions 18 and 19 above for information about broker non-votes and the effect they will have on each proposal to be voted on at the meeting.

Voting your shares will help to ensure that your interests are represented at the meeting.

22.	Where can I find the voting results?

We expect to announce preliminary voting results at the Annual Shareholders Meeting and to publish final results in a current report on Form 8-K that we will file with the SEC following the meeting. The report will be available on our website at www.sempra.com under the “Financials and filings” tab of the “Investors” tab.

Proxy Materials

23.	Why did I receive a notice in the mail about the Internet availability of the proxy materials instead of a paper copy of the materials?

We distribute our proxy materials via the Internet to shareholders who have not requested a paper copy. Beginning on or about March 29, 2023, we mailed notices about the Internet availability of our proxy materials for the Annual Shareholders Meeting, containing instructions on how to access our proxy materials on the Internet and how to request a paper copy by mail or an electronic copy by email. The notice also contains instructions on how you may request our proxy materials by mail (paper copy) or email (electronic copy) on an ongoing basis. If you are a shareholder of record, if you hold shares in any of the Employee Savings Plans, or if you are a beneficial owner of shares held by a bank, broker or other nominee and your voting instruction form includes a 16-digit control number, you may request to receive paper copies of our current and/or future proxy materials via the Internet by visiting www.proxyvote.com and clicking “Delivery Settings,” by telephone at 1-800-579-1639 or by email at sendmaterial@proxyvote.com (if requesting by email, please include in the subject line your 16-digit control number shown on your notice about the Internet availability of our proxy materials or proxy card). If you are a beneficial owner of shares held by a bank, broker or other nominee and your voting instruction form does not include a 16-digit control number, please contact your bank, broker or other nominee directly to request to receive paper copies of our current and/or future proxy materials. We encourage shareholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact of our annual shareholders meetings and our printing and mailing costs.

24.	Why didn’t I receive a notice in the mail about the Internet availability of the proxy materials?

We are providing some of our shareholders, including those who previously have requested a paper copy, with a paper copy of our proxy materials instead of a notice about the Internet availability of our proxy materials.

In addition, we are providing a notice about the Internet availability of our proxy materials by email to our shareholders who previously have elected electronic delivery. The email contains a link to the website where you can access our proxy materials and vote your shares via the Internet in advance of the Annual Shareholders Meeting.

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25.	How can I access the proxy materials over the Internet?

You can access our proxy materials on the Internet at www.proxyvote.com. To view our proxy materials at this site, you will be asked to enter the 16-digit control number shown on your notice about the Internet availability of our proxy materials, proxy card, voting instruction form or, if you obtained a “legal proxy,” the separate information provided to you, that in each case contains additional instructions on how to view our proxy materials on the Internet. In the alternative, if you do not have your 16-digit control number in-hand, you may view our proxy materials at www.sempra.com/2023-annual-meeting or https://materials.proxyvote.com/816851.

26.	How can I elect to receive future proxy materials electronically?

If you are a shareholder of record and wish to request electronic delivery of our proxy materials in the future, please access your account on the Internet at www.astfinancial.com/login to enroll. Please click on “Shareholder Central” to log into your account, then select “Receive Company Mailings Via Email” and provide your email address. If you choose to access our future proxy materials electronically, we will discontinue mailing our proxy materials to you beginning next year, and we will instead send you an email with instructions containing a link to the website where you can access our proxy materials and vote your shares. You may discontinue electronic delivery at any time.

If you are a beneficial owner of shares held by a bank, broker or other nominee and wish to receive electronic delivery of our proxy materials in the future, you may sign up for electronic delivery at www.proxyvote.com and selecting “Delivery Settings” if your voting instruction form includes a 16-digit control number, or you should follow the instructions provided by your bank, broker or other nominee if your voting instruction form does not include a 16-digit control number.

27.	I share an address with another shareholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy?

If you share an address with another shareholder, you may receive only one copy of our proxy materials unless you or the other shareholder have provided contrary instructions. If you are a shareholder of record and you wish to receive a separate copy of these materials, please request the additional copy by contacting our proxy solicitor, Morrow Sodali LLC, at:

SRE.info@investor.morrowsodali.com

(800) 662-5200 (U.S. and Canada) +1 (203) 658-9400 (International)

A separate copy of the materials will be sent promptly following receipt of your request.

If you are a shareholder of record and you wish to receive a separate copy of the proxy materials for our annual shareholders meetings in the future, or if you have received multiple copies of the proxy materials for the Annual Shareholders Meeting and you wish to receive only one copy in the future, please write to or call our transfer agent, AST, at:

(877) 773-6772 (U.S. and Canada) +1 (718) 921-8124 (International)

American Stock Transfer & Trust Company, LLC Attn: Sempra 6201 15th Avenue Brooklyn, NY 11219

If you are a beneficial owner of shares held by a bank, broker or other nominee and you wish to receive a separate copy of these or our future proxy materials, or if you have received multiple copies of these proxy materials and you wish to receive only one copy in the future, please contact your bank, broker or other nominee directly.

28.	What is included in the proxy materials?

Our proxy materials include:

•	Our Notice of Annual Shareholders Meeting
•	Our proxy statement for the Annual Shareholders Meeting, which contains descriptions of the proposals to be voted on at the Annual Shareholders Meeting, the voting process, our Board of Directors and board committees, our corporate governance practices, the compensation of our directors and certain executive officers, and other information
•	Our 2022 Annual Report to Shareholders

If you received a paper copy of these materials by mail, our proxy materials also include a proxy card or voting instruction form. Otherwise, you received a notice about the Internet availability of our proxy materials, which includes instructions on how to access these materials on the Internet and submit your vote.

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Information About 2024 Shareholder Proposals and Director Nominations

29.	How can shareholders submit shareholder proposals to be included in our proxy materials for our annual shareholders meeting in 2024? What is the deadline for submitting any such proposals?

Shareholder proponents who desire to submit shareholder proposals to be included in our proxy materials for our annual shareholders meeting in 2024 must meet the eligibility requirements of the SEC’s shareholder proposal rule (Rule 14a-8 under the Exchange Act), and their proposals must comply with the requirements of that rule to be included in our proxy materials.

Shareholder proposals that are intended to be included in our proxy materials for our annual shareholders meeting in 2024 must be received by our Corporate Secretary no later than 5:00 p.m. Pacific Time on November 30, 2023, and must be submitted to the following address:

Attn: Corporate Secretary Sempra 488 8th Avenue San Diego, CA 92101

Proposals that are not timely submitted or are submitted to the incorrect address or other than to the attention of our Corporate Secretary may, at our discretion, be excluded from our proxy materials.

Question 30 below describes the procedures set forth in our proxy access bylaw provisions through which shareholders may nominate and include director candidates in our proxy statement for our annual shareholders meeting in 2024, and the related deadlines for submission. Question 31 below describes the procedures set forth in our advance notice bylaw provisions through which shareholders may nominate director candidates or present other items of business directly at our annual shareholders meeting in 2024 (meaning that they are not seeking to include such matters in our proxy statement), and the related deadlines for submission.

30.	How may shareholders nominate and include director candidates in our proxy statement for our annual shareholders meeting in 2024? What is the deadline for submitting any such nominations?

Shareholders who wish to submit director nominees for inclusion in our proxy statement for our annual shareholders meeting in 2024 must give written notice of their intention to do so in accordance with the requirements and deadlines described below.

Our bylaws give a shareholder, or a group of no more than 20 shareholders, who has continuously owned at least 3% of our outstanding shares entitled to vote in the election of directors for at least three years, the ability to nominate and include in our proxy statement up to the greater of two directors or 20% of the number of the company’s directors then in office, if the shareholder(s) and the nominee(s) satisfy the requirements specified in our bylaws. Notice of director nominees submitted under these proxy access provisions must be received at least 120 days but not more than 150 days before the first anniversary of the date the definitive proxy statement was first sent to shareholders in connection with our last annual shareholders meeting. The period for our receipt from shareholders of any such notice for our 2024 annual shareholders meeting will begin on October 31, 2023, and end at 5:00 p.m. Pacific Time on November 30, 2023. Any such notice must include the information required by our proxy access bylaw provisions (which may be obtained as provided in Question 34 below) and also must be updated and supplemented as required by those bylaw provisions. Any such notice must be timely delivered in writing to the attention of our Corporate Secretary at Sempra’s principal executive offices at 488 8th Avenue, San Diego, California 92101. We will not include any shareholder-submitted director nominees in our proxy statement for our annual shareholders meeting in 2024 that do not meet the requirements set forth in our bylaws.

These notice requirements applicable under our proxy access bylaw provisions do not apply to shareholder proposals intended for inclusion in our proxy materials for our annual shareholders meeting in 2024 under SEC Rule 14a-8. The requirements and the deadline for submitting those proposals are set forth in Question 29 above. In addition, the notice requirements applicable under our proxy access bylaw provisions do not apply to shareholder proposals or director nominations to be presented directly at our annual shareholders meeting in 2024 (meaning that the proponent is not seeking to include the proposal or nomination in our proxy statement), the procedures and deadlines for which are described in Question 31 below.

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Information About 2024 Shareholder Proposals and Director Nominations

31.	How may shareholders nominate director candidates or present other items of business for consideration at our annual shareholders meeting in 2024 (if they are not seeking to include such matters in our proxy statement for the meeting)? What is the deadline for submitting any such nominations or proposals?

Shareholders who wish to nominate director candidates (outside of our proxy access bylaw provisions) or present other items of business (outside of the SEC Rule 14a-8 process) directly at our annual shareholders meeting in 2024 must give written notice of their intention to do so in accordance with the requirements and deadlines described below.

For any director nominations or proposed items of business that are submitted by shareholders and are not intended to be included in our proxy statement for our annual shareholders meeting in 2024, we must receive notice thereof at least 90 days but not more than 120 days before the first anniversary of the date of our last annual shareholders meeting. The period for our receipt from shareholders of any such notice for our 2024 annual shareholders meeting will begin on January 13, 2024, and end at 5:00 p.m. Pacific Time on February 12, 2024. Any such notice must include the information required by our advance notice bylaw provisions (which may be obtained as provided in Question 34 below) and also must be updated and supplemented as required by those bylaw provisions. Any such notice must be timely delivered in writing to the attention of our Corporate Secretary at Sempra’s principal executive offices at 488 8th Avenue, San Diego, California 92101. We will not entertain any director nominations or other proposals from our shareholders at our annual shareholders meeting in 2024 that do not meet the requirements set forth in our bylaws.

In addition to satisfying the requirements described above, to comply with the SEC’s universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the company’s nominees for our annual shareholders meeting in 2024 must provide a notice to the company including the information required by SEC Rule 14a-19. Any such notice must be delivered in writing to the attention of our Corporate Secretary at Sempra’s principal executive offices at 488 8th Avenue, San Diego, California 92101, no later than 5:00 p.m. Pacific Time on March 13, 2024.

These notice requirements applicable under our advance notice bylaw provisions and the related universal proxy rules requirements do not apply to shareholder proposals intended for inclusion in our proxy materials for our annual shareholders meeting in 2024 under SEC Rule 14a-8. The requirements and the deadline for submitting those proposals are set forth in Question 30 above. In addition, the notice requirements applicable under our advance notice bylaw provisions and the related universal proxy rules requirements do not apply to shareholder nominations of director candidates that are intended to be included in our proxy statement pursuant to our proxy access bylaw provisions for our annual shareholders meeting in 2024, the procedures and deadlines for which are described in Question 30 above.

None of the advance notice requirements described in this Question 31 or in Questions 29 or 30 above apply to questions that a shareholder may wish to submit at the Annual Shareholders Meeting.

32.	May shareholders recommend director candidates to be considered for nomination by our Board of Directors?

Shareholders may recommend director candidates for consideration by the Corporate Governance Committee of our Board of Directors by writing to the attention of our Corporate Secretary at Sempra’s principal executive offices at 488 8th Avenue, San Diego, California 92101. Any such recommendation must be accompanied by a statement from the proposed candidate that he or she would give favorable consideration to serving on the board and should include sufficient biographical and other information about the proposed candidate and his or her qualifications and experience to permit the Corporate Governance Committee to make an informed decision as to whether further consideration of the candidate would be warranted.

104	2023 Proxy Statement

Other Information

33.	Who is making and paying for this proxy solicitation?

Sempra is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing our proxy materials and of soliciting proxies for the Annual Shareholders Meeting. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for forwarding our proxy materials to beneficial owners of our shares.

Our directors, officers and employees may solicit proxies in person, by telephone or by electronic communication. They will not receive any additional compensation for these activities.

We also have engaged Morrow Sodali LLC to provide proxy solicitation services, including assisting us in distributing our proxy materials and soliciting proxies for the Annual Shareholders Meeting. We will pay a base fee of $25,000, plus customary costs and expenses, for these services.

34.	Where can I find more information about Sempra?

Our consolidated financial statements and additional information regarding the company are included in our 2022 Annual Report to Shareholders that accompanies this proxy statement, which includes our Annual Report on Form 10-K for the year ended December 31, 2022 (2022 Form 10-K). We filed our 2022 Form 10-K with the SEC on February 28, 2023. These documents, as well as other documents that we file with the SEC, can be viewed on the Internet on the SEC’s website at www.sec.gov and are available on our website at www.sempra.com under the “Financials and filings” tab of the “Investors” tab. We also will furnish a copy of our 2022 Form 10-K (excluding exhibits, except those that are specifically requested) without charge to any shareholder who so requests by writing to the attention of our Corporate Secretary at Sempra’s principal executive offices at 488 8th Avenue, San Diego, California 92101.

By writing to us, shareholders also may obtain, without charge, copies of our bylaws, Corporate Governance Guidelines, codes of conduct and charters of our standing board committees. These materials also are available on the Internet on our website at www.sempra.com under the “Corporate governance” tab of the “Investors” tab.

35.	Who is Sempra’s transfer agent and how do I contact them?

If you are a shareholder of record and have questions concerning share certificates, dividend checks, ownership transfer or other matters relating to your share account, please contact AST, our transfer agent, at the following address or phone numbers:

(877) 773-6772 (U.S. and Canada) +1 (718) 921-8124 (International)

American Stock Transfer & Trust Company, LLC Attn: Sempra 6201 15th Avenue Brooklyn, NY 11219

We have a dividend reinvestment and Direct Stock Purchase Plan under which you may have all or a portion of your dividends (but not less than 10% of each dividend) automatically reinvested to purchase our shares. You also may elect to purchase additional shares through optional cash payments. This plan is offered only by means of a prospectus. For information about this plan or to obtain a copy of the applicable prospectus, please contact our transfer agent at the address or the phone numbers listed above.

2023 Proxy Statement	105

Other Information

36.	How can I get copies of the proxy materials?

If you need a copy of our proxy materials for the Annual Shareholders Meeting, please contact our proxy solicitor by email, mail or phone as follows:

SRE.info@investor.morrowsodali.com
(800) 662-5200 (U.S. and Canada) +1 (203) 658-9400 (International)
Morrow Sodali LLC 333 Ludlow Street 5th Floor, South Tower Stamford, CT 06902

Shareholders also may write to or email us at the following addresses to request a copy of our proxy materials for the Annual Shareholders Meeting:

Investor@sempra.com
Attn: Corporate Secretary Sempra 488 8th Avenue San Diego, CA 92101

37.	Who do I contact with any additional questions?

If you have any additional questions about the Annual Shareholders Meeting or how you may vote, or how to change or revoke your vote, please contact our proxy solicitor, Morrow Sodali LLC, at the addresses or phone numbers set forth in Question 36 above.

This Notice of Annual Shareholders Meeting and proxy statement are sent by order of the Sempra Board of Directors.

April R. Robinson

Corporate Secretary

Dated: March 29, 2023

106	2023 Proxy Statement

Appendix A

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

RECONCILIATION OF SEMPRA ADJUSTED EARNINGS TO SEMPRA GAAP EARNINGS (Unaudited)(1)

Sempra Adjusted Earnings and Adjusted EPS exclude items (after the effects of income taxes and, if applicable, noncontrolling interests (NCI)) in 2022, 2017 and 2012 as follows:

In 2022:

•	$(199) million impact associated with Aliso Canyon natural gas storage facility litigation and regulatory matters at SoCalGas
•	$(164) million impact from foreign currency and inflation on our monetary positions in Mexico
•	$(355) million net unrealized losses on commodity derivatives
•	$17 million net unrealized gains on a contingent interest rate swap related to the proposed initial phase of the Port Arthur LNG liquefaction project (PA LNG Phase 1 project)
•

$(120) million deferred income tax expense associated with the change in our indefinite reinvestment assertion as a result of progress in obtaining regulatory approvals necessary to close the sale of a 10% NCI in SI Partners to ADIA

In 2017:

•	$(25) million impact from foreign currency and inflation on our monetary positions in Mexico and associated undesignated derivatives
•	$4 million net unrealized gains on commodity derivatives
•	$(208) million write-off of wildfire regulatory asset at SDG&E
•	$(20) million associated with Aliso Canyon litigation reserves at SoCalGas
•	$(47) million impairment of Termoeléctrica de Mexicali (TdM) assets that were held for sale until June 2018 at Sempra Infrastructure
•	$5 million deferred income tax benefit on the TdM assets that were held for sale
•	$28 million of recoveries related to 2016 permanent releases of pipeline capacity at Sempra Infrastructure
•	$(870) million income tax expense from the impact of the Tax Cuts and Jobs Act of 2017 (TCJA)

In 2012:

•	$5 million impact from foreign currency and inflation on our monetary positions in Mexico and associated undesignated derivatives
•	$3 million net unrealized gains on commodity derivatives
•	$(214) million impairment charge related to Sempra Infrastructure’s investment in Rockies Express Pipeline LLC (Rockies Express)

Sempra Adjusted Earnings and Adjusted EPS are non-GAAP financial measures (GAAP represents generally accepted accounting principles in the United States of America). These non-GAAP financial measures exclude significant items that are generally not related to our ongoing business activities and/or are infrequent in nature. These non-GAAP financial measures also exclude the impact from foreign currency and inflation effects on our monetary positions in Mexico and associated undesignated derivatives and unrealized gains and losses on commodity derivatives, which we expect to occur in future periods, and which can vary significantly from one period to the next. Exclusion of these items is useful to management and investors because it provides a meaningful comparison of the performance of Sempra’s business operations to prior and future periods. Non-GAAP financial measures are supplementary information that should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. The table below reconciles for historical periods these non-GAAP financial measures to Sempra GAAP Earnings and GAAP EPS, which we consider to be the most directly comparable financial measures calculated in accordance with GAAP.

(1) This description and reconciliation are different than the predefined adjustments to earnings for annual bonus plan purposes. Please see Appendix D for information about those adjustments.

2023 Proxy Statement	107

Appendix A

RECONCILIATION OF ADJUSTED EARNINGS TO GAAP EARNINGS (Dollars in millions, except per share amounts; shares in thousands)	Pretax amount	Income tax (benefit) expense(1)	Non-controlling interests	Earnings
	Year ended December 31, 2022
Sempra GAAP Earnings				$ 2,094
Excluded items:
Impact associated with Aliso Canyon litigation and regulatory matters	$259	$ (60)	$ —	199
Impact from foreign currency and inflation on our monetary positions in Mexico	49	169	(54)	164
Net unrealized losses on commodity derivatives	669	(138)	(176)	355
Net unrealized gains on a contingent interest rate swap related to the proposed PA LNG Phase 1 project	(33)	6	10	(17)
Deferred income tax expense associated with the change in our indefinite reinvestment assertion related to the sale of NCI to ADIA	—	120	—	120
Sempra Adjusted Earnings				$ 2,915
Diluted EPS:
Weighted-average common shares outstanding, diluted				316,378
Sempra GAAP EPS				$ 6.62
Sempra Adjusted EPS				$ 9.21
	Year ended December 31, 2017
Sempra GAAP Earnings				$ 256
Excluded items:
Impact from foreign currency and inflation on our monetary positions in Mexico and associated undesignated derivatives	$(30)	$84	$(29)	25
Net unrealized gains on commodity derivatives	(7)	3	—	(4)
Write-off of wildfire regulatory asset	351	(143)	—	208
Aliso Canyon litigation reserves	20	—	—	20
Impairment of TdM assets held for sale	71	—	(24)	47
Deferred income tax benefit associated with TdM	—	(8)	3	(5)
Recoveries related to 2016 permanent release of pipeline capacity	(47)	19	—	(28)
Impact from TCJA	—	870	—	870
Sempra Adjusted Earnings				$ 1,389
Diluted EPS:
Weighted-average common shares outstanding, diluted				252,300
Sempra GAAP EPS				$ 1.01
Sempra Adjusted EPS				$ 5.51
Sempra GAAP Earnings CAGR (2017 to 2022)				52%
Sempra Adjusted Earnings CAGR (2017 to 2022)				16%
Sempra GAAP EPS CAGR (2017 to 2022)				46%
Sempra Adjusted EPS CAGR (2017 to 2022)				11%

(1)	Except for adjustments that are solely income tax, income taxes on pretax amounts were primarily calculated based on applicable statutory tax rates. Income taxes on the impairment of TdM were calculated based on the applicable statutory rate, including translation from historic to current exchange rates.

108	2023 Proxy Statement

Appendix A

RECONCILIATION OF ADJUSTED EARNINGS TO GAAP EARNINGS (Dollars in millions, except per share amounts; shares in thousands)	Pretax amount	Income tax expense (benefit)(1)	Earnings
	Year ended December 31, 2012
Sempra GAAP Earnings			$859
Excluded items:
Impact from foreign currency and inflation on our monetary positions in Mexico and associated undesignated derivatives	$(20)	$15	(5)
Net unrealized gains on commodity derivatives	(4)	1	(3)
Impairment of investment in Rockies Express	359	(145)	214
Sempra Adjusted Earnings(2)			$1,065
Diluted EPS:
Weighted-average common shares outstanding, diluted			246,693
Sempra GAAP EPS			$3.48
Sempra Adjusted EPS(2)			$4.32
(1)   Income taxes on pretax amounts were primarily calculated based on applicable statutory tax rates.
(2)   Adjusted Earnings and Adjusted EPS have been updated to reflect the impact from foreign currency and inflation on our monetary positions in Mexico and associated undesignated derivatives and net unrealized gains on commodity derivatives.

2023 Proxy Statement	109

Appendix B

COMPANIES INCLUDED IN GENERAL INDUSTRY MARKET REVIEW

Company	Company	Company
Activision Blizzard, Inc.	Emerson Electric Co.	ONEOK, Inc.
Adobe Inc.	FirstEnergy Corp.	Oshkosh Truck Corporation
Advanced Micro Devices, Inc.	Foot Locker, Inc.	Owens Corning
AECOM Technology Corporation	Fox Corporation	Packaging Corporation of America
AGCO Corporation	Freeport-McMoRan Inc.	Parker-Hannifin Corporation
Altria Group, Inc.	General Mills, Inc.	PayPal Holdings, Inc.
American Airlines Group Inc.	Genuine Parts Company	PG&E Corporation
American Tower Corporation (REIT)	Gilead Sciences, Inc.	PPG Industries, Inc.
Amgen Inc.	Graphic Packaging Holding Company	Public Service Enterprise Group Incorporated
Applied Materials, Inc.	Halliburton Company	QUALCOMM Incorporated
Asbury Automotive Group, Inc.	Hanesbrands Inc.	Regeneron Pharmaceuticals, Inc.
Automatic Data Processing, Inc.	Henry Schein, Inc.	Republic Services, Inc.
AutoNation, Inc.	Hollyfrontier Corporation	Rite Aid Corporation
AutoZone, Inc.	Hormel Foods Corporation	Ross Stores, Inc.
Ball Corporation	Huntington Ingalls Incorporated	Ryder System, Inc.
Baxter International Inc.	Illinois Tool Works Inc.	salesforce.com, inc.
Becton, Dickinson and Company	Insight Partners LP	Sanmina Corporation
Biogen Inc.	International Paper Company	Southern Company
Booz Allen Hamilton Holding Corporation	Interpublic Group of Companies Inc.	Starbucks Corporation
Borg Warner	Intuit Inc.	Stryker Corporation
Boston Scientific Corporation	IQVIA	Texas Instruments Incorporated
Broadcom Inc.	Kellogg Company	Textron Inc.
Campbell Soup Company	Keurig Dr Pepper	The Andersons, Inc
Carrier Global Corporation	Kimberly-Clark Corporation	The Estee Lauder Companies Inc
CDW Corporation	Kinder Morgan Inc	The Gap, Inc.
CenterPoint Energy, Inc.	Kohl’s Corporation	The Goodyear Tire & Rubber Company
Cheniere Energy, Inc.	L3Harris Technologies	The J. M. Smucker Company
CMS Energy Corporation	Lam Research Corporation	The Sherwin-Williams Company
Colgate-Palmolive Company	Land O’Lakes, Inc.	Uber Technologies, Inc.
CommScope Holding Company, Inc.	Leidos Holdings, Inc.	Union Pacific Railroad Company Inc.
Conagra Brands, Inc.	Lennar Corporation	United Natural Foods, Inc.
Consolidated Edison	Liberty Media Corporation	Universal Health Services, Inc.
Constellation Brands, Inc.	Macy’s, Inc.	US Foods, Inc.
Corning Incorporated	ManpowerGroup	V.F. Corporation
Cummins Inc.	Masco Corporation	ViacomCBSInc.
Dana Holding Corporation	McDonald’s Corporation	VISTRA Energy
Darden Restaurants, Inc.	Micron Technology, Inc.	Waste Management, Inc.
DelekUS Holdings, Inc.	Mohawk Industries, Inc.	Wayfair Inc.
DISH Network Corporation	Molson Coors Beverage Company	WEC Energy Group, Inc.
Dominion Energy, Inc.	Mondelez International, Inc.	Western Digital Corporation
Dover Corporation	Motorola Solutions, Inc.	Westlake Chemical
DTE Energy Company	Navistar International Corporation	WestRock Company
Duke Energy Corporation	Netflix, Inc.	Whirlpool Corporation
DXC Technology Company	Newmont Corporation	Xcel Energy Inc.
Eastman Chemical Company	Nordstrom, Inc.	XPO Logistics, Inc.
eBay Inc.	Norfolk Southern Corporation	Zimmer Biomet Holdings, Inc.
Ecolab Inc.	NRG Energy, Inc.
Edison International	NVIDIA Corporation

Note: Revenue data for Constellation Brands, Inc., Footlocker, Inc., Kohl’s Corporation, Rite Aid Corporation, and The Gap, Inc. are based on fiscal year 2021. Information for all other companies is based on fiscal year 2022. Market capitalization, earnings and revenue data was not available for the following companies that were acquired or privately held: Insight Partners LP, Land O’Lakes, Inc., Liberty Media Corporation, and Navistar International Corporation.

110	2023 Proxy Statement

Appendix C

COMPANIES INCLUDED IN UTILITIES MARKET REVIEW

Company	Company	Company
The AES Corporation	DTE Energy Company	NiSource Inc.
Alliant Energy Corporation	Duke Energy Corporation	NRG Energy, Inc.
Ameren Corporation	Edison International	Pinnacle West Capital Corporation
American Electric Power Company, Inc.	Entergy Corporation	PPL Corporation
Atmos Energy Corporation	Evergy, Inc.	Public Service Enterprise Group Inc.
CenterPoint Energy, Inc.	Eversource Energy	Southern Company
CMS Energy Corporation	Exelon Corporation	WEC Energy Group, Inc.
Consolidated Edison, Inc.	FirstEnergy Corp.	Xcel Energy Inc.
Dominion Resources, Inc.	NextEra Energy, Inc.
Note: Excludes water companies

2023 Proxy Statement	111

Appendix D

PERFORMANCE-BASED ANNUAL BONUS PLAN—ADDITIONAL INFORMATION

ADDITIONAL INFORMATION ON PREDEFINED EARNINGS ADJUSTMENTS

Consistent with the approach taken in prior years, the Compensation and Talent Development Committee determined at the beginning of the year that the earnings calculation for annual bonus plan purposes, or ABP Earnings, would be adjusted as follows:

•	Exclude the impact of any unplanned changes in tax laws or regulations and accounting rule changes.
•	Exclude certain nonrecurring items at the discretion of the Compensation and Talent Development Committee, provided that such items do not have a material adverse impact on the company’s stock price, also as determined by the Compensation and Talent Development Committee. Such items would include but not be limited to:
•	the pro forma earnings impact of any acquisition or divestiture to the extent the earnings impact of such acquisition or divestiture or related transaction and integration cost is not included in the Sempra ABP Earnings target.
•	nonrecurring gains or losses related to RBS Sempra Commodities, which was sold in four separate transactions completed in 2010 and 2011.
•	Exclude the variance from plan of the foreign exchange gains or losses, net of inflation, including any associated cost of hedging.
•	Exclude mark-to-market gains or losses.
•	Exclude gains or losses related to legacy litigation matters.
•	Exclude the variance from plan of impacts associated with the non-controlling interest sale of Sempra Infrastructure Partners, including timing variances.
•	Include 10% of any gains or losses related to asset sales and impairments in connection with a sale to the extent the earnings impact of such item is not included in the ABP Earnings target. This is because the Compensation and Talent Development Committee believes that the impact of asset sales should be measured primarily through stock price. Most of the impact would then be reflected in the long-term incentive plan.
•	Exclude items that are required to be excluded from annual bonus plan compensation under the SDG&E and/or SoCalGas General Rate Case decisions.
•	Exclude any earnings impact associated with the decommissioning of the San Onofre Nuclear Generating Station (SONGS).
•	Exclude the variance from plan of the liability insurance expense not recoverable through balancing accounts.
•	Exclude variance from plan of any impairments of the California Assembly Bill 1054 Wildfire Fund.
•	Exclude variance to plan of the impact of material, pending regulatory matters, such as the California Cost of Capital and U.S. Federal Energy Regulatory Commission (FERC) Independent System Operator adder.
•	Exclude one-time nonqualified pension settlement charges and LTIP tax windfall or shortfall to the extent such items are not included in the ABP Earnings target.
•	Limit impact of rabbi trust results (net of deferred compensation) to +/-5% (percentage points) of the ABP Earnings result as calculated without such gains or losses.

112	2023 Proxy Statement

Appendix D

RESULTS OF 2022 ESG MEASURES

The performance factors set forth below are applicable, unless otherwise noted, to Sempra and its U.S. operating companies, which excludes Oncor:

ENVIRONMENTAL
Goal	Status	Commentary
CORE | Include sustainability aspirations in capital allocation processes		The company’s sustainability aspirations are included in investment screening criteria
CORE | Launch program to standardize carbon tracking and reporting		Completed phase one of the company’s carbon tracking and reporting program
CORE | Begin the transition from self-generation to e-drive (grid-connected) support for Cameron LNG Phase 2 development project by filing appropriate FERC permit
Sempra Infrastructure filed permit to transition to electric drive turbines at Cameron LNG Phase 2 development project, which are expected to reduce the scope one emissions footprint of the proposed facility

CORE | Further network resilience with two or more capital projects to address severe weather and wildfire risks
Operating companies advanced numerous modernization and hardening development projects to address severe weather risks, including the Westside Canal Energy Storage project, Borrego and Palomar green hydrogen pilots and over 10 microgrid projects at SDG&E

CORE | Transition to 100% renewable electricity for Sempra headquarters and SDG&E and SoCalGas offices and service centers		Completed for grid-connected Sempra headquarters and Sempra California offices and service centers where a renewable tariff is available
Improve regulatory compact to support higher volumes of cleaner forms of natural gas coming on to the system
At Sempra California, helped secure regulatory approval of a renewable gas standard (Senate Bill 1440) for California investor-owned utilities which targets renewable gas procurement to serve a minimum of 12% bundled core demand by 2030; additionally, helped secure policy support from the CPUC for hydrogen blending demonstrations and filed General Rate Case 2024 applications which advance strategic priorities including sustainability and cleaner fuels

Gain CPUC memorandum account approval for significant new capital project in support of hydrogen infrastructure		Secured CPUC approval of SoCalGas’ memorandum account to proceed with feasibility studies for hydrogen infrastructure
Advance significant interconnections of more than 6,000 megawatts of new renewable generation on Oncor’s transmission network		Exceeded goal for new renewable generation interconnections

2023 Proxy Statement	113

Appendix D

SOCIAL
Goal	Status	Commentary
CORE | 20%-25% of manager-level employees to complete diversity and inclusion (D&I) training		25% of manager-level employees completed D&I training
CORE | 100% of officers and 25% of director-level employees to complete additional diversity training related to leading a multi-generational/multi-ethnic workforce		100% of officers and 94% of director-level employees completed additional diversity training related to leading a multi-generational/multi-ethnic workforce
CORE | Identify more than 40 high-potential employees below the director level and provide tailored leadership, development and training		Identified 100 employees below the director level to participate in the enterprise-wide M-Power mentoring program and receive tailored leadership, development and training
CORE | Transition from pilot to formal launch of two or more Employee Resource Groups (ERGs), with dedicated written charters, skill development sessions, host employee development and other forums tied to workplace D&I issues		• Established 8 additional ERGs for a total of 13 established ERGs across the enterprise • ERG leadership teams receive leadership development coaching and onboarding support
CORE | Focus investments on enhancing lives in the communities we serve by focusing at least 50% of charitable giving on clean energy, sustainability, diversity and efforts to promote an inclusive economy		85% of charitable giving across Sempra California and Sempra Infrastructure, and 95% of charitable giving at Sempra and Sempra Foundation, was in alignment with these categories
Enhance recruiting efforts to include more women and people of color in interviewee pools

•   Developed and launched external-facing social media campaign to increase the rate of female applicants

•   Initiated recruiting relations with two new university campuses

•   SoCalGas is validating physical skill requirements across 80+ roles; Gas Engineering launched Leak Survey Technician training program designed to remove physical barriers for women

•   The SDG&E collective bargaining agreement with the International Brotherhood of Electrical Workers (IBEW) was ratified and includes a new Line Inspector position that reduces specific physical requirements that may have been a barrier for some applicants

•   Developed strategic onboarding program for women in both field and non-field positions

Increase the diversity of SDG&E and SoCalGas expenditures (SDG&E Minimum 35%, Target 38%, Maximum 42%; SoCalGas Minimum 38%, Target 40%, Maximum 43%)		SDG&E’s results were 39.75% and SoCalGas’ results were 42.9%
Average SDG&E and SoCalGas customer survey results above 80% satisfied (Minimum 77%, Target 80%, Maximum 83%)	Not Met	SDG&E’s results were 63.5% and SoCalGas’ results were 79.7%, resulting in an average of 71.6%

114	2023 Proxy Statement

Appendix D

GOVERNANCE
Goal	Status	Commentary
CORE | Provide Sempra board with third-party training on governance and at least one other ESG-related topic		Provided NACD-sponsored ESG training to the Sempra board
CORE | Provide training on the company’s policies and practices regarding responsible stakeholder engagement to officers, director-level employees and other key groups		Completed training on all components for U.S.-based officers, director-level employees and other key groups
CORE | Improve enterprise processes for internal oversight of cyber defense and maturity with a minimum of two enterprise-wide table-top exercises

•   Completed table-top exercises

•   Continued to enhance and formalize cybersecurity governance by establishing a cybersecurity council that provides enterprise-wide oversight and developing a charter for cybersecurity governance and oversight functions

CORE | In addition to engaging with numerous shareholders in our top 50, engage with at least five shareholders outside of our top 50 to obtain diverse and inclusive feedback		Engaged more than five shareholders outside of the top 50
Continue to enhance the standardization of ESG disclosures to better align with TCFD and SASB
Enhanced disclosures in alignment with TCFD and SASB in the 2022 corporate sustainability report in the following areas: workforce composition, biodiversity, water, human rights and U.N. Sustainable Development Goals

Update board configuration and governance of capital allocation at Sempra Infrastructure to reflect ongoing changes in ownership associated with the ADIA closing		Updated board configuration and governance of capital allocation at Sempra Infrastructure to reflect changes in ownership

2023 Proxy Statement	115

Appendix E

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on assumptions with respect to the future, involve risks and uncertainties, and are not guarantees. Future results may differ materially from those expressed or implied in any forward-looking statement. These forward-looking statements represent our estimates and assumptions only as of the date of this proxy statement. We assume no obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise.

In this proxy statement, forward-looking statements can be identified by words such as “believes,” “expects,” “intends,” “anticipates,” “contemplates,” “plans,” “estimates,” “projects,” “forecasts,” “should,” “could,” “would,” “will,” “confident,” “may,” “can,” “potential,” “possible,” “proposed,” “in process,” “construct,” “develop,” “opportunity,” “initiative,” “target,” “outlook,” “optimistic,” “maintain,” “continue,” “progress,” “advance,” “goal,” “aim,” “commit,” or similar expressions, or when we discuss our guidance, priorities, strategy, goals, vision, mission, opportunities, projections, intentions or expectations.

Factors, among others, that could cause actual results and events to differ materially from those expressed or implied in any forward-looking statement include risks and uncertainties relating to:

•	California wildfires, including that we may be found liable for damages regardless of fault and that we may not be able to recover all or a substantial portion of costs from insurance, the wildfire fund established by California Assembly Bill 1054, rates from customers or a combination thereof;
•	decisions, investigations, inquiries, regulations, issuances or revocations of permits or other authorizations, renewals of franchises, and other actions by (i) the California Public Utilities Commission (CPUC), Comisión Reguladora de Energía, U.S. Department of Energy, U.S. Federal Energy Regulatory Commission, Public Utility Commission of Texas, and other governmental and regulatory bodies and (ii) the U.S., Mexico and states, counties, cities and other jurisdictions therein and in other countries in which we do business;
•	the success of business development efforts, construction projects and acquisitions and divestitures, including risks in (i) being able to make a final investment decision, (ii) completing construction projects or other transactions on schedule and budget, (iii) realizing anticipated benefits from any of these efforts if completed, and (iv) obtaining the consent or approval of partners or other third parties, including governmental and regulatory bodies;
•	litigation, arbitrations, property disputes and other proceedings, and changes to laws and regulations, including those related to the energy industry in Mexico;
•	cybersecurity threats, including by state and state-sponsored actors, of ransomware or other attacks on our systems or the systems of third-parties with which we conduct business, including the energy grid or other energy infrastructure, all of which have become more pronounced due to recent geopolitical events, such as the war in Ukraine;
•	our ability to borrow money on favorable terms and meet our debt service obligations, including due to (i) actions by credit rating agencies to downgrade our credit ratings or to place those ratings on negative outlook or (ii) rising interest rates and inflation;
•	failure of foreign governments, state-owned entities and our counterparties to honor their contracts and commitments;
•	the impact on affordability of San Diego Gas & Electric Company’s (SDG&E) and Southern California Gas Company’s (SoCalGas) customer rates and their cost of capital and on SDG&E’s, SoCalGas’ and Sempra Infrastructure’s ability to pass through higher costs to current and future customers due to (i) volatility in inflation, interest rates and commodity prices, (ii) with respect to SDG&E’s and SoCalGas’ businesses, the cost of the clean energy transition in California, (iii) with respect to SDG&E’s business, departing retail load resulting from additional customers transferring to Community Choice Aggregation and Direct Access, and (iv) with respect to Sempra Infrastructure’s business, volatility in foreign currency exchange rates;
•	the impact of climate and sustainability policies, laws, rules, disclosures, and trends, including actions to reduce or eliminate reliance on natural gas, increased uncertainty in the political or regulatory environment for California natural gas distribution companies and the risk of nonrecovery for stranded assets;
•	our ability to incorporate new technologies into our businesses, including those designed to support governmental and private party energy and climate goals;
•	weather, natural disasters, pandemics, accidents, equipment failures, explosions, terrorism, information system outages or other events that disrupt our operations, damage our facilities or systems, cause the release of harmful materials, cause fires or subject us to liability for damages, fines and penalties, some of which may not be recoverable through regulatory mechanisms, may be disputed or not covered by insurers, or may impact our ability to obtain satisfactory levels of affordable insurance;
•	the availability of electric power, natural gas and natural gas storage capacity, including disruptions caused by failures in the transmission grid, pipeline system or limitations on the withdrawal of natural gas from storage facilities;
•	Oncor Electric Delivery Company LLC’s (Oncor) ability to eliminate or reduce its quarterly dividends due to regulatory and governance requirements and commitments, including by actions of Oncor’s independent directors or a minority member director;
•	changes in tax and trade policies, laws and regulations, including tariffs, revisions to international trade agreements and sanctions, such as those that have been imposed and that may be imposed in the future in connection with the war in Ukraine, which may increase our costs, reduce our competitiveness, impact our ability to do business with certain counterparties, or impair our ability to resolve trade disputes; and
•	other uncertainties, some of which are difficult to predict and beyond our control.

We caution you not to rely unduly on any forward-looking statements. You should review and consider carefully the risks, uncertainties and other factors that affect our business as described herein and in other reports that we file with the U.S. Securities and Exchange Commission.

Sempra Infrastructure, Sempra Infrastructure Partners, Sempra Texas, Sempra Texas Utilities, Oncor and Infraestructura Energética Nova, S.A.P.I. de C.V. (IEnova) are not the same companies as the California utilities, SDG&E or SoCalGas, and Sempra Infrastructure, Sempra Infrastructure Partners, Sempra Texas, Sempra Texas Utilities, Oncor and IEnova are not regulated by the CPUC.

116	2023 Proxy Statement

Appendix F

PROPOSED CERTIFICATE OF AMENDMENT OF AMENDED AND RESTATED ARTICLES OF INCORPORATION

The Certificate of Amendment that becomes effective will not mark changes to our Amended and Restated Articles of Incorporation as currently in effect, but this Appendix F has marked all such changes for ease of shareholder review. Words with a double-underline are additions to and words with a strikethrough are deletions from the Amended and Restated Articles of Incorporation as currently in effect. In addition, the Certificate of Amendment that becomes effective will not mark amendments according to the proposal within this proxy statement to which they correspond, but this Appendix F has so marked each such amendment, both in the margin and highlighted as shown in the legend below, for ease of shareholder review. As stated in Proposals 5, 6 and 7, the Certificate of Amendment that becomes effective may also differ substantively from that shown in this Appendix F, which reflects all amendments in Proposals 5, 6 and 7, because it will only incorporate the amendments in the proposals that are approved by the outstanding shares of the company and are not subsequently abandoned by our Board of Directors.

Amendments that will be made if Proposal 5 is approved by the outstanding shares and is not abandoned by our Board of Directors
Amendments that will be made if Proposal 6 is approved by the outstanding shares and is not abandoned by our Board of Directors
Amendments that will be made if Proposal 7 is approved by the outstanding shares and is not abandoned by our Board of Directors

2023 Proxy Statement	117

Appendix F

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

SEMPRA ENERGY

[Name] and [Name] certify that:

1. They are [Title] and [Title], respectively, of Sempra Energy, a California corporation, with California Entity Number 1991515.

2. The Amended and Restated Articles of Incorporation of this corporation are amended as follows:

a. Article I is amended in its entirety to read as follows:

“ARTICLE I

NAME

The name of the corporation is Sempra ~~Energy~~ (hereinafter, the “Corporation” or the “corporation”).”

b. Section 1 of Article III is amended in its entirety to read as follows:

“1. The total number of shares of all classes of stock that the Corporation is authorized to issue is ~~800,000,000~~1,175,000,000, of which ~~750,000,000~~1,125,000,000 shall be shares of common stock, no par value (“Common Stock”), and 50,000,000 shall be shares of preferred stock
(“Preferred Stock”). The Preferred Stock may be issued in one or more series.”

c. Section 3 of Article III is deleted in its entirety.

“~~3. Sections 502 and 503 of the General Corporation Law shall not apply to distributions on~~
~~Common Stock or Preferred Stock.~~”

d. Article IV is amended in its entirety to read as follows:

“ARTICLE IV

DIRECTORS

1.  Each director, including a director elected to fill a vacancy, shall hold office until the expiration of the term for which elected and until a successor has been elected and qualified.
~~Each director elected after May 8, 2006 shall be elected to hold office until the next annual~~
~~meeting of shareholders.~~”

2.  Vacancies in the Board, including, without limitation, vacancies created by the removal of any director, may be filled by a majority of the directors then in office, whether or not less than a quorum, or by a sole remaining director. In accordance with the General Corporation Law, no committee of the Board shall have the authority to fill vacancies on the Board.”

e. Article V is amended in its entirety to read as follows:

Proposal 6

Proposal 5

Proposal 7

Proposal 7

Proposal 7

“ARTICLE V

CUMULATIVE VOTING

No shareholder may cumulate votes in the election of directors, for so long as the
Corporation is~~. This Article V shall become effective only when the Corporation becomes~~ a “listed corporation” within the meaning of Section 301.5 of the General Corporation Law.”

Proposal 7

118	2023 Proxy Statement

Appendix F

3. The foregoing amendments of the Articles of Incorporation have been duly approved by the board of directors.

4. The foregoing amendments of the Amended and Restated Articles of Incorporation have been duly approved by the required vote of shareholders in accordance with Section 902 of the California Corporations Code. The total number of outstanding shares of the corporation entitled to vote on the foregoing amendments was 314,650,353 shares of Common Stock. The number of shares voting in favor of the foregoing amendments equaled or exceeded the vote required. The percentage vote required was not less than a majority of the outstanding shares of Common Stock. In addition, (a) there are no outstanding shares of the Corporation’s 6% Mandatory Convertible Preferred Stock, Series A, or 6.75% Mandatory Convertible Preferred Stock, Series B, and (b) there are 900,000 outstanding shares of the Corporation’s 4.875% Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Stock, Series C, none of which are entitled to vote on the foregoing amendments pursuant to the terms of the Certificate of Determination of Preferences for such series of Preferred Stock.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Dated: [●], 2023

/s/ [Name]

[Name]

[Title]

/s/ [Name]

[Name]

[Title]

2023 Proxy Statement	119

488 8th Ave.

San Diego, CA 92101

sempra.com

© 2023 Sempra Energy. All copyright
and trademark rights reserved.

SEMPRA

488 8TH AVENUE

SAN DIEGO, CA 92101

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Have your proxy card available when you call and use the 16-digit control number shown below. Vote by 11:59 p.m. Eastern Time on May 11, 2023 for shares held directly and by 8:00 a.m. Eastern Time on May 9, 2023 for shares held in the Employee Savings Plans as defined on the reverse side of the card.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your signed proxy card must be received before the polls close.

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Have your proxy card available when you access the website and use the 16-digit control number shown below. Vote by 11:59 p.m. Eastern Time on May 11, 2023 for shares held directly and by 8:00 a.m. Eastern Time on May 9, 2023 for shares held in the Employee Savings Plans as defined on the reverse side of the card.

During The Meeting - Go to www.virtualshareholdermeeting.com/SRE2023

You may attend the meeting via the Internet and vote during the meeting. Use the 16-digit control number shown below to log into the meeting site and follow the instructions.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	V08402-P82932	KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SEMPRA ENERGY (doing business as SEMPRA)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH LISTED NOMINEE.

1.	Election of the Following Nine Director Nominees:

			For	Against	Abstain

	1a.	Andrés Conesa	☐	☐	☐

	1b.	Pablo A. Ferrero	☐	☐	☐

	1c.	Jeffrey W. Martin	☐	☐	☐

	1d.	Bethany J. Mayer	☐	☐	☐

	1e.	Michael N. Mears	☐	☐	☐

	1f.	Jack T. Taylor	☐	☐	☐

	1g.	Cynthia L. Walker	☐	☐	☐

	1h.	Cynthia J. Warner	☐	☐	☐

	1i.	James C. Yardley	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 2 AND 3.

2.	Ratificafion of Appointment of Independent Registered Public Accounting Firm		☐	☐	☐

3.	Advisory Approval of Our Executive Compensation		☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE OF “1 YEAR” FOR PROPOSAL 4.		1 Year	2 Years	3 Years	Abstain

4.	Advisory Approval of How Often Shareholders Will Vote or an Advisory Basis on Our Executive Compensation	☐	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 5, 6 AND 7.		For	Against	Abstain

5.	Amendment to Our Articles of Incorporation to Increase the Number of Authorized Shares of Our Common Stock	☐	☐	☐

6.	Amendment to Our Articles of Incorporation to Change the Company’s Legal Name	☐	☐	☐

7.	Amendments to Our Articles of Incorporation to Make Certain Technical and Administrative Changes	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 8.		For	Against	Abstain

8.	Shareholder Proposal Requiring an Independent Board Chairman	☐	☐	☐

9.	Consideration of any other matters that may properly come before the meeting and any adjournment or postponement of the meeting, on which the proxy holders may vote in their discretion

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF PROPERLY EXECUTED BUT NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES LISTED IN ITEM 1, “FOR” ITEMS 2, 3, 5, 6 AND 7, “1 YEAR” FOR ITEM 4 AND “AGAINST” ITEM 8.

Please indicate if you want confidential voting.		☐

Note: Please sign exactly as your name or names appear(s) on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature of Shareholder [PLEASE SIGN WITHIN BOX]	Date	Signature of Shareholder (Joint Owners)	Date

Sempra Annual Shareholders Meeting Information

Friday, May 12, 2023

9:00 a.m. Pacific Time

Virtual meeting at www.virtualshareholdermeeting.com/SRE2023

To be admitted to the meeting, you must enter the 16-digit control number shown on the reverse side of this proxy card.

Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholders Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com with the 16-digit control number shown on the reverse side of this proxy card.

— — — — — — — — — — — — —  — — — — — — — —  — — — — — — — — — — — — — — — — — — — — — — —  — — — — — — —

V08403-P82932

SEMPRA
ANNUAL SHAREHOLDERS MEETING –– MAY 12, 2023

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

As an alternative to completing this form, you may submit your voting instructions by telephone at 1-800-690-6903 or via the Internet at www.proxyvote.com, following the simple instructions. Use the 16-digit control number shown on the reverse side of this proxy card. If you vote by telephone or by Internet, do not mail this proxy card. The telephone and Internet voting facilities will close at 11:59 p.m. Eastern Time on May 11, 2023. Note: If you hold shares as a participant in the Employee Savings Plans (as defined below), your proxy voting instructions must be received no later than 8:00 a.m. Eastern Time on May 9, 2023.

TREVOR I. MIHALIK, KAREN L. SEDGWICK, AND APRIL R. ROBINSON, jointly or individually and each with full power to act without the others and each with full power of substitution, are authorized to represent and vote the shares of the undersigned at the Sempra 2023 Annual Shareholders Meeting and at any adjournment or postponement thereof, in the manner directed on the reverse side of this card and in their discretion on all other matters that may properly come before the meetting and any adjournment or postponement thereof.

If you are a participant in the Sempra Energy Savings Plan, Southern California Gas Company Retirement Savings Plan or San Diego Gas & Electric Company Savings Plan (collectively, the “Employee Savings Plans”), this proxy card constitutes your instructions to T. Rowe Price, the Employee Savings Plans’ trustee, as to how to vote the shares of Sempra common stock in your plan accounts. If you do not submit valid and timely voting instructions, Newport Trust Company, the independent fiduciary and investment manager for the Sempra common stock in your plan accounts, will direct the vote of the shares in its discretion.

Address changes and comments can be directed to Sempra’s Investor Relations Department at
Investor@sempra.com

(Continued and to be signed on the reverse side)